UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Electronic Arts Inc. Notice of 2019 Annual Meeting of Stockholders

DATE:	August 8, 2019

TIME:	2:00 p.m. (Pacific)

PLACE:	ELECTRONIC ARTS’ HEADQUARTERS
Building 250*
209 Redwood Shores Parkway
Redwood City, CA 94065
* Please note: Building 250 is located on the headquarters’ campus at 250 Shoreline Drive

MATTERS TO BE VOTED UPON:
Agenda Item		Board of Directors Recommendation
1.	The election of nine members of the Board of Directors to hold office for a one-year term.	FOR ALL
2.	Advisory vote on the compensation of our named executive officers.	FOR
3.	Ratification of the appointment of KPMG LLP as our independent public registered accounting firm for the fiscal year ending March 31, 2020.	FOR
4.	Approve our 2019 Equity Incentive Plan.	FOR
5.	Amend and restate our Certificate of Incorporation to permit stockholders holding 25% or more of our common stock to call special meetings.	FOR
6.	To consider and vote upon a stockholder proposal, if properly presented at the Annual Meeting, to enable stockholders holding 15% or more of our common stock to call special meetings.	AGAINST
7.	Any other matters that may properly come before the meeting.
Any action on the items of business described above may be considered at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Stockholders of record as of the close of business on June 14, 2019 are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. A live audio webcast of the Annual Meeting will also be made available at http://ir.ea.com.
Your vote is important. You do not need to attend the Annual Meeting to vote if you have submitted your proxy in advance of the meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, so that your shares may be represented at the Annual Meeting. You may vote on the Internet, in person, by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail, the section titled “Commonly Asked Questions and Answers” beginning on page 62 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card. Please note that this Proxy Statement, as well as our Annual Report on Form 10-K (the “Annual Report”) for fiscal year ended March 31, 2019, is available at http://ir.ea.com.
By Order of the Board of Directors,

Jacob J. Schatz Executive Vice President, General Counsel and Corporate Secretary

Page
2019 PROXY STATEMENT SUMMARY AND HIGHLIGHTS	1
Fiscal 2019 Summary of EA’s Business	1
Executive Compensation Highlights	2
Board Nominees	3
Board Diversity and Refreshment	4
Corporate Governance Highlights and Report	5
Corporate Social Responsibility	5
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7
Director Biographies	7
Director Independence	9
Board of Directors, Board Meetings and Committees	10
Annual Board and Committee Self-Evaluations	11
Compensation Committee Interlocks and Insider Participation	12
Consideration of Director Nominees	12
Global Code of Conduct and Corporate Governance Guidelines	12
Oversight of Risk Issues	12
Insider Trading, Anti-Hedging and Anti-Pledging Policies	13
Related Person Transactions Policy	13
Certain Relationships and Related Person Transactions	14
Director Attendance at Annual Meeting	14
Stockholder Communications with the Board of Directors	14
Other Business	14
Report of the Audit Committee of the Board of Directors	15
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES	17
Fiscal 2019 Director Compensation Table	18
COMPENSATION DISCUSSION AND ANALYSIS	20
Compensation Committee Report on Executive Compensation	30
EXECUTIVE COMPENSATION	31
Fiscal 2019 Summary Compensation Table	31
Fiscal 2019 Grants of Plan-Based Awards Table	34
Outstanding Equity Awards at Fiscal 2019 Year-End	35
Fiscal 2019 Option Exercises and Stock Vested Table	38
Potential Payments Upon Termination or Change in Control	39
Fiscal 2019 Pay Ratio	41
Equity Compensation Plan Information	42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
PROPOSALS TO BE VOTED ON	45
Proposal One: Election of Directors	45
Proposal Two: Advisory Vote on the Compensation of the Company’s Named Executive Officers	46
Proposal Three: Ratification of the Appointment of KPMG LLP, Independent Registered Public Accounting Firm	47
Proposal Four: Approval of Our 2019 Equity Incentive Plan	49
Proposal Five: Amend and Restate Our Certificate of Incorporation to Permit Stockholders Holding 25% or More of Our Common Stock to Call Special Meetings	58
Proposal Six: Stockholder Proposal to Allow Stockholders Holding 15% or More of Our Common Stock to Call Special Meetings	60
COMMONLY ASKED QUESTIONS AND ANSWERS	62
APPENDIX A: 2019 EQUITY INCENTIVE PLAN	A-1
APPENDIX B: AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	B-1

i

In this Proxy Statement, we may make forward-looking statements regarding future events or the future financial performance of the Company. We use words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “predict,” “seek,” “goal,” “will,” “may,” “likely,” “should,” “could” (and the negative of any of these terms), “future” and similar expressions to identify forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, projections of markets relevant to our business, uncertain events and assumptions and other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are not guarantees of future performance and reflect management’s current expectations. Our actual results could differ materially from those discussed in the forward-looking statements. Please refer to the Annual Report for a discussion of important factors that could cause actual events or actual results to differ materially from those discussed in this Proxy Statement. These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to revise or update any forward-looking statement for any reason, except as required by law.
2019 PROXY STATEMENT SUMMARY AND HIGHLIGHTS
This summary highlights information contained in this Proxy Statement, and it is qualified in its entirety by the remainder of this Proxy Statement which was distributed and/or made available via the Internet to stockholders on or about June 21, 2019 along with the Electronic Arts Inc. Notice of 2019 Annual Meeting of Stockholders, Annual Report and form of proxy. You are encouraged to read the entire Proxy Statement carefully before voting. In this Proxy Statement, the terms “EA,” “we,” “our” and “the Company” refer to Electronic Arts Inc.
FISCAL 2019 SUMMARY OF EA’S BUSINESS
Fiscal 2019 was a year of intense competition in the video game industry. While there were many achievements this year that we are proud of, after generating strong financial results and robust stockholder returns from fiscal 2014 through fiscal 2018, we did not perform to our expectations during fiscal 2019. Given the Company’s fiscal 2019 financial performance, and in order to maintain alignment with our pay-for-performance executive compensation philosophy, our CEO and his staff (including the NEOs) requested that they receive no performance cash bonus award for fiscal 2019. The Board (in the case of Mr. Wilson) and the Compensation Committee (in the case of the other NEOs) accepted this request. Likewise, as contemplated by the design of our performance-based restricted stock award (“PRSU”) program, due to the Company’s total shareholder return in fiscal 2019, none of the PRSUs granted in June 2018 vested with respect to the fiscal 2019 performance period.
While we are disappointed with our fiscal 2019 results, we understand the challenges we face, and we will continue to focus on how we can apply the strengths of our Company to capitalize on our opportunities.
Fiscal 2019 GAAP Financial Results and Operating Highlights

•	We generated $4.95 billion of net revenue and $3.33 diluted earnings per share.

•	Our digital net revenue increased to $3.71 billion and represented 75% of our total net revenue.

•	We delivered net income of $1.02 billion and operating cash flow of $1.55 billion.

•	Operating profit margins were 20.1%.

•	We generated net bookings for the fiscal year of $4.94 billion.

•	FIFA 19 was the best-selling console game in Europe in calendar 2018.

•	We launched two new original IP titles, Apex Legends and Anthem.

•	We launched Firestorm battle royale in Battlefield V, the biggest Battlefield live service event ever.
The financial performance, operational achievements and other fiscal year events summarized above provide context for the compensation decisions made by the Compensation Committee and Board of Directors, as well as the decision by the Company’s leadership team to decline bonuses in fiscal 2019.

EXECUTIVE COMPENSATION HIGHLIGHTS
Compensation Principles — Promoting Pay-for-Performance
The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to attract and retain high-performing executives and promote a pay-for-performance approach to executive compensation:

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Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk, based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

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Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that are highly competitive for executive talent; and

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Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent and should reflect each NEO’s individual experience, responsibilities and performance.

Our executive compensation programs are designed to align the interests of our executives with the interests of our stockholders.

What We Do		What We Don’t Do
☑	Incorporate both PRSUs and time-based restricted stock units (“RSUs”)	☒	Have a “single-trigger” change in control plan
☑	Require our executives to satisfy stock holding requirements	☒	Provide excise tax gross-ups upon a change in control
☑	Prohibit all employees from engaging in hedging transactions in EA stock and prohibit executive officers from pledging EA common stock	☒	Have executive employment contracts (other than as required by local jurisdictions)
☑	Conduct annual “say-on-pay” advisory votes	☒	Reprice options without stockholder approval
☑	Recover (clawback) equity compensation for misconduct in the event of a financial restatement	☒	Provide excessive perquisites
☑	Align performance-based equity vesting with stockholder interests
☑	Independent compensation consultant input into the Compensation Committee’s decisions
☑	Annual evaluation of peer group to ensure ongoing relevance of each member

BOARD NOMINEES
The following table provides summary information about our director nominees, each of whom is a current director of the Company.

Name	Principal Occupation	Director Since	Independent	Committee Memberships
Mr. Leonard S. Coleman	Former President of The National League of Professional Baseball Clubs	2001	X	NG, C
Mr. Jay C. Hoag	Founding General Partner, Technology Crossover Ventures	2011	X	C (chair)
Mr. Jeffrey T. Huber	Vice Chairman, GRAIL, Inc.	2009	X	A
Mr. Lawrence F. Probst III (Chairman)	Former Chairman, United States Olympic Committee	1991	X
Ms. Talbott Roche	President and Chief Executive Officer, Blackhawk Network Holdings, Inc.	2016	X	A
Mr. Richard A. Simonson	Advisor to the CEO, Sabre Corporation; Managing Director, Specie Mesa L.L.C.	2006	X	A (chair)
Mr. Luis A. Ubiñas (Lead Director*)	Former President, Ford Foundation	2010	X	NG (chair)
Ms. Heidi J. Ueberroth	President, Globicon	2017	X	C
Mr. Andrew Wilson	Chief Executive Officer, Electronic Arts Inc.	2013

*	Elected by independent directors
NG: Nominating and Governance Committee
C: Compensation Committee
A: Audit Committee

BOARD DIVERSITY AND REFRESHMENT
The Board of Directors routinely assesses its composition and believes that stockholder value can be driven by a board that balances the knowledge and understanding of the Company’s business that results from long-term service with the fresh perspective and ideas driven by the addition of new members. In addition, the Board of Directors believes that complementary and diverse perspectives, whether based on business experience, diversity of gender, ethnicity, culture or other factors, contribute to the Board of Directors’ effectiveness as a whole. The Board of Directors has regularly added new members — three of our nine director nominees have served for fewer than six years — and the two most recent additions to the Board of Directors, Ms. Talbott Roche and Ms. Heidi Ueberroth, represent an increase in the Board of Directors’ gender diversity.

Director Tenure Median Tenure - 8 years Average Tenure - 10.2 years	Director Age Median Age - 56 years old Average Age - 57.3 years old

Director Diversity

* Mr. Coleman, Ms. Roche, Mr. Ubiñas, Ms. Ueberroth

CORPORATE GOVERNANCE HIGHLIGHTS AND REPORT

Board Independence
Independent Director Nominees	8 of 9
Independent Lead Director	Luis A. Ubiñas
Independent Board Committees	All
Conflict of Interest Policy	Yes
Director Elections
Frequency of Board elections	Annual
Voting standard for uncontested elections	Majority of votes cast
Stockholder proxy access	Yes
Board Operations
Number of incumbent directors that attended at least 79% of all applicable meetings	9 of 9
Board Evaluations	Annual
Committee Evaluations	Annual
Director stock ownership requirement	Yes, 5x annual retainer
Chairman/CEO role	Split
Stockholder Rights
Voting rights for all shares	One-share, one-vote
Poison Pill	No
Supermajority Voting Provisions	None
CORPORATE SOCIAL RESPONSIBILITY
People Practices. Attracting, developing and retaining the best creative and technical talent in the industry is critical to EA’s short and long-term success. We cultivate and maintain a healthy culture by:

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Providing timely feedback through meaningful one-on-one conversations between employees and their manager. These conversations are focused through our Managing for Results framework, which sets a cadence for establishing annual goals, regularly measuring progress against those goals, receiving actionable feedback and discussing career development.

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Investing in programs to develop EA’s future generation of leaders. We provide training to current and future leaders to encourage growth in support of their teams and EA. We also provide job specific development training and materials to engage and grow our employees’ capabilities, including the creation of a catalog of learning tools for Frostbite, our proprietary game engine, that can be accessed by over 2,500 game developers.

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Frequently soliciting feedback on our employees’ job satisfaction, including with respect to EA’s culture, career opportunities, compensation and benefits and management through our employee satisfaction surveys, the results of which are reviewed by executive management and shared with our employees.

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Providing a comprehensive benefits and awards package that supports the needs and lifestyles of our employees, including competitive compensation (including bonus and equity opportunities that give employees an opportunity to share in EA’s financial success) retirement benefits, paid time off, leaves of absence in connection with significant life events, on-site fitness and daycare services, and more.

Diversity and Inclusion. We believe in creating games and experiences for our global player community that reflect a diverse world. As we aim to inspire the world to play, a diverse and inclusive workforce enables us to deliver the games and experiences that inspire and delight our diverse player community. We are investing in internal and external initiatives that empower our employees, celebrate diversity and foster inclusion within EA and our communities, including employee resource groups and inclusion training courses.
Equal Pay for Equal Work. EA believes in equal pay for equal work, and we have made efforts across our global organization to promote equal pay practices. We are committed to continuing to assess pay equity and aim for equal pay for equal work across our global organization.

Sustainability. We aim to integrate environmental responsibility and sustainability into our operational and product strategies. We reduce our carbon footprint by the manner through which we bring our games and services to players and by making environmentally-conscious choices in our offices worldwide.
Our business is transforming as players increasingly engage with our games and services digitally instead of purchasing disc-based products through retailers. Delivering digital games to our players does not require the manufacturing, packaging, and distribution of physical discs, which reduces our carbon footprint and the waste generated by our operations. We recognize that reliably delivering digital products and operating our increasingly digital business has increased our reliance on data centers, and the associated energy consumption. As a result, we aim to manage a significant portion of our data center usage through partners that have made a commitment to increasing the amount of renewable energy in their electricity supply.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Each of the following directors has been nominated for re-election at the Annual Meeting. As set forth below, we believe each of these directors brings a valuable and unique perspective to the Board of Directors and has the necessary experience, skills and attributes to serve on the Board of Directors and contribute to its overall effectiveness, and the Board of Directors has concluded that each is qualified to serve as a director based on the experiences, qualifications and attributes set forth below.
Leonard S. Coleman
Director since 2001
Mr. Coleman, age 70, served as Senior Advisor to Major League Baseball from 1999 until 2005 and, from 2001 to 2002, was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999. Mr. Coleman also serves on the board of directors of Avis Budget Group, Inc., Hess Corporation and Omnicom Group Inc. and has served as a director of Aramark and Churchill Downs Incorporated during the past five years.
Mr. Coleman brings a wealth of corporate governance, public sector and international experience to the Board of Directors from his years of service on the boards of directors for numerous large, public companies and his involvement in diverse public-service organizations, as well as his extensive knowledge of the sports industry.
Jay C. Hoag
Director since 2011
Mr. Hoag, age 61, co-founded Technology Crossover Ventures, a leading provider of growth capital to technology companies in 1995 and serves as its Founding General Partner. Mr. Hoag also serves on the board of directors of Netflix, Inc., TripAdvisor, Inc. and Zillow Group, Inc. and several private companies. Mr. Hoag also serves on the Boards of Trustees of Northwestern University and Vanderbilt University, and on the Investment Advisory Board of the University of Michigan. Mr. Hoag has served as a director of TechTarget, Inc. during the past five years. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.
As a venture capital investor, Mr. Hoag brings strategic insight and financial experience to the Board of Directors. He has evaluated, invested in and served as a board member and compensation committee member at numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board of Directors with useful perspectives on matters such as risk management, compensation program structure and design, corporate governance, talent selection and management.
Jeffrey T. Huber
Director since 2009
Mr. Huber, age 51, is the Vice Chairman of GRAIL, Inc., a life sciences company. Previously, Mr. Huber served as Senior Vice President of Alphabet Inc. (formerly Google Inc.), where he worked from 2003 to 2016. From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc. Prior to joining eBay, Mr. Huber was Senior Vice President of Engineering at Excite@Home, where he worked from 1996 to 2001. Mr. Huber has served on the board of directors of Illumina, Inc. during the past five years. Mr. Huber holds a B.S. degree in Computer Engineering from the University of Illinois and a Masters degree from Harvard University. Mr. Huber serves as a visiting scholar at Stanford University.
Mr. Huber has extensive operational and management experience at companies that apply rapidly-changing technology. Mr. Huber’s experience at Alphabet and eBay, in particular, provide background and experience, including risk management experience, with respect to consumer online companies that deploy large-scale technological infrastructure.

Lawrence F. Probst III
Director since 1991, Chairman since 1994
Mr. Probst, age 69, has been our Chairman of the Board of Directors since July 1994. He was employed by EA from 1984 to 2008, as well as from March 2013 until December 2014, serving as our Chief Executive Officer from 1991 until 2007 and as our interim Chief Executive Officer from March 2013 until September 2013. Mr. Probst served as the Chairman of the board of directors of the U.S. Olympic Committee from 2008 to 2018 and was a member of the International Olympic Committee from 2013 to 2018. Mr. Probst has served as a director of Blackhawk Network Holdings, Inc. during the past five years. Mr. Probst holds a B.S. degree from the University of Delaware.
Mr. Probst served as the Company’s Chief Executive Officer for more than 15 years and has served as the Chairman of the Board of Directors for nearly 25 years. Mr. Probst contributes to the Board of Directors his deep understanding of the Company’s operational and strategic business goals through his direct experience with Company as well as valuable perspective on industry-specific opportunities and challenges.
Talbott Roche
Director since June 2016
Ms. Roche, age 52, has served as Chief Executive Officer and a member of the board of directors of Blackhawk Network Holdings, Inc., a leading prepaid payment network, since February 2016, and as President since November 2010. Ms. Roche has held several positions at Blackhawk Network Holdings since joining in 2001, including Senior Vice President, Marketing, Product and Business Development and Assistant Vice President. Prior to joining Blackhawk Network Holdings, Ms. Roche served as a Branding Consultant and Director of New Business Development for Landor Associates, a marketing consulting firm, and held executive positions at News Corporation, a media and marketing services company. Ms. Roche served as a member of the board of directors of publicly-traded Blackhawk Network Holdings, Inc. during the past five years and has also previously served as a member of the board of directors of the Network Branded Prepaid Card Association, a trade association. Ms. Roche holds a B.A. in economics from Stanford University.
Ms. Roche brings to the Board of Directors extensive operational and management experience as well as significant corporate governance and risk management experience as the Chief Executive Officer of a global organization, including during Blackhawk Network Holdings’ time as a public company. In addition, Ms. Roche’s understanding and experience with digital commerce, marketing and consumer trends provide the Board of Directors with valuable perspective.
Richard A. Simonson
Director since 2006
Mr. Simonson, age 60, has served as Senior Advisor to the CEO of Sabre Corporation and as Managing Partner of Specie Mesa L.L.C., an investment and advisory firm since July 2018. From March 2013 until July 2018, Mr. Simonson served as Executive Vice President and Chief Financial Officer of Sabre Corporation. Previously, Mr. Simonson served as President, Business Operations and Chief Financial Officer of Rearden Commerce from April 2011 through May 2012. From 2001 to 2010, Mr. Simonson held a number of executive positions at Nokia Corporation, including Executive Vice President, Head of Mobile Phones and Sourcing, Chief Financial Officer, and Vice President and Head of Customer Finance. Mr. Simonson also serves as Chairman of the Board of Trustees of the SMU Lyle School of Engineering. Mr. Simonson has served as a director of Silver Spring Networks, Inc. during the past five years. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania.
Mr. Simonson brings to the Board of Directors extensive financial expertise, corporate governance and risk management experience as a former public company Chief Financial Officer. He also has extensive experience with the strategic and operational challenges of leading a global company.

Luis A. Ubiñas
Director since 2010, Lead Director since 2015
Mr. Ubiñas, age 56, served as President of the Ford Foundation from 2008 to 2013. Prior to joining the Ford Foundation, Mr. Ubiñas spent 18 years with McKinsey & Company, where he held various positions, including Senior Partner of the firm’s west coast media practice working with technology, telecommunications and media companies. Mr. Ubiñas also serves on the board of directors of Boston Private Financial Holdings, Inc. and on the boards of several non-profit organizations. Mr. Ubiñas has served as a director of CommerceHub, Inc. during the past five years. He holds a B.A. degree from Harvard College and an M.B.A. from Harvard Business School, is a fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.
Mr. Ubiñas has extensive experience in business management and operations from his years of overseeing more than $12 billion in assets and over $500 million in annual giving at the Ford Foundation. In addition, through his prior experience as a Senior Partner at McKinsey & Company, he has worked with technology, telecommunications and media companies in understanding the challenges and opportunities presented by digital distribution platforms and applications. Mr. Ubiñas has worked extensively with companies managing the transition from physical to digital distribution and business models.
Heidi J. Ueberroth
Director since 2017
Ms. Ueberroth, age 53, is the President of Globicon, a private investment and advisory firm focused on the media, sports, entertainment and hospitality industries. Prior to Globicon, Ms. Ueberroth served in several positions at the National Basketball Association between 1994 and 2013, including as President of NBA International from 2009 to 2013 and as President of Global Marketing Partnerships and International Business Operations from 2006 to 2009. Ms. Ueberroth also serves on the board of directors of the privately-held Four Seasons Hotels and Resorts, the privately-held Pebble Beach Company and on the boards of several non-profit organizations. Ms. Ueberroth has served as a director of Santander Consumer USA Holdings Inc. during the past five years. Ms. Ueberroth holds a B.A. degree from Vanderbilt University and serves on its Arts and Science Board of Visitors and is a member of the Council on Foreign Relations.
Ms. Ueberroth brings to the Board of Directors extensive global experience in the sports, media and entertainment industries, including with respect to developing and marketing products and services in Asian markets. In addition, Ms. Ueberroth’s past and present board service bring the experience of overseeing strategic and operational challenges of a global company.
Andrew Wilson
Director since 2013
Mr. Wilson, age 44, has served as EA’s Chief Executive Officer and as a director of EA since September 2013. Prior to his appointment as our Chief Executive Officer, Mr. Wilson held several positions within the Company since joining EA in May 2000, including Executive Vice President, EA SPORTS from August 2011 to September 2013 and Senior Vice President, EA SPORTS from March 2010 to August 2011. Mr. Wilson also serves as a director of Intel Corporation and is chairman of the board of the privately-held World Surf League.
Mr. Wilson has served as the Company’s Chief Executive Officer since September 2013 and has been employed by EA in several roles since 2000. In addition to Mr. Wilson’s extensive experience and knowledge of the Company and the industry, we believe it is crucial to have the perspective of the Company’s Chief Executive Officer represented on the Board of Directors to provide direct insight into the Company’s day-to-day operation and strategic vision.
DIRECTOR INDEPENDENCE
Our Board of Directors has determined that each of our non-employee directors qualifies as an “independent director” as that term is used in the NASDAQ Stock Market Rules and that each member of our standing committees is independent in accordance with those standards. Mr. Wilson, our CEO, does not qualify as independent. The NASDAQ Stock Market Rules have both objective tests and a subjective test for determining independence. The Board of Directors has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.
In addition to the board-level standards for director independence, the directors who serve on the Nominating and Governance, Audit and Compensation Committees each satisfy standards established by the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market to qualify as “independent” for the purposes of membership on those committees.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES
In fiscal 2019, the Board of Directors met 8 times and also acted by written consent. At regularly scheduled meetings, the independent members of the Board of Directors meet in executive session separately without management present.
Board of Directors Leadership Structure
Mr. Wilson serves as our CEO, and Mr. Probst serves as our Chairman. In addition, Mr. Ubiñas, our Lead Director, was elected by the independent directors and is responsible for chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman, serving as a liaison between the Chairman and the other independent directors, and overseeing the Board of Directors’ stockholder communication policies and procedures (including, under appropriate circumstances, meeting with stockholders). Mr. Ubiñas also may call meetings of the independent directors. Mr. Ubiñas has served as our Lead Director since 2015. Mr. Ubiñas’ current term ends at the Annual Meeting. Mr. Ubiñas was chosen by the independent directors to serve as Lead Director for an additional two-year term, ending with our 2021 annual meeting, subject to Mr. Ubiñas’ re-election to the Board of Directors.
The Board of Directors believes that this leadership structure with Mr. Wilson serving as CEO, Mr. Probst serving as Chairman and Mr. Ubiñas serving as Lead Director is the appropriate leadership structure for the Company. Mr. Probst, an independent director, was an employee of the Company for 25 years, more than 15 of which were in service as CEO and Executive Chairman. As a result of his many years of service to the Company, Mr. Probst has invaluable knowledge regarding the Company and the interactive entertainment industry and is uniquely positioned to lead the Board of Directors in its review of management’s strategic plans. Given Mr. Probst’s past service with the Company, the Board of Directors believes that a strong and empowered Lead Director provides an essential mechanism for independent viewpoints, and as the Chairman of the Nominating and Governance Committee, Mr. Ubiñas is well suited for this role because, among other things, he is not affiliated with the Company under any applicable rules or guidelines.
Board Committees
The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. Each of these standing committees operates under a written charter adopted by the Board of Directors. These charters are available in the Investor Relations section of our website at http://ir.ea.com.
All members of these committees are independent directors. During fiscal 2019, all nine directors attended or participated in 79% or more of the aggregate of (1) the number of applicable meetings of the Board or Directors and (2) the number of applicable meetings held by each committee on which such director was a member. The members of our standing committees are set forth below:

Audit Committee:	Richard A. Simonson (Chair), Jeffrey T. Huber and Talbott Roche
Nominating and Governance Committee:	Luis A. Ubiñas (Chair) and Leonard S. Coleman
Compensation Committee:	Jay C. Hoag (Chair), Leonard S. Coleman and Heidi J. Ueberroth
Audit Committee
The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting and is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee also is responsible for establishing and maintaining complaint procedures with respect to internal and external concerns regarding accounting or auditing matters, oversight of tax and treasury policies and practices and oversight of the Company’s internal audit function. The Audit Committee has the authority to obtain advice and assistance from outside advisors without seeking approval from the Board of Directors, and the Company will provide appropriate funding for payment of compensation to advisors engaged by the Audit Committee. The Audit Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements and the financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. While the Board of Directors retains ultimate risk management oversight with respect to privacy and cybersecurity issues, the Audit Committee is provided quarterly updates from EA’s information security team and reviews the steps taken by management to monitor and control these risks. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules. The Audit Committee met 8 times and also acted by written consent in fiscal 2019. For further information about the Audit Committee, please see the “Report of the Audit Committee of the Board of Directors” below.

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending to the Board of Directors nominees for director and committee memberships. The Nominating and Governance Committee also is responsible for reviewing developments in corporate governance, recommending formal governance standards to the Board of Directors, establishing the Board of Directors’ criteria for selecting nominees for director and for reviewing from time to time the appropriate skills, characteristics and experience required of the Board of Directors as a whole, as well as its individual members, including such factors as business experience and diversity. In addition, the Nominating and Governance Committee is responsible for reviewing the performance of the CEO. The Nominating and Governance Committee manages the process for emergency planning in the event the CEO is unable to fulfill the responsibilities of the role and also periodically evaluates internal and external CEO candidates for succession planning purposes. The Nominating and Governance Committee also reviews with management diversity, corporate responsibility and sustainability issues affecting the Company. The Nominating and Governance Committee currently is comprised of two directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules. The Nominating and Governance Committee met 4 times in fiscal 2019.
Compensation Committee
The Compensation Committee is responsible for setting the overall compensation strategy for the Company, recommending the compensation of the CEO to the Board of Directors, determining the compensation of our other executive officers and overseeing the Company’s bonus and equity incentive plans and other benefit plans. For further information about the role of our executive officers in recommending the amount or form of executive compensation, please see “The Process for Determining our NEOs’ Compensation” in the “Compensation Discussion and Analysis” section of this Proxy Statement. In addition, the Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation for non-employee directors and compensation for employees that would qualify as a “Related Person Transaction” under our Related Person Transaction Policy. The Compensation Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules and the SEC rules. The Compensation Committee may delegate any of its authority and duties to subcommittees, individual committee members or management, as it deems appropriate in accordance with applicable laws, rules and regulations. During fiscal 2019, the Compensation Committee met 6 times and also acted by written consent.
The Compensation Committee has the authority to engage the services of outside advisors, after first conducting an independence assessment in accordance with applicable laws, regulations and exchange listing standards. During fiscal 2019, the Compensation Committee engaged and directly retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist with the Compensation Committee’s analysis and review of the compensation of our executive officers and other aspects of our total compensation strategy. Compensia performed no other services for the Company and its management team during fiscal 2019. The Compensation Committee has reviewed the independence of Compensia and determined that Compensia’s engagement did not raise any conflicts of interest.
ANNUAL BOARD AND COMMITTEE SELF-EVALUATIONS
Our Board of Directors and each of our committees conducts an annual evaluation, which includes a qualitative assessment by each director of the performance of the Board of Directors, as a whole, and the committee or committees on which each director sits. The evaluation is intended to determine whether the Board of Directors and each committee are functioning effectively, and to provide them with an opportunity to reflect upon and improve processes and effectiveness. The evaluations are led by Mr. Ubiñas, our Lead Director and Chairman of the Nominating and Governance Committee. A summary of the results is presented to the Nominating and Governance Committee and the Board of Directors on an aggregated basis, noting any themes or common issues.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2019, no member of the Compensation Committee was an employee or current or former officer of EA, nor did any member of the Compensation Committee have a relationship requiring disclosure by EA under Item 404 of Regulation S-K. No EA officer serves or has served since the beginning of fiscal 2019 as a member of the board of directors or the compensation committee of a company at which a member of EA’s Board of Directors and Compensation Committee is an employee or officer.
CONSIDERATION OF DIRECTOR NOMINEES
In evaluating nominees for director to recommend to the Board of Directors, the Nominating and Governance Committee will take into account many factors within the context of the characteristics and the needs of the Board of Directors as a whole. While the specific needs of the Board of Directors may change from time to time, all nominees for director are considered on the basis of the following minimum qualifications:

•	The highest level of personal and professional ethics and integrity, including a commitment to EA’s purpose and beliefs;

•	Practical wisdom and mature judgment;

•
Broad training and significant leadership experience in business, entertainment, technology, finance, digital commerce, corporate governance, public interest or other disciplines relevant to EA’s long-term success;

•	The ability to gain an in-depth understanding of EA’s business; and

•	A willingness to represent the best interests of all EA stockholders and objectively appraise management’s performance.
While there is no formal policy with regard to diversity, when considering candidates as potential members of the Board of Directors, the Nominating and Governance Committee considers the skills, background and experience of each candidate to evaluate his or her ability to contribute diverse perspectives to the Board of Directors. The goal of the Nominating and Governance Committee is to select candidates that have complementary and diverse perspectives, whether based on business experience, diversity of gender, ethnicity, culture, or other factors, which together contribute to the Board of Directors’ effectiveness as a whole. The primary consideration is to identify candidates who will best fulfill the Board of Directors’ and the Company’s needs at the time of the search. Therefore, the Nominating and Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, race, age, or similar factors.
The Nominating and Governance Committee will evaluate candidates proposed by our stockholders under similar criteria, except that it also may consider as one of the factors in its evaluation the amount of EA voting stock held by the stockholder and the length of time the stockholder has held such stock.
GLOBAL CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES
We have adopted a Global Code of Conduct that applies to our directors, and all employees, including our principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers, as well as Corporate Governance Guidelines. These documents, along with our organizational documents and committee charters, form the framework of our corporate governance. Our Global Code of Conduct, Corporate Governance Guidelines and committee charters are available in the Investor Relations section of our website at http://ir.ea.com. We post amendments to or waivers from our Global Code of Conduct in the Investor Relations section of our website.
OVERSIGHT OF RISK ISSUES
Board of Directors
Our Board of Directors oversees our risk management. The Board of Directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by reports from our management team that are designed to provide visibility into our key risks and our risk mitigation strategies. Material business and strategic risks are reviewed by the full Board of Directors. While the Board of Directors has ultimate risk oversight with respect to risks related to privacy and cybersecurity and receives periodic updates on these risks and mitigation strategies, the Audit Committee also receives quarterly updates from EA’s information security team that review the steps taken by management to monitor and control these risks.

Committees
Risks related to investments, financial reporting, internal controls and procedures, tax and treasury matters and compliance issues are reviewed regularly by the Audit Committee, which oversees the financial reporting, global audit and legal compliance functions. The Audit Committee also oversees our enterprise risk management program, which identifies and prioritizes material risks for the Company and the mitigation steps needed to address them. The Nominating and Governance Committee reviews risks related to director and CEO succession and monitors the effectiveness of our corporate governance policies. Compensation-related risks are reviewed by the Compensation Committee with members of management responsible for structuring the Company’s compensation programs. Each of the committees regularly report to the full Board of Directors on matters relating to the specific areas of risk that each committee oversees.
Compensation Committee
As part of their risk oversight efforts, the Compensation Committee evaluates our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company and have concluded that they do not.
In making that determination, the Compensation Committee considered the design, size and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, equity award clawbacks, the quality and mix of performance-based and “at risk” compensation, and, with regard to our equity incentive programs, the stock ownership requirements applicable to our executives. The Compensation Committee reviewed the results of their evaluation with management and Compensia. The Compensation Committee has concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business strategy, and do not create risks that are reasonably likely to have a material adverse effect on the Company.
The “Compensation Discussion and Analysis” section below generally describes the compensation policies and practices applicable to our named executive officers.
INSIDER TRADING, ANTI-HEDGING AND ANTI-PLEDGING POLICIES
We maintain an insider trading policy designed to promote compliance by our employees and directors with both federal and state insider trading laws. In addition, our insider trading policy prohibits our directors, executive officers, employees and family members of any director, executive officer or employee or others living in their respective households, from engaging in any hedging transaction with the Company’s securities, buying the Company’s securities on margin, or otherwise trading in any derivative of the Company’s securities (including put and/or call options, swaps, forwards or futures contracts, short sales or collars). Our directors and Section 16 officers also are prohibited from pledging our stock as collateral for any loan.
RELATED PERSON TRANSACTIONS POLICY
Our Board of Directors has adopted a written Related Person Transactions Policy that describes the procedures used to process, evaluate, and, if necessary, disclose transactions between the Company and its directors, officers, director nominees, greater than 5% beneficial owners, or an immediate family member of any of the foregoing. We review any transaction or series of transactions which exceeds $120,000 in a single fiscal year and in which any related person has a direct or indirect interest, as well as any transaction for which EA’s Global Code of Conduct or Conflict of Interest Policy would require approval of the Board of Directors.
Once a transaction has been identified, the Audit Committee (if the transaction involves an executive officer) or the Nominating and Governance Committee (if the transaction involves a director) will review the transaction at the next scheduled meeting of such committee. Transactions involving our CEO also will be reviewed by our independent Chairman or independent Lead Director if the Chairman is not independent. If it is not practicable or desirable to wait until the next scheduled meeting, the chairperson of the applicable committee considers the matter and reports back to the relevant committee at the next scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee or Nominating and Governance Committee (or the relevant chairperson of such committee) considers all of the relevant facts and circumstances available and transactions are approved only if they are in, or not inconsistent with, the best interests of EA and its stockholders. No member of the Audit Committee or Nominating and Governance Committee may participate in any review, consideration or approval of any transaction if the member or their immediate family member is the related person.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Blackhawk Network Holdings
We enter into commercial dealings with Blackhawk Network Holdings, Inc., whereby Blackhawk Network Holdings offers EA-branded gift cards. During fiscal 2019, the aggregate amount involved in transactions with Blackhawk Network Holdings totaled approximately $3.5 million. Ms. Roche, one of our directors, is the Chief Executive Officer of Blackhawk Network Holdings. Ms. Roche has no involvement in Blackhawk Network Holdings’ commercial dealings with EA and has no material direct or indirect interest in these transactions. Therefore, we do not consider these transactions to be “related person transactions” within the meaning of applicable SEC rules. Our Board of Directors considered our dealings with Blackhawk Network Holdings in reaching its determination that Ms. Roche is an independent director.
DIRECTOR ATTENDANCE AT ANNUAL MEETING
Our directors are expected to make every effort to attend the Annual Meeting. Eight of the nine directors who were elected at the 2018 annual meeting of stockholders attended the meeting.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
EA stockholders may communicate with the Board of Directors as a whole, with a committee of the Board of Directors, or with an individual director by sending a letter to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, or by sending an email to StockholderCommunications@ea.com. Our Corporate Secretary will forward to the Board of Directors all communications that are not commercial, frivolous or otherwise inappropriate for their consideration. For further information regarding the submission of stockholder communications, please visit the Investor Relations section of our website at http://ir.ea.com.
OTHER BUSINESS
The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting except as specified in the notice of the Annual Meeting. If any other matter does properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that EA specifically incorporates it by reference into a filing.
The Audit Committee of the Board of Directors operates under a written charter, which was most recently amended in May 2018. The Audit Committee is currently comprised of three non-employee directors, each of whom in the opinion of the Board of Directors meets the current independence requirements and financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. During fiscal 2019, the Audit Committee consisted of Richard A. Simonson, Jeffrey T. Huber, Talbott Roche (from August 2, 2018) and Denise F. Warren (until August 2, 2018). The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules.
The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. EA’s independent registered public accounting firm, KPMG LLP (the “independent auditors”), is responsible for performing an independent audit of the Company’s (1) financial statements and expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles, and (2) internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing an opinion thereon.
The Audit Committee assists the Board of Directors in its oversight responsibility with respect to the integrity of EA’s accounting policies, internal control function and financial reporting processes. The Audit Committee reviews EA’s quarterly and annual financial statements prior to public earnings releases and submission to the SEC; oversees EA’s internal audit function; consults with the independent auditors and EA’s internal audit function regarding internal controls and the integrity of the Company’s financial statements; oversees tax and treasury matters; oversees EA’s enterprise risk management program; assesses the independence of the independent auditors; and is directly responsible for the appointment, retention, compensation and oversight of the independent auditors. In this context, the Audit Committee has met and held discussions with members of management, EA’s internal audit function and the independent auditors. Company management has represented to the Audit Committee that the Company’s consolidated financial statements for the most recently completed fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with Company management and the independent auditors. Company management also has represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of the end of the Company’s most recently completed fiscal year, and the Audit Committee has reviewed and discussed the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by the applicable requirements of the PCAOB, including the quality and acceptability of the Company’s financial reporting and internal control processes. The Audit Committee also has discussed with the Company’s independent auditors the scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.
In addition, the Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee also has considered whether the provision of any non-audit services (as described on page 47 of this Proxy Statement under the heading “Proposal Three: Ratification of the Appointment of KPMG LLP, Independent Registered Public Accounting Firm” — “Fees of Independent Auditors”) and the employment of former KPMG LLP employees by the Company are compatible with maintaining the independence of KPMG LLP.
The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and the independent auditors.
In reliance on the reviews and discussions referred to in this report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2019 be included for filing with the SEC in the Company’s Annual Report. The Audit Committee also has approved the selection of KPMG LLP as the Company’s independent auditors for fiscal 2020.

AUDIT COMMITTEE
Richard A. Simonson (Chairman)
Jeffrey T. Huber
Talbott Roche

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
Our Compensation Committee is responsible for reviewing and recommending to our Board of Directors the compensation paid to our non-employee directors. Our non-employee directors are paid a mix of cash and equity compensation for their service as directors.
Cash Compensation
The table below reflects the annualized components of cash compensation for non-employee directors that were in place during fiscal 2019. For more information regarding the specific compensation received by each non-employee director during fiscal 2019, see the “Fiscal 2019 Director Compensation Table” table below.

Compensation Component	Amount ($)
Annual Retainer	60,000
Service on the Audit Committee	15,000
Chair of the Audit Committee	15,000
Service on the Compensation Committee	12,500
Chair of the Compensation Committee	12,500
Service on the Nominating and Governance Committee	10,000
Chair of the Nominating and Governance Committee	10,000
Chairman of the Board of Directors	50,000
Service as Lead Director	25,000
In addition, individual directors are eligible to earn up to $1,000 per day, with the approval of the Board of Directors, for special assignments, which may include providing oversight to management in areas such as sales, marketing, public relations, technology and finance (provided, however, no independent director is eligible for a special assignment if the assignment or payment for the assignment would prevent the director from being considered independent under applicable NASDAQ Stock Market or SEC rules). No directors earned any compensation for special assignments during fiscal 2019.
Our Compensation Committee reviews our non-employee director compensation every two years. Our Compensation Committee reviewed our non-employee director compensation in February 2018 in consultation with the Compensation Committee’s independent consultant, Frederick W. Cook & Co (“FWC”). FWC conducted a competitive analysis of our non-employee director compensation against our peer group (as defined in the “Compensation Discussion and Analysis” section below) and, based on the Compensation Committee’s review, no changes to the compensation paid to our non-employee directors were recommended to our Board of Directors. The Compensation Committee expects to conduct its next review of non-employee director compensation in 2020.
Stock Compensation
In fiscal 2019, each of our non-employee directors who were re-elected at the 2018 annual meeting of stockholders were granted RSUs with a grant date fair value of approximately $260,000. These RSUs will vest in their entirety on August 2, 2019.
Under our 2000 Equity Incentive Plan, as amended (the “2000 EIP”), non-employee directors may elect to receive all or part of their cash compensation in the form of common stock. As an incentive for our non-employee directors to increase their stock ownership in EA, non-employee directors making such an election receive shares of common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year. Mr. Hoag, Mr. Huber, Ms. Roche, Mr. Simonson, Mr. Ubiñas, Ms. Ueberroth and Ms. Warren received all or part of their cash compensation in the form of our common stock during fiscal 2019.
Other Benefits
Non-employee directors who are not employed with any other company are offered an opportunity to purchase certain EA health, dental and vision insurance while serving as a director. Participating directors pay 100% of their own insurance premiums.

Stock Ownership Guidelines
Each non-employee director is required, within five years of becoming a director, to own a number of shares of EA common stock having a value of at least five years’ annual retainer for service on our Board of Directors.
Non-employee directors are permitted to include the value of vested, but deferred, RSUs toward their ownership requirement. As of March 31, 2019, each of our directors had either fulfilled his or her ownership requirements or had not yet reached five years of service. Mr. Hoag is eligible to satisfy his ownership requirements through holdings of EA stock by Technology Crossover Ventures, where he serves as the Founding General Partner. Mr. Huber is eligible to satisfy his ownership requirements through holdings of EA stock through certain trusts over which Mr. Huber maintains investment control and pecuniary interest.
FISCAL 2019 DIRECTOR COMPENSATION TABLE
The following table shows compensation information for each of our non-employee directors during fiscal 2019. The compensation paid to Mr. Wilson is shown under “Fiscal 2019 Summary Compensation Table” found on page 31 of this Proxy Statement and the related explanatory tables. Mr. Wilson does not receive any compensation for his service as a member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(3)	Total ($)
Leonard S. Coleman	82,500	259,873	—	342,373
Jay C. Hoag	85,000	259,873	8,501	353,374
Jeffrey T. Huber	75,000	259,873	7,475	342,348
Lawrence F. Probst III	110,000	259,873	—	369,873
Talbott Roche	74,375	259,873	7,534	341,782
Richard A. Simonson	90,000	259,873	9,036	358,909
Luis A. Ubiñas	105,000	259,873	10,526	375,399
Heidi Ueberroth	69,375	259,873	5,368	334,616
Vivek Paul(2)	35,000	—	—	35,000
Denise F. Warren(2)	37,500	—	3,763	41,263

(1)  For non-employee directors except for Mr. Paul and Ms. Warren, represents the aggregate grant date fair value of the annual equity award of RSUs granted to the non-employee directors and is calculated based on a closing price of $128.65 for our common stock on the date of grant, August 2, 2018. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. Except for Mr. Paul and Ms. Warren, each of our non-employee directors held 2,020 unvested RSUs as of March 30, 2019 (the last day of fiscal 2019).

(2)	Retired from EA’s Board as of August 2, 2018.

(3)
Non-employee directors may elect to receive all or part of their cash compensation in the form of common stock, and directors making such an election receive common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant. The values represent the premium received for shares in lieu of compensation. The following table presents information regarding the shares granted to each director during fiscal 2019, who elected to receive all or part of their cash compensation in the form of common stock:

Name	Grant Date	Exercise Price ($)	Shares Subject to Immediately Exercised Stock Option Grants	Grant Date Fair Value ($)
Jay C. Hoag	5/1/2018	119.83	195	23,367
	8/1/2018	127.48	183	23,329
	11/1/2018	94.20	248	23,362
	2/1/2019	91.22	257	23,443
				93,501

Jeffrey T. Huber	5/1/2018	119.83	172	20,611
	8/1/2018	127.48	161	20,524
	11/1/2018	94.20	220	20,724
	2/1/2019	91.22	226	20,616
				82,475

Talbott Roche	5/1/2018	119.83	167	20,012
	8/1/2018	127.48	162	20,652
	11/1/2018	94.20	219	20,630
	2/1/2019	91.22	226	20,615
				81,909

Richard A. Simonson	5/1/2018	119.83	206	24,685
	8/1/2018	127.48	195	24,859
	11/1/2018	94.20	262	24,680
	2/1/2019	91.22	272	24,812
				99,036

Luis A. Ubiñas	5/1/2018	119.83	241	28,879
	8/1/2018	127.48	226	28,810
	11/1/2018	94.20	307	28,919
	2/1/2019	91.22	317	28,917
				115,525

Heidi Ueberroth	8/1/2018	127.48	156	19,887
	11/1/2018	94.20	212	19,970
	2/1/2019	91.22	218	19,886
				59,743

Denise F. Warren	5/1/2018	119.83	172	20,611
	8/1/2018	127.48	162	20,652
				41,263

COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our Compensation Discussion and Analysis describes and discusses the fiscal 2019 compensation paid to our named executive officers (“NEOs”), and is organized into six sections:

•	Executive Summary

•	Compensation Practices, Principles and Say on Pay Vote

•	The Process for Determining Our NEOs’ Compensation

•	Our Elements of Pay

•	Our NEOs’ Fiscal 2019 Compensation

•	Other Compensation Information
For fiscal 2019, EA’s NEOs were:

•	Andrew Wilson, Chief Executive Officer;

•	Blake Jorgensen, Chief Operating Officer and Chief Financial Officer;

•	Laura Miele, Chief Studios Officer;

•	Kenneth Moss, Chief Technology Officer;

•	Chris Bruzzo, Chief Marketing Officer; and

•	Patrick Söderlund, Former Chief Design Officer
On August 14, 2018, EA announced that Patrick Söderlund, our Chief Design Officer, would be departing the Company effective October 30, 2018. No severance was paid to Mr. Söderlund in connection with his departure, and all of Mr. Söderlund’s unvested equity awards were cancelled without payment.
EXECUTIVE SUMMARY
Fiscal 2019 Summary of EA’s Business
Fiscal 2019 was a year of intense competition in the video game industry. While there were many achievements this year that we are proud of, after generating strong financial results and robust stockholder returns from fiscal 2014 through fiscal 2018, we did not perform to our expectations during fiscal 2019. Given the Company’s fiscal 2019 financial performance, and in order to maintain alignment with our pay-for-performance executive compensation philosophy, our CEO and his staff (including the NEOs) requested that they receive no performance cash bonus award for fiscal 2019. The Board (in the case of Mr. Wilson) and the Compensation Committee (in the case of the other NEOs) accepted this request. Likewise, as contemplated by the design of our PRSU program, due to the Company’s total shareholder return in fiscal 2019, none of the PRSUs granted in June 2018 vested with respect to the fiscal 2019 performance period.
While we are disappointed with our fiscal 2019 results, we understand the challenges we face, and we will continue to focus on how we can apply the strengths of our Company to capitalize on our opportunities.
Fiscal 2019 GAAP Financial Results and Operating Highlights

•	We generated $4.95 billion of net revenue and $3.33 diluted earnings per share.

•	Our digital net revenue increased to $3.71 billion and represented 75% of our total net revenue.

•	We delivered net income of $1.02 billion and operating cash flow of $1.55 billion.

•	Operating profit margins were 20.1%.

•	We generated net bookings for the fiscal year of $4.94 billion.

•	FIFA 19 was the best-selling console game in Europe in calendar 2018.

•	We launched two new original IP titles, Apex Legends and Anthem.

•	We launched Firestorm battle royale in Battlefield V, the biggest Battlefield live service event ever.
The financial performance, operational achievements and other fiscal year events summarized above provide context for the compensation decisions made by the Compensation Committee and Board of Directors, as well as the decision by the Company’s executive leadership team to decline bonuses in fiscal 2019.

COMPENSATION PRACTICES, PRINCIPLES AND SAY ON PAY VOTE
Compensation Design
Our executive compensation programs are designed to align the interests of our executives with the interests of our stockholders.

What We Do		What We Don’t Do
☑	Incorporate both PRSUs and time-based restricted stock units (“RSUs”)	☒	Have a “single-trigger” change in control plan
☑	Require our executives to satisfy stock holding requirements	☒	Provide excise tax gross-ups upon a change in control
☑	Prohibit all employees from engaging in hedging transactions in EA stock and prohibit executive officers from pledging EA common stock	☒	Have executive employment contracts (other than as required by local jurisdictions)
☑	Conduct annual “say-on-pay” advisory votes	☒	Reprice options without stockholder approval
☑	Recover (clawback) equity compensation for misconduct in the event of a financial restatement	☒	Provide excessive perquisites
☑	Align performance-based equity vesting with stockholder interests
☑	Independent compensation consultant input into the Compensation Committee’s decisions
☑	Annual evaluation of peer group to ensure ongoing relevance of each member
Compensation Principles — Promoting Pay-for-Performance
The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to attract and retain high-performing executives and promote a pay-for-performance approach to executive compensation:

•
Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk, based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

•
Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that is highly competitive for executive talent; and

•
Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, and reflect each NEO’s individual experience, responsibilities and performance.

Fiscal 2018 Say On Pay Vote
We received a favorable 86% of votes cast for our annual say on pay advisory proposal at our 2018 annual meeting. EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs and value the opinions of our stockholders regarding our programs.
THE PROCESS FOR DETERMINING OUR NEOS’ COMPENSATION
Role of the Board of Directors, Compensation Committee and Management
Our Board of Directors approves the target total direct compensation and makes compensation decisions for our CEO, in consultation with the Compensation Committee and the Compensation Committee’s independent compensation consultant, Compensia. The Compensation Committee approves the target total direct compensation and makes compensation decisions for all other NEOs after input, at the Compensation Committee’s request, from our CEO, our Chief People Officer, and Compensia. For information on the independence of Compensia, see the section of this Proxy Statement entitled “Compensation Committee” beginning on page 11.

Compensation decisions made by the Board of Directors and the Compensation Committee are based on several factors, including the Company’s financial performance, individual performance, market trends, and other factors unique to each individual. The impact of the Company’s financial performance and individual considerations in our fiscal 2019 compensation decisions are detailed in the section of this Compensation Discussion & Analysis entitled “Our NEOs’ Fiscal 2019 Compensation” beginning on page 26. The Compensation Committee and the Board of Directors also reference certain market-based considerations, such as peer group data, benchmarking and percentiles when making compensation decisions.
Selection and Use of Peer Group
To assess market compensation practices, each year the Compensation Committee selects a group of companies (“peer group”) comparable to us with respect to several quantitative factors, which may include revenue, market capitalization, total stockholder return (“TSR”), net income margin and number of employees, as well as qualitative factors including competition for talent, to use as a reference for compensation decisions.
As discussed in our fiscal 2018 Proxy Statement, the Compensation Committee selected the following peer group to use as a reference for fiscal 2019 compensation decisions. The Compensation Committee considered the Company’s significant market capitalization growth over the prior several fiscal years and its evolving business models, as well as other commonalities, including assessing companies similarly situated in the gaming and entertainment sector. The Compensation Committee added VMware, Take-Two Interactive Software, Nvidia, CBS and Netflix to our peer group. The Compensation Committee also removed Mattel and Lions Gate Entertainment from our peer group for fiscal 2019 due to our diverging business models. Based on public filings through June 4, 2019, the Company was at the 34th percentile with respect to annual revenues and at the 48th percentile with respect to market capitalization.
FISCAL 2019 PEER GROUP

Video Game	Technology/Internet	Entertainment	Toys/Games
Activision Blizzard	Adobe Systems	AMC Networks Inc.	Hasbro
Take-Two Interactive	Autodesk	CBS
Software	eBay	Discovery Communications
Zynga	Expedia	Netflix
IAC/Interactive Corp.
Intuit
Nvidia
Booking Holdings
Salesforce.com
Symantec
VMware
In November 2018, for purposes of benchmarking fiscal year 2020 compensation, the Compensation Committee assessed our peer group and determined that no changes were necessary in light of the fact that the Committee had made material changes in the prior year. The Compensation Committee felt that the current composition continued to reflect appropriate peers based on an evaluation of the factors discussed above.
Compensation Benchmarking and the Role of Consultants
In February 2019, Compensia conducted a comprehensive analysis of our executive compensation programs using publicly available compensation information on our peer group. The analysis included a comparison of the base salary, target cash compensation, long-term incentives and target total direct compensation of each of our senior vice-president level positions and above against similar positions in our peer group. Where sufficient market data for our peer group was not available, Compensia used data from a broader group of similarly sized technology companies. Compensia provided the Compensation Committee with its findings in February 2019 to be used as a reference for making bonus decisions for fiscal 2019 and base salary and equity decisions for fiscal 2020.

Use of Percentiles
When setting the fiscal 2019 base salaries and bonus targets for our executive officers, the Compensation Committee referenced the 50th to 75th percentiles of the market range of comparable companies, and for target guidelines for annual equity awards, the Compensation Committee referenced the 75th percentile. We believe these percentiles are appropriate to recruit and retain a strong leadership team in an industry and geographic area that is highly competitive for executive talent. Our guidelines for annual equity awards reference a higher percentile because of the important retention value of the awards. While we consider each component, the actual base salary, bonus, and equity compensation awarded to a NEO may be above these targets and is determined based on our financial performance, individual performance, market trends and other factors unique to each individual.
The Compensation Committee also considered the aggregate value of the target total direct compensation components (i.e., base salary, bonus and annual equity awards), and referenced the 50th to 75th percentiles of the market for target total direct compensation. When necessary for new hires, retention, succession planning, or other factors, the Compensation Committee may approve compensation for select key executives that could result in target total direct compensation above our referenced range.
OUR ELEMENTS OF PAY
We believe that our compensation programs reflect our three compensation principles described under the heading “Compensation Principles — Promoting Pay-for-Performance” and are designed to reward achievement of Company-wide financial objectives, individual operational and strategic objectives and the creation of long-term value for our stockholders, while also recognizing the dynamic and highly competitive nature of our business and the market for top executive talent. For fiscal 2019, approximately 93% of our CEO’s target total direct compensation opportunity and 90% of the average of our NEOs’ (excluding our CEO) target total direct compensation opportunity was performance-based in the form of an annual performance cash bonus opportunity, PRSUs and RSUs. Given the Company’s fiscal 2019 financial performance, and in order to maintain alignment with our pay-for-performance executive compensation philosophy, our CEO and his staff (including the NEOs) requested that they receive no performance cash bonus award for fiscal 2019. Likewise, as contemplated by the design of our PRSU program, due to the Company’s total shareholder return in fiscal 2019, none of the PRSUs granted in June 2018 vested with respect to the fiscal 2019 performance period.
Our compensation structure puts at risk a significant portion of our NEOs’ target total direct compensation, as set forth below:

Target Total Direct Compensation

NEOs (Excluding CEO)	CEO

Base Salary
Base salary is the fixed cash component that is market competitive for the role to attract and retain high-performing executives. On an annual basis, the Compensation Committee reviews and approves any base salary adjustments considering factors such as individual performance, the market for similar positions, level of responsibilities, complexity of role, and internal compensation alignment. For information on base salaries paid to our NEOs in fiscal year 2019, please see the information under the heading entitled “Our NEOs’ Fiscal 2019 Compensation — 2019 Annual Base Salary” beginning on page 26.

Performance Cash Bonus Awards
Our cash bonus programs are designed to motivate our executives to achieve challenging short-term performance goals that are important to the Company’s long-term growth. The Compensation Committee sets the executives’ bonus targets each year as a percentage of base salary based on factors such as individual performance, the market for similar positions, level of responsibilities, complexity of role, pay practices at our peer group for comparable positions and internal compensation alignment.
During years in which our NEOs receive performance cash bonus awards, those awards are determined as follows:

Base Salary	X	Bonus Target Percentage (% of Base Salary)	X	Company Bonus Funding Percentage	X	Individual Performance Modifier	=	NEO Bonus Payout
Executive Bonus Plan: At the beginning of each fiscal year, the Compensation Committee selects the Executive Bonus Plan participants, performance period, performance measures, and the formula used to determine maximum bonus funding under each plan. In fiscal 2019, all our NEOs, except for Mr. Söderlund, were selected to participate in the Executive Bonus Plan. Had Mr. Söderlund remained employed by the Company, he would have participated in the general EA Bonus Plan in fiscal 2019 as a result of his Swedish residence.
Given the Company’s fiscal 2019 financial performance, and in order to maintain alignment with our pay-for-performance executive compensation philosophy, our CEO and his staff (including the NEOs) requested that they receive no performance cash bonus award for fiscal 2019. The Board (in the case of Mr. Wilson) and the Compensation Committee (in the case of the other NEOs) accepted this request.
PRSUs
The Compensation Committee grants PRSUs to senior vice president level employees and above as part of their annual equity awards. To encourage executive retention and to encourage our executives to focus on long-term stock price performance, the PRSUs generally vest over a three-year performance period; however, the Compensation Committee may consider a different performance measurement period when appropriate for new-hires, retention, succession planning or other factors. The number of shares earned is adjusted based upon changes in our TSR relative to the TSR of the companies in the NASDAQ-100 Index (the “Relative NASDAQ-100 TSR Percentile”) measured over the vesting measurement periods, which are generally 12-month, 24-month cumulative and 36-month cumulative periods (each such period, a “Vesting Measurement Period”) that correspond to our fiscal year. Earned PRSUs generally will vest and be converted into shares one month prior to the first, second and third anniversaries of the date of grant (which we call “Vesting Opportunities”). For fiscal 2019, 50% of the total value of our NEOs’ annual equity awards were made in the form of PRSUs.
The illustration below depicts how the number of shares earned is calculated:

Target PRSUs	X	Relative NASDAQ-100 TSR Percentile Modifier	=	Shares Earned
The Relative NASDAQ-100 TSR Percentile modifier, which can range from 0% to 200%, is based on the change in our stock price during a Vesting Measurement Period (i.e., approximately the 12-month period, 24-month cumulative period and 36-month cumulative period following of the date of grant), using a 90-day trailing average stock price. If the Company’s Relative NASDAQ-100 TSR Percentile is at the 60th percentile at the end of a Vesting Measurement Period, 100% of target shares will be earned. Thus, target vesting is tied to above-median performance of the NASDAQ-100. The percentage of shares earned will be adjusted upward by 3% or downward by 2% for each percentile above or below the 60th percentile, respectively.
The following table illustrates the percentage of shares that could be earned from our PRSUs based on the Company’s Relative NASDAQ-100 TSR Percentile:

Relative NASDAQ-100 TSR Percentile	1st to 10th	25th	40th	60th	75th	90th	94th to 100th
Relative NASDAQ-100 TSR Multiplier	0%	30%	60%	100%	145%	190%	200%

The following table illustrates the percentage of shares subject to outstanding PRSUs earned at the end of fiscal 2019:

PRSU Grant Date	June 2016	June 2017	June 2018
Measurement Period	Fiscal 17-19	Fiscal 18-20	Fiscal 19-21
90-day average stock price (at start of measurement period)	$70.55	$102.99	$129.87
Length of Vesting Measurement Period	1 Year	2 Years	3 Years
90-day average stock price (at end of measurement period)	$94.53
EA’s TSR	34.00%	-8.21%	-27.21%
EA’s Relative NASDAQ-100 TSR Percentile	49th	27th	9th
Percentage of Target Shares Vested in May 2019	78%	34%	0%
The number of shares earned is capped at 200% of the target shares available for vesting at a Vesting Opportunity. If the Company’s TSR at any Vesting Opportunity is negative on an absolute basis, the number of shares that can be earned is capped at 100% of the target regardless of the Company’s Relative NASDAQ-100 TSR Percentile.
In addition, as an incentive to keep our executives focused on long-term TSR performance and to balance the overall payout opportunity, our PRSU program provides an opportunity for our executives to earn shares at the second and third Vesting Opportunities that were not earned at the first and second Vesting Opportunities in an amount capped at 100% of the target number of shares unearned from the previous Vesting Opportunities. These shares are earned if the Company’s Relative NASDAQ-100 TSR Percentile subsequently improves over the cumulative 24-month and/or 36-month Vesting Measurement Periods. All unearned shares in excess of the target number of shares are forfeited. This feature has not delivered shares under our PRSU program to date.
For information on PRSUs awarded to our NEOs in fiscal year 2019, please see the information under the heading entitled “Our NEOs’ Fiscal 2019 Compensation — Fiscal 2019 Annual Equity Awards Granted in June 2018” beginning on page 27.
RSUs
RSUs reward absolute long-term stock price appreciation and promote retention. Prior to fiscal 2019, equity award grants of RSUs to our NEOs vested annually over 35 months from the grant date in approximately equal increments each May. In order to align with industry trends and to stay market competitive, in fiscal 2019, the Compensation Committee adjusted the vesting schedule of RSUs granted to all employees, including our NEOs. RSU grants now cliff vest as to one third of the award eleven months following the grant date, with the remainder of the award vesting in approximately equal increments every six months thereafter (RSU grants made prior to fiscal 2019 remain on the legacy annual vesting schedule). The Compensation Committee may also grant RSUs with different vesting schedules when necessary for new hires, retention, succession planning, or other factors.
For fiscal 2019, 50% of the total value of our NEOs’ annual equity awards were made in the form of RSUs. For information on RSUs awarded to our NEOs in fiscal year 2019, please see the information under the heading entitled “Our NEOs’ Fiscal 2019 Compensation — Fiscal 2019 Annual Equity Awards Granted in June 2018” beginning on page 27.
Special Performance-Based Equity Awards Granted in the Prior Fiscal Year
Mr. Wilson, Mr. Jorgensen and Mr. Moss hold special equity awards comprised of performance-based incremental RSUs (“PIRSUs”) that were granted by the Compensation Committee and the Board of Directors (in the case of Mr. Wilson) during fiscal 2018. The Board of Directors and the Compensation Committee determined that incentivizing and retaining these key executives was critical to the Company’s continued strong growth and success.
These awards are entirely performance-based and depend on achieving aggressive growth targets in the Company’s non-GAAP net revenue and free cash flow (“FCF”) over a four-year performance period beginning in fiscal 2018 and ending with fiscal 2021, which is a longer vesting period than the vesting period applicable to our annual equity grants. If either of these targets are not met, the awards associated with that target do not pay out. The non-GAAP net revenue and FCF performance measures were chosen because they align with stockholders’ interest in the goal of achieving long-term, sustained and profitable growth for the Company. The PIRSUs, or a portion thereof, will cliff vest on May 26, 2021, provided one or both of the non-GAAP net revenue and FCF performance targets are achieved and that the NEO remains employed on the vesting date. The payout for each metric is independent from the other.

The following chart shows vesting based on the threshold, target, and maximum levels for non-GAAP net revenue and FCF (with linear interpolation applying to performance between threshold, target and maximum, with no funding for performance below threshold):

	Threshold	Target	Maximum
Non-GAAP Net Revenue
(50% weighting)	50% Payout	100% Payout	200% Payout
FCF
(50% weighting)	50% Payout	100% Payout	200% Payout
The non-GAAP net revenue and FCF targets are not being provided due to competitive concerns. The threshold performance levels were determined using a multiple of the Company’s record non-GAAP net revenue and FCF performance in fiscal 2017 and cannot be earned without sustaining the same level of exceptional performance. The target performance levels were based on the Company’s then long-term strategic plan reviewed by the Board of Directors. They were intended to be challenging based on anticipated growth over the performance period and to provide appropriate incentives for management to continue to grow our business from the baseline of record financial and operating achievements in fiscal 2017. The Board of Directors and Compensation Committee believed that achievement of the maximum performance levels would require sustained exceptional performance over the performance period, as the targets were significantly above the long-term strategic plan at the time. Further, the non-GAAP net revenue and FCF targets for the PIRSUs combined with the relative TSR targets for the PRSUs provide these NEOs with a set of financial goals geared towards achieving exceptional performance for the Company on a long-term basis with the objective of returning significant value to stockholders.
Use of Non-GAAP Financial Measures
The Company uses certain adjusted non-GAAP financial measures when establishing performance-based bonus targets and vesting criteria for certain equity awards, such as non-GAAP net revenue, non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share and non-GAAP diluted shares, among others. These measures adjust for certain items that are not indicative of the Company’s core business, operating results or future outlook. We believe that these non-GAAP financial measures provide meaningful supplemental information about the Company’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting for future periods and when assessing the performance of the organization. These non-GAAP financial measures exclude the following items as applicable, in each reporting period: acquisition-related expenses, amortization of debt discount, change in deferred net revenue (online-enabled games), mobile platform fees, income tax adjustments, and stock-based compensation, among others. In addition, for these purposes, we make further adjustments to our publicly disclosed non-GAAP measures to add back bonus expense.
OUR NEOS’ FISCAL 2019 COMPENSATION
2019 Annual Base Salary
To determine an executive’s base salary, the Compensation Committee, with assistance from Compensia, considers the pay practices of our peer group for comparable positions, experience, tenure and internal equity based on the scale and scope of the role.
In fiscal 2019, the Compensation Committee’s annual review of our NEOs base salary and bonus target determinations occurred in the context of changes to our executive team announced in April 2018. Blake Jorgensen assumed the Chief Operating Officer role in addition to Chief Financial Officer. Laura Miele assumed the role of Chief Studios Officer with responsibility leading EA’s Worldwide Studios. Chris Bruzzo assumed responsibility of a new marketing, publishing and analytics organization.
The Compensation Committee (and Board of Directors for Mr. Wilson) approved fiscal 2019 base salary increases, effective April 1, 2018 (and June 1, 2018 for Mr. Wilson), of 4.3% for Mr. Wilson, to $1,200,000; 6% for Mr. Jorgensen, to $850,000; 4% for Mr. Moss, to $675,000; 8% for Mr. Bruzzo, to $675,000; and 2% for Mr. Söderlund, to $876,000. These increases in base salary for fiscal 2019 were based on the strength of the Company’s financial and operating performance in fiscal 2018, were in line with company-wide base salary merit increases for strong performers and reflected the expanded roles and responsibilities of Mr. Jorgensen and Mr. Bruzzo. Finally, the Compensation Committee determined a fiscal 2019 base salary of $675,000 for Ms. Miele, who was not an NEO prior to fiscal 2019. Ms. Miele’s base salary reflected the significant increase in her responsibilities and duties due to her promotion from heading our Global Publishing organization to our Chief Studios Officer, leading our worldwide studios. Upon Mr. Söderlund’s departure from the Company, Ms. Miele assumed the leadership responsibilities of the Chief Design Officer role.
Fiscal 2019 Performance Cash Bonus Awards
Given the Company’s 2019 financial performance, and in order to maintain alignment with our pay-for-performance executive compensation philosophy, our CEO and his staff (including the NEOs) requested that they receive no performance cash bonus award for fiscal 2019. The Board (in the case of Mr. Wilson) and the Compensation Committee (in the case of the other NEOs) accepted this request. The bonus funding that would have been allocated to our CEO and his staff (including the NEOs) were contributed to the overall Company bonus pool.
Determining Bonus Targets
Each fiscal year, the Compensation Committee, and the Board of Directors for our CEO, sets the values of the target annual performance bonus cash awards as a percentage of each executive’s base salary (“target bonus”) based on factors including pay practices of our peer group for comparable positions, experience, tenure and internal equity based on the scale and scope of the role.
In fiscal 2019, the review of our NEOs target bonus percentages was made in the context of the changes to our executive team discussed above. The Board of Directors increased Mr. Wilson’s target bonus percentage for fiscal 2019 from 175% to 200%, effective June 1, 2018, due to the Company’s strong performance during fiscal 2018 and to align Mr. Wilson’s target bonus opportunity with the 50th to 75th percentile for chief executive officers in our peer group. Likewise, the Compensation Committee increased the target bonus percentages for our NEOs, other than for Mr. Söderlund, as set forth in the table below and effective as of April 1, 2018, due to the Company’s strong performance during fiscal 2018 and to reflect the new roles and responsibilities for certain of our NEOs as discussed above.

	Base Salary Earned in Fiscal 2019 ($)	Target Bonus Percentage for Fiscal 2019	Prior Target Bonus Percentage
Mr. Wilson	1,192,308	200%	175%
Mr. Jorgensen	850,000	125%	100%
Mr. Moss	675,000	100%	75%
Mr. Bruzzo	675,000	100%	75%
Mr. Söderlund(1)	475,572	150%	150%

(1)
Mr. Söderlund resides in Stockholm, Sweden and was paid in Swedish krona (“SEK”) prior to his departure from the Company. Mr. Söderlund’s fiscal 2019 base salary was derived from an average of the SEK to USD exchange rates on the last day of each month during fiscal 2019 during which he was employed by or otherwise received payments from the Company relating to his employment of 0.112219. Mr. Söderlund departed from the Company, effective October 30, 2018; no severance was paid to Mr. Söderlund, and all of Mr. Söderlund’s unvested equity awards were cancelled without payment to him in connection with his departure.

Finally, the Compensation Committee determined a target bonus percentage of 100% for Ms. Miele, who was not an NEO prior to fiscal 2019. Ms. Miele’s target bonus percentage reflected the Company’s strong performance during fiscal 2018 and the significant increase in her responsibilities due to her promotion to Chief Studios Officer. Ms. Miele earned $675,000 in base salary in fiscal 2019.
Fiscal 2019 Annual Equity Awards Granted in June 2018
Equity compensation is used as a tool to hire, retain and motivate the Company’s top talent. In fiscal 2018, the Company had record year of strong growth. We exceeded our net revenue and operating income guidance for fiscal 2018, drove higher gross margins and increased our cash provided by operations. The annual equity awards granted to the NEOs in fiscal 2019 reflect these strong financial results generated in fiscal 2018 as well as the NEO’s individual performance.
The NEOs’ annual equity awards were targeted to be comprised of 50% PRSUs with vesting tied to the Company’s TSR and 50% RSUs with a 35-month vesting schedule. The award mix serves to align the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that is highly competitive for executive talent. Our executives are highly desirable candidates for competitors in the gaming industry, as well as broader technology companies, including those pursuing interactive entertainment.
Approximately 80% of the aggregate compensation granted to our NEOs for fiscal 2019 was in the form of long-term equity.

The number of PRSUs and RSUs awarded to each NEO was determined based upon an assessment of various individual factors, including each NEO’s role and tenure with the Company, individual performance (as described below), the value of unvested equity for retention considerations, the grant date fair-value of the award, competitive market practices, including benchmarking data for the position, and internal compensation alignment among our executive officers.
The following table shows the value of the annual equity awards granted to our NEOs in fiscal 2019:

	Target PRSUs(1)(2) ($)	RSUs(1)(2) ($)
Mr. Wilson	7,500,000	7,500,000
Mr. Jorgensen	3,750,000	3,750,000
Ms. Miele	2,750,000	2,750,000
Mr. Moss	2,750,000	2,750,000
Mr. Bruzzo	2,500,000	2,500,000
Mr. Söderlund	5,000,000(3)	5,000,000(3)

(1)
Represents the value of the awards approved by the Compensation Committee on April 11, 2018 and the Board of Directors on May 17, 2018, in the case of Mr. Wilson. On the date of grant, the value was converted into PRSUs or RSUs over an equivalent number of shares rounded down to the nearest whole share.

(2)	Awards granted on June 18, 2018.

(3)	Awards were cancelled without payment to Mr. Söderlund effective upon his departure from the Company on October 30, 2018.
The following highlights were considered for the individual performance component:
Mr. Wilson, Chief Executive Officer
The Board of Directors took into account Mr. Wilson’s leadership of the Company’s fiscal 2019 game portfolio, including continued success in top franchises with growing player bases for FIFA and Battlefield; his leadership of the Company’s ongoing development of new IP; record-breaking engagement in The Sims 4; and expanding reach and engagement in live services including EA SPORTS Ultimate Team and competitive gaming. Mr. Wilson’s focus on fostering of diverse and inclusive talent within the Company and the implementation of his strategy and direction for the Company for fiscal 2019 were also considered.
Mr. Jorgensen, Chief Operating Officer and Chief Financial Officer
The Compensation Committee took into account that Mr. Jorgensen’s role helping the Company achieve record cash flow provided by operations in fiscal 2018 while continuing to efficiently manage the Company’s operating expenses; his leadership growing sales across EA’s broad portfolio and diverse business models, including live services and subscriptions; his focus on implementing changes in the Company’s tax policies, including as a result of the U.S. tax reform, and successfully managing communications with investors and stockholders. The Compensation Committee also considered Mr. Jorgensen’s increased responsibilities with his Chief Operating Officer role.
Ms. Miele, Chief Studios Officer
The Compensation Committee took into account the scope of Ms. Miele’s new role as Chief Studios Officer with responsibility leading EA’s Worldwide Studios. In addition, the Compensation Committee considered Ms. Miele’s achievements in her prior role as head of Global Publishing in growing sales across EA’s broad portfolio and diverse business models. The Compensation Committee also considered Ms. Miele’s leadership of our worldwide customer experience organization in which she drove enhanced programs and practices to increase engagement with our players.
Mr. Moss, Chief Technology Officer
The Compensation Committee took into account the successful scaling and enhancement of EA’s digital platform, the technology supporting our growing digital business, as well as the continuing development of the EA Player Network; his leadership of EA’s proprietary game engine technology, Frostbite; his team’s support of the Company’s products and services, such as ensuring the platform performance, security, stability and timely delivery of the Company’s games; and leading development of EA’s new technological innovations, including investments in streaming technology and artificial intelligence.

Mr. Bruzzo, Chief Marketing Officer
The Compensation Committee took into account the successful multichannel global marketing campaigns for EA’s major titles; continued subscriber base growth in EA’s subscription services EA Access and Origin Access; the expansion and execution of EA PLAY, the Company’s annual games showcase event; and deepening EA’s player relationships with a focus on engagement and retention. In addition, the Committee considered Mr. Bruzzo’s increased responsibilities leading a new marketing, publishing and analytics organization.
Mr. Söderlund, Former Chief Design Officer
All of Mr. Söderlund’s unvested equity awards were cancelled without any payment effective upon his departure from the Company on October 30, 2018.
OTHER COMPENSATION INFORMATION
Benefits and Retirement Plans
We provide a wide array of significant employee benefit programs to all of our regular, full-time employees, including our NEOs, including medical, dental, prescription drug, vision care, disability insurance, life insurance, accidental death and dismemberment (“AD&D”) insurance, a flexible spending plan, business travel accident insurance, an educational reimbursement program, an adoption assistance program, an employee assistance program, an employee stock purchase plan, paid time off, and relocation assistance.
We offer retirement plans to our employees based upon their country of employment. In the United States, our employees, including our U.S.-based NEOs, are eligible to participate in a tax-qualified section 401(k) plan, with a Company discretionary matching contribution of up to 6% of eligible compensation. The amount of the total matching contribution is determined based on the Company’s fiscal year performance. We also maintain a nonqualified deferred compensation plan in which executive-level employees, including our NEOs and our directors, are eligible to participate. None of our NEOs participated in the deferred compensation plan during fiscal 2019. In Sweden, where Mr. Söderlund resides, the Company contributed to supplementary ITP occupational pension plans on behalf of Mr. Söderlund until his departure from the Company.
Perquisites and Other Personal Benefits
While our NEOs generally receive the same benefits that are available to our other regular, full-time employees, they also receive certain additional benefits, including access to a Company-paid physical examination program, and greater maximum benefit levels for life insurance, AD&D, and long-term disability coverage. We consider these benefits to be standard components of a competitive executive compensation package. Our officers with a ranking of vice president and above and certain worldwide studio organization employees are also eligible to participate in the EA Executive and Studio Leadership Digital Game Benefit program. Company reimbursed air and ground transportation generally is limited to business travel.
Change in Control Arrangements and Severance
Our executive officers with a ranking of senior vice presidents and above are eligible to participate in the Electronic Arts Inc. Change in Control Plan (the “CiC Plan”), which is a “double-trigger” change in control plan that provides our executive officers with payments and benefits if their employment is terminated in connection with a change in control. For more information on the CiC Plan, please refer to the information included under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 39 of this Proxy Statement.
We also maintain an ERISA-regulated severance plan (the “Severance Plan”) that applies generally to all our U.S.-based employees. Under the Severance Plan, eligible employees may receive a cash severance payment and premiums for continued health benefits, if such benefits are continued pursuant to COBRA. Any severance arrangements with our NEOs, whether paid pursuant to the Severance Plan or otherwise, require the prior approval of the Compensation Committee. In the event of a change in control of the Company, the cash severance payment payable under the Severance Plan may be reduced, in whole or in part, by any amount paid under the CiC Plan.
Mr. Söderlund did not receive any severance in connection with his departure from the Company.
Stock Ownership Holding Requirements
We maintain stock ownership holding requirements for our Section 16 officers. Our Section 16 officers who hold the title of senior vice president must maintain stock ownership equal to at least 1x their base salary. The stock ownership multiple increases to 2x base salary for Section 16 officers who are executive vice presidents and 5x base salary for our CEO. We test the stock ownership holding requirement on an annual basis, and any Section 16 officer not in compliance with these guidelines must hold 50% of any net after-tax shares vesting from equity awards until the applicable requirement is met.
As of March 30, 2019, each of our executive officers, had either met his or her then-applicable stock ownership holding requirement or had not yet reached the date on which he or she is required to meet his or her ownership requirement, which is generally 50 months from the date of hire or appointment.
Insider Trading, Anti-Hedging and Anti-Pledging Policies
Please see page 13 of this Proxy Statement under the heading “Insider Trading, Anti-Hedging and Anti-Pledging Policies” which such policies are also applicable to our NEOs.
Compensation Recovery (Clawbacks)
Our equity award agreements provide that if an employee engages in fraud or other misconduct that contributes to an obligation to restate the Company’s financial statements, the Compensation Committee may terminate the equity award and recapture any equity award proceeds received by the employee within the 12-month period following the public issuance or filing of the financial statements required to be restated.
Risk Considerations
The Compensation Committee considers, in establishing and reviewing our compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. See the section of this Proxy Statement entitled “Oversight of Risk Issues” above for an additional discussion of risk considerations.
Impact of Tax Treatment
Historically, Section 162(m) of the Internal Revenue Code precluded a public company from taking a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the three most highly paid executive officers other than the chief financial officer; this limitation did not apply to compensation that satisfied tax code requirements for qualifying performance-based compensation. However, effective January 1, 2018, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) mandates that the chief financial officer is no longer excluded from this limitation, and performance-based compensation is no longer exempted. Transition rules under the Tax Act allow payments made pursuant to written binding contracts in effect as of November 2, 2017 to be deductible based on the pre-Tax Act rules; we intend to deduct such payments as appropriate, but there is no guarantee that such payments will be deductible.
We do not intend to change our pay-for-performance approach to awarding executive pay even though the Tax Act effectively eliminated the tax benefits of awarding qualifying performance-based compensation. At the same time, the Compensation Committee believes it is important to retain discretion and maximum flexibility in designing appropriate executive compensation programs and establishing competitive forms and levels of executive compensation that are in the best interests of the Company and our stockholders.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The following Compensation Committee Report on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that EA specifically incorporates it by reference into a filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE MEMBERS
Jay C. Hoag (Chair)
Leonard S. Coleman
Heidi Ueberroth

EXECUTIVE COMPENSATION
FISCAL 2019 SUMMARY COMPENSATION TABLE
The following table shows information concerning the compensation earned by or awarded to our Chief Executive Officer, our Chief Operating and Financial Officer, our next three most highly compensated executive officers, and our former Chief Design Officer, in each case, for fiscal 2019, and, where applicable, fiscal 2018 and fiscal 2017. For purposes of the compensation tables that follow, we refer to these individuals collectively as the “Named Executive Officers” or “NEOs.”

Name and Principal Position for Fiscal 2019	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew Wilson	2019	1,192,308	17,090,597(4)	—	37,166	18,320,071
Chief Executive Officer	2018	1,141,731	32,025,759	2,500,000	61,274	35,728,764
	2017	1,083,846	16,150,342	2,690,860	47,720	19,972,718
Blake Jorgensen	2019	850,000	8,545,299(5)	—	16,564	9,411,863
Chief Operating Officer &	2018	794,211	17,377,775	1,100,000	14,055	19,286,041
Chief Financial Officer	2017	762,981	7,498,342	1,100,000	17,427	9,378,750
Laura Miele	2019	675,000	6,266,288(6)	—	11,544	6,952,832
Chief Studios Officer
Kenneth Moss	2019	675,000	6,266,288(7)	—	13,592	6,954,880
Chief Technology Officer	2018	645,865	13,242,574	630,000	14,327	14,532,766
	2017	619,104	5,767,942	615,000	17,738	7,019,784
Chris Bruzzo	2019	675,000	5,696,866(8)	—	12,573	6,384,439
Chief Marketing Officer	2018	620,865	4,539,994	530,000	22,433	5,713,292
	2017	596,365	4,614,285	500,000	17,427	5,728,077
Patrick Söderlund(9)	2019	475,572	11,393,732(10)	—	146,412	12,015,716
Former Chief Design Officer	2018	821,539	46,253,078	1,212,319	98,901	48,385,837
	2017	611,291	9,805,485	1,094,161	84,720	11,595,657

(1)
Represents the aggregate grant date fair value of RSUs, PRSUs, and, with respect to fiscal 2018, PIRSUs. Grant date fair value is determined for financial statement reporting purposes in accordance with FASB ASC Topic 718 and the amounts shown may not reflect the actual value realized by the recipient. For RSUs and PIRSUs, grant date fair value is calculated using the closing price of our common stock on the grant date with the PIRSUs being valued at target. For PRSUs, the grant date fair value is determined using a Monte-Carlo simulation model. For additional information regarding the valuation methodology for RSUs, PRSUs and PIRSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. The PRSUs granted to our NEOs in fiscal 2019 are referred to as “Market-Based Restricted Stock Units” in Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. For additional information regarding the specific terms of the RSUs and PRSUs granted to our NEOs in fiscal 2019, see the “Fiscal 2019 Grants of Plan-Based Awards Table” below.

(2)
Messrs. Wilson, Jorgensen, Moss, and Bruzzo, and Ms. Miele declined payouts under the Executive Bonus Plan for fiscal 2019, and Mr. Söderlund was not eligible to receive any payout for fiscal 2019 due to his departure from the Company. For additional information, see “Our NEOs’ Fiscal 2019 Compensation” under the heading “Fiscal 2019 Performance Cash Bonus Awards” in the “Compensation Discussion and Analysis” above.

(3)
All Other Compensation Table

Name	Fiscal Year	Insurance Premiums ($)(A)	Retirement Benefits ($)(B)	Other ($)(C)	Tax Gross-Up ($)	Total ($)
Andrew Wilson	2019	1,014	9,808	25,760(D)	757(E)	37,166
	2018	928	12,150	36,105	12,091	61,274
	2017	928	15,900	30,099	793	47,720
Blake Jorgensen	2019	1,014	14,192	760	598(F)	16,564
	2018	928	12,150	—	977	14,055
	2017	928	15,900	—	599	17,427
Laura Miele	2019	1,014	9,101	760	669(G)	11,544
Kenneth Moss	2019	1,014	9,808	1,862(H)	908(I)	13,592
	2018	928	12,150	—	1,249	14,327
	2017	928	15,900	—	910	17,738
Chris Bruzzo	2019	1,014	9,721	910(J)	928(K)	12,573
	2018	928	12,150	—	9,355	22,433
	2017	928	15,900	—	599	17,427
Patrick Söderlund	2019	1,173	37,653	104,990(L)	2,596(M)	146,412
	2018	936	61,169	35,992	804	98,901
	2017	768	56,448	27,476	28	84,720

(A)	Amounts shown represent premiums paid on behalf of our NEOs under Company sponsored group life insurance, AD&D and disability programs.

(B)
Amounts shown for Messrs. Wilson, Jorgensen, Moss and Bruzzo, and Ms. Miele, reflect Company-matching 401(k) contributions for fiscal year 2019. The amount shown for Mr. Söderlund reflects Company contributions during fiscal 2019 to a Swedish ITP2 occupational pension plan, which includes a defined contribution component, as well as life and disability coverage, and an alternative ITP plan.

(C)	Amounts shown include digital game codes and video game merchandise for our NEOs.

(D)	Amount shown also includes membership dues for an executive organization ($25,000).

(E)	Represents the aggregate value of taxes paid on behalf of Mr. Wilson for digital game codes and video game merchandise from the Company store.

(F)	Represents the aggregate value of taxes paid on behalf of Mr. Jorgensen for digital game codes.

(G)	Represents the aggregate value of taxes paid on behalf of Ms. Miele for digital game codes and video game merchandise from the Company store.

(H)	Amount shown also includes costs incurred in connection with an executive physical.

(I)	Represents the aggregate value of taxes paid on behalf of Mr. Moss for digital game codes, digital game reimbursement and video game merchandise from the Company store.

(J)	Amount shown also includes gift merchandise from the Company.

(K)	Represents the aggregate value of taxes paid on behalf of Mr. Bruzzo for digital game codes, video game merchandise from the Company store and gift merchandise from the Company.

(L)	Amount shown also includes paid time-off benefits ($103,110), including accrued but unused paid-time off payable in connection with his departure from the Company.

(M)	Represents the aggregate value of taxes paid on behalf of Mr. Söderlund for digital game codes.

(4)
Represents the aggregate grant date fair value of 51,774 RSUs granted to Mr. Wilson in fiscal 2019 of $7,499,982 and the target payout of 51,774 PRSUs granted to Mr. Wilson in fiscal 2019 of $9,590,616. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $14,999,963, which is based on the maximum vesting of 103,548 PRSUs multiplied by the closing price of our common stock on the date of grant of $144.86.

(5)
Represents the aggregate grant date fair value of 25,887 RSUs granted to Mr. Jorgensen in fiscal 2019 of $3,749,991 and the target payout of 25,887 PRSUs granted to Mr. Jorgensen in fiscal 2019 of $4,795,308. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $7,499,982, which is based on the maximum vesting of 51,774 PRSUs multiplied by the closing price of our common stock on the date of grant of $144.86.

(6)
Represents the aggregate grant date fair value of 18,983 RSUs granted to Ms. Miele in fiscal 2019 of $2,749,877 and the target payout of 18,983 PRSUs granted to Ms. Miele in fiscal 2019 of $3,516,411. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $5,499,755, which is based on the maximum vesting of 37,966 PRSUs multiplied by the closing price of our common stock on the date of grant of $144.86.

(7)
Represents the aggregate grant date fair value of 18,983 RSUs granted to Mr. Moss in fiscal 2019 of $2,749,877 and the target payout of 18,983 PRSUs granted to Mr. Moss in fiscal 2019 of $3,516,411. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $5,499,755, which is based on the maximum vesting of 37,966 PRSUs multiplied by the closing price of our common stock on the date of grant of $144.86.

(8)
Represents the aggregate grant date fair value of 17,258 RSUs granted to Mr. Bruzzo in fiscal 2019 of $2,499,994 and the target payout of 17,258 PRSUs granted to Mr. Bruzzo in fiscal 2019 of $3,196,872. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $4,999,988, which is based on the maximum vesting of 34,516 PRSUs multiplied by the closing price of our common stock on the date of grant of $144.86.

(9)
During his employment with the Company, Mr. Söderlund was based in Stockholm, Sweden and was paid in Swedish krona. The amounts reported as salary and all other compensation for Mr. Söderlund in fiscal 2019 were derived from an average of the Swedish krona to U.S. dollar exchange rates on the last day of each month during fiscal 2019 in which he was employed by the Company or otherwise received payments from the Company relating to his employment of 0.112219.

(10)
Represents the aggregate grant date fair value of 34,516 RSUs granted to Mr. Söderlund in fiscal 2019 of $4,999,988 and the target payout of 34,516 PRSUs granted to Mr. Söderlund in fiscal 2019 of $6,393,744. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $9,999,976, which is based on the maximum vesting of 69,032 PRSUs multiplied by the closing price of our common stock on the date of grant of $144.86. These awards were cancelled without any payment to Mr. Söderlund, effective upon his departure from the Company on October 30, 2018.

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS TABLE
The following table shows information regarding non-equity incentive and equity plan-based awards granted to our NEOs during fiscal 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date	Approval Date(1)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Andrew Wilson
Annual Bonus Opportunity	—	—	1,997,917	5,000,000	—	—	—	—
PRSUs	6/18/2018	5/17/2018	—	—	51,774	103,548	—	9,590,616
RSUs	6/18/2018	5/17/2018	—	—	—	—	51,774(6)	7,499,982
Blake Jorgensen
Annual Bonus Opportunity	—	—	1,062,500	3,187,500	—	—	—	—
PRSUs	6/18/2018	4/11/2018	—	—	25,887	51,774	—	4,795,308
RSUs	6/18/2018	4/11/2018	—	—	—	—	25,887(6)	3,749,991
Laura Miele
Annual Bonus Opportunity	—	—	675,000	2,025,000	—	—	—	—
PRSUs	6/18/2018	4/11/2018	—	—	18,983	37,966	—	3,516,411
RSUs	6/18/2018	4/11/2018	—	—	—	—	18,983(6)	2,749,877
Kenneth Moss
Annual Bonus Opportunity	—	—	675,000	2,025,000	—	—	—	—
PRSUs	6/18/2018	4/11/2018	—	—	18,983	37,966	—	3,516,411
RSUs	6/18/2018	4/11/2018	—	—	—	—	18,983(6)	2,749,877
Chris Bruzzo
Annual Bonus Opportunity	—	—	675,000	2,025,000	—	—	—	—
PRSUs	6/18/2018	4/11/2018	—	—	17,258	34,516	—	3,196,872
RSUs	6/18/2018	4/11/2018	—	—	—	—	17,258(6)	2,499,994
Patrick Söderlund
Annual Bonus Opportunity	—	—	1,311,825(7)	3,935,474(7)	—	—	—	—
PRSUs	6/18/2018	4/11/2018	—	—	34,516(7)	69,032(7)	—	6,393,744
RSUs	6/18/2018	4/11/2018	—	—	—	—	34,516(7)	4,999,988

(1)	Each grant was approved on the approval date indicated above by our Compensation Committee or the Board of Directors, in the case of our CEO, for grant on the specific grant date indicated above.

(2)
The amounts shown represent the target and maximum amount of cash bonus plan awards provided for under the Executive Bonus Plan for all NEOs other than Mr. Söderlund who departed from the Company effective October 30, 2018, and was ineligible to receive any bonus payout under the EA Bonus Plan or his employment agreement with the Company. The target amounts are pre-established as a percentage of salary and the maximum amounts represent the greatest payout that could be made under the Executive Bonus Plan. For more information regarding the our NEOs’ bonus targets for fiscal 2019 and an explanation of the amount of salary and bonus targets in proportion to total compensation, see the sections titled “Our NEOs’ Fiscal 2019 Compensation” and “Our Elements of Pay” in the “Compensation Discussion and Analysis” above.

(3)
Represents awards of PRSUs granted to our NEOs under our 2000 EIP. The PRSUs vest over a full three-year period. The number of PRSUs that vest is adjusted based on EA’s Relative NASDAQ-100 TSR Percentile measured over 12-month, 24-month cumulative and 36-month cumulative periods. For additional information regarding the specific terms of the PRSUs granted to our NEOs in fiscal 2019, see the section titled “PRSUs” in the “Compensation Discussion and Analysis” above. Upon vesting, each earned PRSU automatically converts into one share of EA common stock and does not have an exercise price or expiration date. The PRSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(4)
Represents awards of RSUs granted to our NEOs under our 2000 EIP. Upon vesting, each RSU automatically converts into one share of EA common stock. RSUs are granted for no consideration and do not expire. The RSUs do not have voting rights and are not entitled to receive dividends, if any, paid by EA on its common stock.

(5)
For grants of RSUs, represents the aggregate grant date fair value of RSUs calculated using the closing price of our common stock on the date of grant. For grants of PRSUs, represents the aggregate grant date fair value of the award using the Monte-Carlo simulation method assuming target payout. For a more detailed discussion of the valuation methodology and assumptions used to calculate fair value, see Note 15 “Stock-Based Compensation and Employee Benefit Plans,” of the Consolidated Financial Statements in our Annual Report.

(6)
RSUs vested as to one-third of the units on May 18, 2019 and the remainder of the units will vest in approximately equal increments every six months thereafter until the award is fully vested on May 18, 2021.

(7)	Awards were cancelled without any payment to Mr. Söderlund, effective upon his departure from the Company on October 30, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END
The following tables show information regarding outstanding stock options, RSUs, PRSUs and PIRSUs held by our NEOs as of the end of fiscal 2019.
All stock options, RSUs, PRSUs and PIRSUs were granted pursuant to our 2000 EIP. The market value of the unvested RSUs, PRSUs and PIRSUs is determined by multiplying the number of unvested RSUs by $101.63, the closing price of the Company’s common stock on March 29, 2019, the last trading day of fiscal 2019. For the PRSUs and PIRSUs, as described in the footnotes to the Outstanding Stock Awards table below, the number of shares and their value assumes the achievement of target performance goals.

	Outstanding Option Awards(1)
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Andrew Wilson	10/31/2013	670,000	—	26.25	10/31/2023
	6/16/2014	166,389	—	35.70	6/16/2024
Blake Jorgensen	6/16/2014	24,275	—	35.70	6/16/2024
Laura Miele	6/16/2014	13,706	—	35.70	6/16/2024
Kenneth Moss	7/16/2014	122,850	—	37.12	7/16/2024
Chris Bruzzo	9/16/2014	83,402	—	37.02	9/16/2024
Patrick Söderlund	6/16/2014	41,598	—	35.70	6/16/2024

(1)	All outstanding options were vested and exercisable as of March 30, 2019.

		Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew Wilson	6/16/2016	—	—	31,111(1)	3,161,811
	6/16/2017	—	—	47,055(1)	4,782,200
	6/18/2018	—	—	51,774(1)	5,261,792
	6/16/2017	—	—	135,734(2)	13,794,646
	6/16/2016	31,111(3)	3,161,811	—	—
	6/16/2017	45,245(3)	4,598,249	—	—
	6/18/2018	51,774(4)	5,261,792	—	—

Blake Jorgensen	6/16/2016	—	—	14,445(1)	1,468,045
	6/16/2017	—	—	20,391(1)	2,072,337
	6/18/2018	—	—	25,887(1)	2,630,896
	6/16/2017	—	—	90,489(2)	9,196,397
	6/16/2016	14,445(3)	1,468,045	—	—
	6/16/2017	19,606(3)	1,992,558	—	—
	6/18/2018	25,887(4)	2,630,896	—	—

Laura Miele	6/16/2016	—	—	5,556(1)	564,656
	6/16/2017	—	—	10,980(1)	1,115,897
	6/18/2018	—	—	18,983(1)	1,929,242
	6/16/2016	5,556(3)	564,656	—	—
	6/16/2017	10,557(3)	1,072,908	—	—
	6/18/2018	18,983(4)	1,929,242	—	—

Kenneth Moss	6/16/2016	—	—	11,111(1)	1,129,211
	6/16/2017	—	—	17,254(1)	1,753,524
	6/18/2018	—	—	18,983(1)	1,929,242
	6/16/2017	—	—	63,342(2)	6,437,447
	6/16/2016	11,111(3)	1,129,211	—	—
	6/16/2017	16,590(3)	1,686,042	—	—
	6/18/2018	18,983(4)	1,929,242	—	—

Chris Bruzzo	6/16/2016	—	—	8,889(1)	903,389
	6/16/2017	—	—	12,548(1)	1,275,253
	6/18/2018	—	—	17,258(1)	1,753,931
	6/16/2016	8,889(3)	903,389	—	—
	6/16/2017	12,065(3)	1,226,166	—	—
	6/18/2018	17,258(4)	1,753,931	—	—

Patrick Söderlund(5)	—	—	—	—	—

(1)
Represents PRSUs at target achievement level of 100%, plus, with respect to the June 2017 grant, remaining unearned shares available to be earned and converted into shares one month prior to each of the first three anniversaries of the grant date (each such date, a “Vesting Opportunity”). The number of PRSUs that vest for a given Vesting Opportunity is based on EA’s Relative NASDAQ-100 TSR Percentile. For additional information regarding the specific terms of the PRSUs granted to our NEOs, see the discussion of “PRSUs” in the “Compensation Discussion and Analysis” above.

(2)
Represents PIRSUs at target achievement level of 100% for the June 2017 PIRSUs granted to certain of our NEOs. The number of PIRSUs that vest is based on the achievement of one or both of the non-GAAP net revenue and FCF goals over the four-year performance period. For additional information regarding the specific terms of the PIRSUs granted to certain of our NEOs, see the discussion of “PIRSUs” in the “Compensation Discussion and Analysis” above. Any earned PIRSUs will vest in full on May 26, 2021.

(3)	Represents an award of RSUs that vested or will vest as to one-third of the units one month prior to each of the first three anniversaries of the grant date.

(4)
Represents an award of RSUs that vested or will vest as to one-third of the units one month prior to the first anniversary of the grant date, with the remainder of the units to vest in approximately equal increments every six months thereafter until the award is fully vested on May 18, 2021.

(5)	Mr. Söderlund’s PRSUs, PIRSUs and RSUs were cancelled without any payment to him, effective upon his departure from the Company on October 30, 2018.

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED TABLE
The following table shows all stock options exercised and the value realized upon exercise, as well as all RSUs and PRSUs vested and the value realized upon vesting by our NEOs during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Andrew Wilson	80,000	7,940,600	206,176	26,825,559
Blake Jorgensen	—	—	97,436	12,677,398
Laura Miele	—	—	29,194	3,798,431
Kenneth Moss	—	—	68,442	8,904,989
Chris Bruzzo	—	—	58,588	7,622,885
Patrick Söderlund	—	—	132,856	17,385,536

(1)
The value realized upon the exercise of stock options is calculated by: (a) subtracting the option exercise price from the market value on the date of exercise to determine the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the options exercised.

(2)	Represents shares of EA common stock released upon vesting of RSUs and PRSUs during fiscal 2019.

(3)	The value realized upon vesting of RSUs and PRSUs is calculated by multiplying the number of RSUs and PRSUs vested by the closing price of EA common stock on the trading day prior to the vest date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Termination of Employment
Our incumbent NEOs have not entered into employment agreements with the Company. In connection with a termination of employment, our incumbent NEOs will have a right under applicable law to any accrued paid time off as of the date of termination, and all outstanding equity awards will be forfeited upon termination unless the applicable NEO’s employment is terminated for reasons due to death, disability or change in control.
Electronic Arts Change in Control Plan
Our incumbent NEOs participate in the Electronic Arts Inc. Change in Control Plan (the “CiC Plan”). The CiC Plan is filed as Exhibit 10.4 on the Company’s Form 8-K dated May 18, 2018. The CiC Plan is a “double-trigger” plan, which provides those serving as Senior Vice Presidents and above with payments and benefits if their employment is terminated without “cause” or if they resign for “good reason” during the three-month period preceding or 18-month period following a change in control of the Company (and the Compensation Committee determines the termination was made in connection with the change in control). The CiC Plan payments and benefits include a cash severance payment, continued health benefits or equivalent payments for up to 18 months (24 months for our CEO) and full vesting of all outstanding and unvested equity awards (other than performance-based awards, the vesting of which is described below).
The CiC Plan does not provide for any additional payments or benefits (for example, tax gross-ups or reimbursements) in the event that the payments under the CiC Plan and other arrangements offered by the Company or its affiliates cause an executive officer to owe an excise tax under Section 280G of the Code (“Section 280G”). However, the CiC Plan provides that, if an executive officer would receive a greater net after-tax benefit by having his or her CiC Plan payments reduced to an amount that would avoid the imposition of the Section 280G excise tax, his or her payment will be reduced accordingly.
As a condition to our NEOs’ right to receive the payments and benefits provided under the CiC Plan, the NEO is required to execute a waiver of claims against the Company and will be bound by the terms of a non-solicitation agreement prohibiting the executive for a one-year period following his or her termination of employment from soliciting employees to leave the Company.
PRSUs
Pursuant to the terms of the PRSUs, if the NEO remains employed by the Company, or the Company’s successor entity, PRSUs may vest on their scheduled vest date following a change in control of the Company. The Company’s Relative NASDAQ-100 TSR Percentile as of the effective date of the change in control will be applied to determine the number of shares that could vest at each remaining Vesting Opportunity in the applicable Vesting Measurement Period. If the NEO is terminated without “cause” or resigns for “good reason” prior to the eighteen-month anniversary of the change in control or within three months preceding the change in control, and the Compensation Committee determines the termination was made in connection with the change in control, the PRSUs will accelerate upon the date on which the NEO is terminated or resigns, subject to the timely execution of a severance agreement and release. The Company’s Relative NASDAQ-100 TSR Percentile as of the effective date of the change in control will be applied to the aggregate number of unvested PRSUs to determine the number of shares that could vest. The reduction of the recipient’s awards in respect of Section 280G is applied in the same manner with respect to the PRSUs as under the CiC Plan.
PIRSUs
In the event of a change in control, the Compensation Committee will proportionally adjust the FCF and non-GAAP net revenue targets based on the length of the performance period between April 2, 2017 and the most recently completed fiscal quarter to determine the number of PIRSUs that can be earned on a pro rata basis. The Compensation Committee shall determine and certify in writing, as of the effective date of the change in control, the extent to which the adjusted FCF and non-GAAP net revenue performance measures have been achieved. In the unlikely scenario where the achievement of the performance targets cannot be ascertained as of the effective date of the change in control, the NEO will be eligible to vest in the amount of the adjusted target PIRSUs. If the NEO remains employed by the Company, or the Company’s successor entity, the PIRSUs will vest on their scheduled vest date. If the NEO is terminated without “cause” or resigns for “good reason” prior to the 18th month anniversary of the change in control or the three months preceding the change in control (and the Compensation Committee determines the termination was made in connection with the change in control), the PIRSUs will accelerate and vest upon the date on which the NEO is terminated or resigns, subject to the timely execution of a severance agreement and release.

The following table sets forth potential payments under the CiC Plan and the terms of the PRSUs and PIRSUs, as described above, to our incumbent NEOs (upon termination of employment without “cause” or for “good reason”) in connection with a change in control of the Company. For purposes of the table below, we have assumed a termination date of March 30, 2019, the last day of fiscal 2019. The closing price of our common stock on March 29, 2019 (the last trading day of fiscal 2019) was $101.63.

Name	Cash Severance Award ($)(1)	RSUs ($)(2)	PRSUs ($)(3)	PIRSUs ($)(4)	Other ($)(5)	Total ($)
Andrew Wilson	7,200,000	13,021,852	4,029,528	6,897,323	156,056	31,304,759
Blake Jorgensen	2,868,750	6,091,499	1,822,531	4,598,148	108,356	15,489,283
Laura Miele	2,025,000	3,566,806	805,113	—	106,435	6,503,354
Kenneth Moss	2,025,000	4,744,495	1,453,919	3,218,724	106,435	11,548,572
Chris Bruzzo	2,025,000	3,883,486	1,121,487	—	98,546	7,128,518

(1)
Represents the sum of each NEO’s annual base salary as of March 30, 2019 and target cash bonus for fiscal 2019, respectively, multiplied by 2 with respect to Mr. Wilson and by 1.5 with respect to Messrs. Jorgensen, Moss and Bruzzo, and Ms. Miele.

(2)
Represents the value of unvested RSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 30, 2019 as calculated by multiplying the number of RSUs that would accelerate by the closing price of our common stock on March 29, 2019.

(3)
Represents the value of unvested PRSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 30, 2019. For purposes of the table, we have used EA’s Relative NASDAQ-100 TSR Percentiles as of March 30, 2019, which was in the 49th percentile with respect to PRSUs granted in June 2016, the 27th percentile with respect to PRSUs granted in June 2017 and the 9th percentile with respect to PRSUs granted in June 2018. Based on these percentiles, the PRSUs granted in June 2016 would accelerate and vest as to 78% of the target number of shares for the remaining vest date in the performance period, the PRSUs granted to in June 2017, would each accelerate and vest as to 34% of the target number of shares for the remaining vest dates in their respective performance periods, and none of the PRSUs granted in June 2018 would accelerate and vest.

(4)
Represents the estimated value of unvested PIRSUs that would accelerate and vest at target on a qualifying termination of employment in connection with a change in control occurring on March 30, 2019. For purposes of the table, we have used the estimated target number of PIRSUs that would accelerate and vest based on the completion of 50% of the four-year performance period. If we estimated the value of the unvested PIRSUs at maximum based on the completion of 50% of the four-year performance-period, the value of the PIRSUs would be $13,794,646 for Mr. Wilson; $9,196,397 for Mr. Jorgensen; and $6,437,447 for Mr. Moss.

(5)
Includes 24 months of post-termination health benefits for Mr. Wilson and accrued paid time off or vacation benefits and 18 months of post-termination health benefits for Messrs. Jorgensen, Bruzzo and Moss, and Ms. Miele, and accrued paid time off or vacation benefits.

FISCAL 2019 PAY RATIO
For fiscal 2019:

•	the median of the annual total compensation of all our employees (other than Mr. Wilson) was $91,661; and

•	the annual total compensation of Mr. Wilson, was $18,320,071 as reported in the Fiscal 2019 Summary Compensation Table.
Based on this information, for fiscal 2019 the ratio of Mr. Wilson’s annual total compensation to the median of the annual total compensation of all employees was 200:1.
This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
Since there have been no significant changes to our employee population or employee compensation programs during fiscal 2019 that would affect our pay ratio disclosure, we used the same median employee who was identified as of January 1, 2018, as permitted by SEC rules.
To identify our median employee, we used a consistently applied compensation measure that aggregated the following elements of compensation obtained from our internal payroll systems:

•	base salary as of December 31, 2017 (annualized for employees on leave of absence or not employed for the full year);

•	discretionary bonuses (performance or other bonuses) paid to employees in calendar year 2017; and

•	the grant date fair market value of equity awards granted to employees in calendar year 2017.
We did not exclude any employees or, other than annualizing base salary for permanent employees, make any compensation adjustments whether for cost of living or otherwise in the identification process. In determining that it was still appropriate to utilize our fiscal 2018 median employee for the 2019 fiscal year, we considered that there were no material changes to that employee’s job description or compensation during fiscal 2019.
Our median employee was identified to be a software engineer employed in Canada (the “Median Employee”).
The Median Employee’s fiscal 2019 compensation was calculated in Canadian dollars and determined using the same methodology as used to determine Mr. Wilson’s annual total compensation set forth in the Fiscal 2019 Summary Compensation Table. The Median Employee’s annual total compensation was then converted to U.S. dollars based on the exchange rate of the Canadian dollar to the U.S. dollar as of March 31, 2019 of 0.744990.

EQUITY COMPENSATION PLAN INFORMATION
We have two equity incentive plans that have been approved by our stockholders. Our common stock is or has been authorized for issuance to employees and directors under the 2000 EIP and to employees only under the Company’s 2000 Employee Stock Purchase Plan, as amended (the “ESPP”).
The following table and related footnotes give aggregate information regarding grants under the 2000 EIP and the ESPP as of the end of fiscal 2019.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)	(B)	(C)
Equity compensation plans approved by security holders	7,872,052(1)	$30.63(2)	17,243,764(3)
Total	7,872,052		17,243,764

(1)
Includes (a) 1,375,360 shares of common stock issuable upon exercise of outstanding options under the 2000 EIP with a weighted-average exercise price of $30.63; and (b) 6,496,692 unvested restricted stock awards outstanding under the 2000 EIP.

(2)	RSUs, PRSUs and PIRSUs do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

(3)
Each full value award (i.e., RSUs, PRSUs and PIRSUs) granted under the 2000 EIP reduces the number of shares available for issuance under our 2000 EIP by 1.43 shares and each stock option granted reduces the number of shares available for issuance by 1 share. The 17,243,764 shares remaining available for future issuance under our 2000 EIP and ESPP includes (a) 10,973,237 shares available for issuance under the 2000 EIP based on the 1.43 reduction for full-value awards and (b) 6,270,527 shares available for purchase by our employees under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of June 6, 2019, the number of shares of our common stock owned by our directors, NEOs, our directors and executive officers as a group, and beneficial owners known to us holding more than 5% of our common stock. As of June 6, 2019, there were 296,649,636 shares of our common stock outstanding. Except as otherwise indicated, the address for each of our directors and executive officers is c/o Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

Stockholder Name	Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares(3)
Vanguard Group Inc.(4)	22,070,440	—	7.44%
Blackrock, Inc.(5)	20,139,028	—	6.79%
T. Rowe Price Associates, Inc.(6)	17,683,678	—	5.96%
FMR LLC (7)	16,439,841	—	5.54%
Jay C. Hoag(8)	3,747,356	13,892	1.27%
Lawrence F. Probst III(9)	604,185	78,881	*
Andrew Wilson(10)	182,215	816,389	*
Blake Jorgensen	119,375	24,275	*
Kenneth Moss	145,948	122,850	*
Jeffrey T. Huber(11)	79,740	13,892	*
Patrick Söderlund	—	41,598	*
Chris Bruzzo	51,771	83,402	*
Richard A. Simonson	34,731	69,326	*
Leonard S. Coleman	27,371	25,054	*
Laura Miele	14,647	13,706	*
Talbott Roche	8,340	2,020	*
Luis A. Ubiñas	1,369	57,426	*
Heidi J. Ueberroth	2,543	2,020	*
All executive officers and directors as a group (19) persons(12)	5,108,245	1,372,942	2.18%

*	Less than 1%

(1)
Unless otherwise indicated in the footnotes, includes shares of common stock for which the named person has sole or shared voting and investment power. This column excludes shares of common stock that may be acquired through stock option exercises, which are included in the column “Right to Acquire.”

(2)
Includes (a) shares of common stock that may be acquired through stock option exercises and releases of RSUs within 60 days of June 6, 2019, (b) in the case of Mr. Simonson, reflects 55,434 RSUs that have vested but have been deferred, (c) in the case of Mr. Coleman, reflects 23,034 RSUs that have vested but have been deferred and (d) in the case of Mr. Ubiñas, reflects 50,534 RSUs that have vested but have been deferred.

(3)	Calculated based on the total number of shares owned plus the number of shares that may be acquired through stock option exercises and the release of vested RSUs within 60 days of June 6, 2019.

(4)
As of March 31, 2019, based on information contained in a report on Form 13F-HR filed with the SEC on May 15, 2019 by Vanguard Group Inc. The address for Vanguard Group Inc. is PO Box 2600, V26, Valley Forge, PA 19482-2600.

(5)
As of March 31, 2019, based on information contained in a report on Form 13F-HR filed with the SEC on May 9, 2019 by Blackrock, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)
As of March 31, 2019, based on information contained in a report on Form 13F-HR filed with the SEC on May 15, 2019 by T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is PO Box 89000, Baltimore, MD 21289.

(7)	As of March 31, 2019, based on information contained in a report on Form 13F-HR filed with the SEC on May 13, 2019 by FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(8)
Represents 3,747,356 shares of common stock held by entities affiliated with Mr. Hoag, including Technology Crossover Ventures as follows: (i) 4,425 shares of common stock held by TCV Management 2004, L.L.C. (“TCV Management 2004”), (ii) 4,425 shares of common stock held by TCV VI Management, L.L.C. (“TCV VI Management”), (iii) 14,816 shares of common stock held by TCV VII Management, L.L.C. (“TCV VII Management,” and together with TCV Management 2004 and TCV VI Management, the “Management Companies”), (iv) 597,499 shares of common stock held by TCV V, L.P., (v) 604,369 shares of common stock held by TCV VI, L.P., (vi) 1,473,923 shares of common stock held by TCV VII, L.P., (vii) 765,443 shares of common stock held by TCV VII (A), L.P., (viii) 29,022 shares of common stock held by TCV Member Fund, L.P. (together with TCV V, L.P., TCV VI, L.P., TCV VII, L.P. and TCV VII (A), L.P., the “TCV Funds”), (ix) 163,757 shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”) and (x) 89,677 shares held by Hamilton Investments Limited Partnership. Mr. Hoag, a director of the Company, is a member of each of the Management Companies but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein. Mr. Hoag is a trustee of Hoag Family Trust and a general partner and limited partner of Hamilton Investments Limited Partnership, but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein.

Technology Crossover Management V, L.L.C. (“TCM V”) is the general partner of TCV V, L.P. Technology Crossover Management VI, L.L.C. (“TCM VI”) is the general partner of TCV VI, L.P. Technology Crossover Management VII, Ltd. (“Management VII”) is the general partner of Technology Crossover Management VII, L.P. (“TCM VII”), which, in turn, is the general partner of each of TCV VII, L.P. and TCV VII (A), L.P. Each of TCM V, TCM VI and Management VII is a general partner of TCV Member Fund, L.P. Mr. Hoag is a Class A Member of each of TCM V and TCM VI and a Class A Director of Management VII as well as a limited partner of each of TCM VII and TCV Member Fund, L.P. Together with the other Class A Members or Class A Directors, as applicable, Mr. Hoag shares voting and dispositive power with respect to the TCV Funds. Mr. Hoag, TCM V, TCM VI and Management VII disclaim beneficial ownership of any shares held by the TCV Funds except to the extent of their respective pecuniary interests therein. The address for each of Mr. Hoag, the Management Companies and the TCV Funds is c/o Technology Crossover Ventures, 250 Middlefield Road, Menlo Park, CA 94025.

(9)
Includes 109,838 shares of common stock held directly by Mr. Probst, 58,590 shares of common stock held by Mr. Probst’s grantor’s retained annuity trust, in which 29,295 shares are held in trust for Lawrence F. Probst IV and 29,295 shares are held in trust for Scott Probst; 11,444 shares of common stock held by Mr. Probst’s spouse; 424,313 shares of common stock held by the Probst Family L.P. of which Mr. Probst is a partner.

(10)	Shares of common stock are held by Mr. Wilson’s family trust and Mr. Wilson has investment power over, and pecuniary interest in, all such shares.

(11)
Includes 7,326 shares of common stock held directly by Mr. Huber, 67,412 shares of common stock held by Mr. Huber’s family trust and 5,002 shares of common stock and 11,872 vested options held by the Maywood Trust U/A/D 9/19/2012 of which Mr. Huber is the sole trustee.

(12)	Includes all executive officers and directors of EA as of the date of this filing and Mr. Söderlund who departed the Company effective October 30, 2018.

PROPOSALS TO BE VOTED ON
PROPOSAL ONE
ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will elect nine directors to hold office for a one-year term until the next annual meeting (or until their respective successors are appointed). All nominees have consented to serve a one-year term, if elected. For additional information regarding the nominees and our corporate governance practices, including our director resignation policies and refreshment practices, please see the sections of this Proxy Statement entitled “2019 Proxy Statement Summary and Highlights,” “Commonly Asked Questions and Answers” and “Board of Directors and Corporate Governance.”
The 2019 election of directors will be uncontested. Accordingly, EA’s Amended and Restated Bylaws provide that in an uncontested election of directors each nominee must receive more votes cast “for” than “against” his or her re-election in order to be re-elected to the Board of Directors.
The Board of Directors has nominated the following directors to stand for re-election:

•	Leonard S. Coleman

•	Jay C. Hoag

•	Jeffrey T. Huber

•	Lawrence F. Probst III

•	Richard A. Simonson

•	Talbott Roche

•	Luis A. Ubiñas

•	Heidi J. Ueberroth

•	Andrew Wilson
The Board of Directors recommends a vote FOR each of the nominees.

PROPOSAL TWO
ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
In accordance with the SEC’s proxy rules, we seek an advisory, non-binding stockholder vote with respect to the compensation of our NEOs for fiscal 2019. This vote, which is undertaken by us annually, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices, as disclosed in this Proxy Statement.
Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the Annual Meeting in person or by proxy and voting for or against the proposal.
We previously have submitted advisory say on pay proposals for each fiscal year beginning with fiscal 2011 and have received majority stockholder support for the compensation of our NEOs for each of these years.
EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs. We received a favorable 86% of votes cast for our annual say on pay advisory proposal at our 2018 annual meeting.
We encourage you to read the “Compensation Discussion and Analysis” at pages 20 through 30 for additional details on our executive compensation programs and the fiscal 2019 compensation of our NEOs.
We believe our compensation programs and policies for fiscal 2019 were consistent with our core compensation principles, supported by strong compensation governance practices and are worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs, by voting “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2019, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this Proxy Statement.”
Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating the future compensation of our NEOs.
The Board of Directors recommends a vote FOR the approval of the foregoing resolution.

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2020. KPMG LLP has audited the financial statements of the Company and its consolidated subsidiaries since fiscal 1987. The Audit Committee and the Board of Directors believe that KPMG LLP’s long-term knowledge of EA and its subsidiaries is valuable to the Company as discussed further below. Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board of Directors. We expect one or more representatives of KPMG LLP to attend the Annual Meeting in order to respond to appropriate questions from stockholders and make a statement if they desire to do so.
Ratification of the appointment of KPMG LLP as our independent auditors is not required by our Amended and Restated Bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.
Fees of Independent Auditors
The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

Description of Fees	Year Ended March 31, 2019	Year Ended March 31, 2018
Audit Fees(1)	$4,514,000	$4,990,000
Audit-Related Fees(2)	137,000	254,000
Tax Fees — Compliance(3)	386,000	329,000
Total All Fees	$5,037,000	$5,573,000

(1)
Audit Fees: This category includes the annual audit of the Company’s financial statements and internal controls over financial reporting (including quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q), and services normally provided by the independent auditors in connection with regulatory filings. This category also includes consultation on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our SEC filings, as well as Sarbanes-Oxley Section 404 compliance consultation.

(2)
Audit-Related Fees: This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These fees were for accounting consultations and services in the U.S. and in connection with other regulatory filings in our international jurisdictions.

(3)	Tax Compliance Fees: This category includes compliance services rendered for U.S. and foreign tax compliance and returns, and transfer pricing documentation.
Services Provided by the Independent Auditor
KPMG LLP audits our consolidated operations and provides statutory audits for legal entities within our international corporate structure. Having one audit firm with a strong global presence responsible for these audits ensures that a coordinated approach is used to address issues that may impact our businesses across multiple geographies and legal entities. Few audit firms have the knowledge of our sector and the capability of servicing our global audit requirements. KPMG LLP has the geographical scope that our operations require and the accounting expertise in the matters relevant to our sector. In addition, KPMG LLP’s experience working with the Company gives them the institutional knowledge to understand our operations and processes, which we believe helps them address the relevant issues and improves the quality of the audit.
In appointing KPMG LLP as our independent auditors for fiscal 2020, the Audit Committee and the Board of Directors have considered the performance of KPMG LLP in fiscal 2019, as well as in prior years, and have taken into account the alternative options available to the Company. The Audit Committee and the Board of Directors have determined that it is in the best interest of the Company to continue KPMG LLP’s engagement.
We believe the experience and expertise held by the members of the Audit Committee give them the necessary skills to evaluate the relationship between the Company and its independent auditors and to oversee auditor independence. The Audit Committee periodically considers whether there should be rotation of our independent external audit firm. The Audit Committee is empowered under its charter to obtain advice and assistance from outside legal, accounting and other advisors as it deems appropriate.
At each meeting of the Audit Committee, Company management is provided the opportunity to meet in private session with the Audit Committee to discuss any issues relating to KPMG LLP’s engagement. Similarly, KPMG LLP regularly meets in private session with the Audit Committee with no members of Company management present.
Audit Partner Rotation
Our KPMG LLP lead audit partner has been working on the Company’s audit since the first quarter of fiscal 2016. In the fourth quarter of fiscal 2019, the Audit Committee approved a new concurring audit partner for the Company, whose work commenced on the Company’s audit in the first quarter of fiscal 2020. Each audit partner may serve a maximum of five years on the Company’s audit. Candidates are proposed by KPMG LLP based on their expertise and experience and are vetted by Company management and a recommendation is made to the Audit Committee. The Audit Committee has final approval of the lead audit partner and the concurring audit partner.
Pre-approval Procedures
The Audit Committee is required to pre-approve the engagement of, and fees incurred by, KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by KPMG LLP and the related fees comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. In some cases, pre-approval for a particular category or group of services and the related fees are provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services and the related fees up to a specified dollar limit, and such pre-approvals are then communicated to the full Audit Committee. The Audit Committee reviews quarterly the status of all pre-approved services and the related fees to date and approves any new services and the related fees to be provided.
In determining whether to grant a pre-approval, the Audit Committee considers the level of non-audit fees incurred to date as a percentage of the total annual fees paid to KPMG LLP. In addition, the Audit Committee considers additional factors to assess the potential impact on auditor independence of KPMG LLP performing such services, including whether the services are permitted under the rules and recommendations of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants, and the NASDAQ Stock Market, whether the proposed services are permitted under EA’s policies, and whether the proposed services are consistent with the principles of the SEC’s auditor independence rules. The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG LLP that may impact the auditor independence evaluation. The Audit Committee considered and determined that fees for services other than audit and audit-related services paid to KPMG LLP during fiscal 2019 are compatible with maintaining KPMG LLP’s independence.
The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2020.

PROPOSAL FOUR
APPROVAL OF OUR 2019 EQUITY INCENTIVE PLAN
On May 16, 2019, our Board of Directors unanimously adopted, subject to our stockholders’ approval, the Electronic Arts Inc. 2019 Equity Incentive Plan (the “2019 EIP”). The 2019 EIP will become effective on the date it is approved by our stockholders (the “Effective Date”). For more information regarding the 2019 EIP, please read a summary of its material terms included in this Proposal 4 and the full text of the 2019 EIP as filed by the Company as Appendix A to this Proxy Statement.
We currently maintain the 2000 EIP, which was last approved by our stockholders at the 2016 annual meeting. Under the 2000 EIP, each full value award granted reduces the number of shares available for issuance under the plan by 1.43 shares and each stock option granted reduces the number of shares available for issuance by 1 share. 16,002,730 shares remained available for future grant under the 2000 EIP as of May 25, 2019, which, based on the 1.43 reduction, would permit us to grant 11,190,720 full-value awards or 16,002,730 stock options. In addition, the table below sets forth information with respect to equity awards outstanding under the 2000 EIP as of May 25, 2019 and the number of shares subject to such awards (shares rounded to the nearest thousand):
Outstanding Equity Awards:

Granted but Unvested Restricted Stock Units, Performance-Based Restricted Stock Units and Performance-Based Incremental Restricted Stock Units	Outstanding Stock Options	Weighted Average Exercise Price of Outstanding Stock Options	Weighted Average Remaining Contractual Life of Stock Options
4,927,000(1)	1,306,000	$30.70	4.60

(1)
Includes all restricted stock units (“RSUs”), performance-based restricted stock units (“PRSUs”) and performance-based incremental restricted stock units (“PIRSUs”), including 604,804 PRSUs that were granted at the maximum number of shares targeted to vest and 579,130 PIRSUs that were granted at the maximum number of shares targeted to vest. Excludes 129,002 RSUs awarded to directors that have been earned and vested but have been deferred for tax planning purposes and remain unreleased.

If the 2019 EIP is approved by our stockholders, the 2019 EIP will replace the 2000 EIP and no further awards will be granted under the 2000 EIP. If the 2019 EIP is not approved by stockholders, then the 2019 EIP will not become effective and the 2000 EIP will continue in full force and effect until its expiration date May 20, 2020.
If the 2019 EIP is approved by our stockholders, then (i) shares remaining available for issuance under the 2000 EIP immediately prior to the Effective Date that are not subject to outstanding awards under 2000 EIP will become issuable under the 2019 EIP and (ii) shares underlying outstanding grants under the 2000 EIP immediately prior to the Effective Date that are not issued or delivered under the plan for any reason, including shares subject to an award that terminates, expires, or lapses for any reason, or that is settled in cash under the 2000 EIP, may become issuable under the 2019 EIP. The terms and conditions of outstanding awards under the 2000 EIP will not be affected by the approval of the 2019 EIP, and the 2000 EIP will remain in effect with respect to such awards.
Request for 13,500,000 New Shares
We are requesting an additional 13,500,000 shares for issuance under the 2019 EIP, which would permit us to grant 9,440,559 full-value awards based on the 1.43 reduction. Based on our current grant practices, our request for 13,500,000 additional shares under the 2019 EIP is expected to meet our equity grant needs for approximately three years. The shares reserved may, however, last for a greater or fewer number of years depending on currently unknown factors, such as the number of grant recipients, future grant practices, and our stock price. If approved, these shares will be added to the 16,002,730 shares remaining available for issuance (or 11,190,720 full-value awards) under the 2000 EIP, meaning that a total of 29,502,730 shares will be available for issuance (or 20,631,279 full-value awards) under the 2019 EIP, plus any shares subject to outstanding awards under the 2000 EIP that are not issued or delivered for any reason. Our request for an additional 13,500,000 shares is based on analysis of various factors, including historical burn rate, potential dilution, industry plan cost standards, and anticipated equity compensation needs. In fiscal 2019, the 2000 EIP’s gross burn rate was 1.30% based on the 1.43 reduction for full-value awards.
Our stock repurchase program has offset the dilutive effect of our equity award practices, which has been one goal, among others, of this program. In May 2018, a Special Committee of our Board of Directors, on behalf of the full Board of Directors, authorized a program to repurchase up to $2.4 billion of our common stock. We are not obligated to repurchase a specific number of shares under this program and it may be modified, suspended or discontinued at any time. In fiscal 2019, we repurchased approximately 11 million shares for approximately $1,192 million. In fiscal 2018, we repurchased approximately 5.3 million shares for approximately $601 million and in fiscal 2017, we repurchased approximately 6.5 million shares for approximately $508 million.
Why Stockholders Should Approve the 2019 EIP

•
The 2000 EIP expires in 2020. If stockholders do not approve the 2019 EIP, the 2000 EIP will expire on May 20, 2020 prior to our 2020 Annual Meeting of Stockholders and the Company will be unable to grant equity awards to our employees after that date. If we cannot grant equity awards to employees, we will be placed at a competitive disadvantage, making it difficult to attract, retain, and develop the talent of our employees, officers and non-employees.

•
Additional shares are needed. Historically, we have made a significant portion of our equity awards in a given fiscal year in connection with our annual reviews and merit increases and we believe that an additional 13,500,000 shares, in addition to the shares available under the 2000 EIP, is sufficient to support our equity incentive programs for approximately three years based on historical granting practices. We last requested additional shares for our equity plans at our 2016 annual meeting. While equity is a strategic tool for recruitment and retention, we also carefully manage the number of equity incentives we grant and strive to keep the dilutive impact of the equity incentives we offer within a reasonable range, as a result, and subject to the price volatility of our stock, we do not anticipate asking stockholders to approve another share increase until our 2022 annual meeting.

•
Equity incentives align the interests of our executives with those of our stockholders. Our philosophy is to provide a significant portion of executive compensation in the form of equity awards that are at-risk and performance-based. Equity awards are designed to provide key leaders with a stake in the long-term success of the Company as well as align executive and stockholder interests.

•
Equity incentives allow us to attract and retain talent in a competitive environment. We believe that alignment of the interests of our stockholders and our employees and directors is best advanced through the issuance of equity incentives as a portion of their total compensation package. In this way, we reinforce the link between our stockholders and our employees’ and directors’ focus on personal responsibility, creativity and stockholder returns. Equity incentives also play an important role in our recruitment and retention strategies, as the competition for creative and technical talent and leadership in our industry and geographic area is intense.

•
The 2019 EIP provides flexibility. With the streamlined provisions regarding award terms and conditions, we will be able to continue to adapt the compensation of key individuals to accommodate changes in best practices, law, accounting principles, and strategic objectives if the 2019 EIP is approved.

Key Plan Features
The 2019 EIP provides equity incentives to eligible employees and non-employees to attract, retain and motivate individuals whose present and potential contributions are important to the success of EA and excludes features that could misalign those interests. Accordingly, the 2019 EIP:

•	Does not permit liberal share counting in any circumstance;

•
Counts awards of shares or the right to receive shares (or their cash equivalent or combination of both) in the future without exercise prices against the share limits of the plan as 1.43 shares of common stock;

•	Limits non-employee directors’ aggregate equity compensation in a fiscal year;

•	Prohibits repricing of stock options and stock appreciation rights without stockholder approval, other than in connection with a capitalization event, adjustment or change in control;

•	Does not provide for automatic vesting upon a change in control;

•	Does not provide dividend or dividend equivalent payments on unvested shares;

•	Does not have evergreen share pool provisions;

•	Does not have a replacement stock option or stock appreciation right feature;

•	Does not provide tax gross-ups to officers, non-employee directors or other plan participants;

•	Does not permit option or SAR exercise prices to be less than 100% of the fair market value on the date of grant; and

•	Authorizes the clawback of awards under company clawback policies and/or any recoupment requirements imposed under applicable laws.

For more information regarding the 2019 EIP, please read the summary of its material terms, included in this Proposal 4 and the full text of the 2019 EIP as filed by the Company as Appendix A to this Proxy Statement.
Eligibility
Awards may be granted to employees, consultants and directors of the Company or any of its subsidiaries (“eligible individuals”). Incentive stock options may be granted only to eligible individuals who are employees of EA or any of our subsidiaries. As of March 31, 2019, there were approximately 9,700 employees, including five incumbent NEOs, and eight non-employee directors, each of whom would be eligible to be granted awards under the 2019 EIP. In principle, any consultant to the Company or any of its subsidiaries would be eligible to participate in the 2019 EIP, subject to certain SEC limitations. However, historically we have not and our current practice is generally not to grant equity awards to consultants.
New Plan Benefits
The amount and timing of awards under the 2019 EIP are determined in the sole discretion of the Compensation Committee, as administrator, or the Board of Directors with respect to awards granted to our CEO, and cannot be determined in advance. Future awards under the 2019 EIP to non-employees, officers and other employees are discretionary, and therefore not determinable at this time.
Registration of Shares
If the 2019 EIP is approved by our stockholders, the Board of Directors intends to cause the shares of common stock that will become available for issuance under the 2019 EIP to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such shares.
Required Vote and Board of Directors’ Recommendation
The Board of Directors recommends a vote FOR the adoption of our 2019 Equity Incentive Plan.
Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

GENERAL DESCRIPTION OF THE 2019 EQUITY INCENTIVE PLAN
As Proposed to be Approved by the Stockholders on August 8, 2019

History
The 2019 EIP was adopted by our Board of Directors on May 16, 2019. The following general description is qualified in its entirety by reference to the text of the 2019 EIP, as proposed to be approved by our stockholders, as filed by the Company as Appendix A to this Proxy Statement.
Material Terms of the 2019 EIP

Purpose
The purpose of the 2019 EIP is to provide incentives to attract, retain and motivate eligible individuals whose present and potential contributions are important to the success of the Company and its subsidiaries by offering them an opportunity to participate in the Company’s future performance through the grant of equity-based awards.

Duration/Term	Unless earlier terminated in accordance with its terms, the 2019 EIP will continue in effect twenty (20) years from the date of stockholder approval (the “Effective Date”).

Governing Law	The 2019 EIP and all award agreements under the plan are governed by the laws of the State of Delaware.

Administration
The 2019 EIP is administered by the Compensation Committee or by the Board of Directors acting as the Compensation Committee. All of the members of the Compensation Committee are “non-employee” and “independent directors” under applicable federal securities laws and NASDAQ listing requirements, and “outside directors” as defined under applicable federal tax laws.
The Compensation Committee’s authority includes, but is not limited to, the authority to: construe and interpret the 2019 EIP, any award agreement or any other document related to the 2019 EIP; prescribe, amend and rescind rules and regulations related to the 2019 EIP; select eligible individuals to receive awards; determine the terms and conditions of any award; determine the number of shares or other consideration subject to awards; establish, adopt or revise any rules and regulations, including adopting sub-plans, for the 2019 EIP; correct any defect, supply any omission or reconcile any inconsistency in the 2019 EIP, any award or any award agreement; and make all other determinations necessary or advisable for the administration of the 2019 EIP.
The Compensation Committee may delegate to a committee of one or more members of the Board of Directors or to one or more officers of the Company the authority to construe and interpret the 2019 EIP, any award agreement and any other agreement or document executed pursuant to the 2019 EIP, and grant an award under the 2019 EIP to eligible individuals other than to employees who are subject to Section 16 of the Exchange Act and to certain other officers of the Company.

Eligibility
Incentive stock options may only be granted to employees of the Company or its subsidiaries. All other awards may be granted to employees, consultants and directors of the Company or any of its subsidiaries (“eligible individuals”). As of March 31, 2019, there were approximately 9,700 employees, including five incumbent NEOs, and eight non-employee directors, each of whom would be eligible to be granted awards under the 2019 EIP. In principle, any consultant to EA or any of its subsidiaries would be eligible to participate in the 2019 EIP, subject to certain SEC limitations. However, our current practice is generally not to grant equity awards to consultants.

Awards
Awards granted under the 2019 EIP may be options, restricted stock, restricted stock units, stock appreciation rights (“SARs”) or other share-based awards. Awards may be granted singly or in combination with other awards.

Shares	Shares of Company common stock issuable under the 2019 EIP may come from authorized but unissued shares, treasury shares, shares purchased on the open market or any combination of the foregoing.

Share Limits
The maximum number of shares available to be granted under the 2019 EIP will be 13,500,000 plus any shares authorized for grants or subject to awards under the 2000 EIP that are not issued or delivered for any reason. To the extent that an award terminates, expires, or lapses for any reason, or is settled in cash, any shares subject to the award will again be available for the grant of an award. The following shares will not be added back into the share pool: (i) shares not issued as a result of the net settlement of an option or SAR; (ii) shares tendered or withheld by the Company in payment of the exercise price of an option or a SAR; (iii) shares tendered or withheld to satisfy any tax or similar withholding obligation with respect to an award; and (iv) shares repurchased by the Company on the open market with the proceeds of the exercise price from an option.

Adjustment
In the event of any increase, decrease or change in the number or characteristic of outstanding shares of the Company effected without receipt of consideration by the Company or by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, change in control, or similar event, the Compensation Committee may substitute or adjust proportionately, as the Compensation Committee in its sole discretion deems equitable (a) the aggregate number and kind of shares that may be issued under the 2019 EIP; (b) the number and kind of securities subject to outstanding awards; (c) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance factors or criteria with respect thereto); and (d) the exercise price or purchase price per share for any outstanding awards under the 2019 EIP.

Award Types:
Options
Options granted under the 2019 EIP may be either incentive stock options, which are tax qualified under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified options, which are not tax-qualified for purposes of the Code. The exercise period of an option is determined by the Compensation Committee but, in no event, may an option be exercisable more than ten years from the date it is granted.
The Compensation Committee determines the exercise price of each option granted under the 2019 EIP. The exercise price for each incentive stock option and nonqualified stock option must not be less than 100% of the fair market value of a share at the time the option is granted.

Restricted Stock
A restricted stock award is an award of shares that are subject to time-based or performance-based restrictions established by the Compensation Committee. The purchase price, if any, for a restricted stock award is determined by the Compensation Committee at the time of grant.

Restricted Stock Units
Restricted stock units are unfunded, unsecured rights to receive Company shares upon the satisfaction of time-based or performance-based vesting criteria. Restricted stock units are generally granted for no consideration, however the purchase price, if any for the restricted stock units will be determined by the Compensation Committee at the time of grant. Each restricted stock units represents one share of common stock. Participants in the 2019 EIP (“participants”) have no rights to the shares underlying the restricted stock units unless and until the restrictions on the restricted stock units have lapsed and the shares have been released.

SARs
The Compensation Committee determines the terms and conditions of a SAR, including whether the SAR will be settled in shares or cash. A SAR may not be exercisable more than ten years from the date it is granted and the exercise price for a SAR may not be less than 100% of the fair market value of a share at the time the SAR is granted.

Other Share-Based Awards
Other share-based awards consist of awards that involve (or may involve) the issuance of shares, are denominated, payable or valued in, or otherwise relate to shares. The Compensation Committee determines the terms and conditions of other share-based swards consistent with the terms of 2019 EIP, provided any exercise price for any other share-based award may not be less than 100% of the fair market value of a share at the time the award is granted.

Payment for Share Purchases
Where expressly approved by the Compensation Committee and as permitted by law, payment methods for shares underlying an award granted under the 2019 EIP (if applicable to the award type) will be set forth in the award agreement.

No Repricings or Exchange of Options or SARs Without Stockholder Approval
The Compensation Committee may authorize the Company, with the consent of the affected participants, to issue new awards in exchange for the surrender and cancellation of any or all outstanding awards; provided that no such exchange program may, without the approval of the Company’s stockholders, allow for the cancellation of an outstanding option or SAR in exchange for a new option or SAR having a lower exercise price. The Compensation Committee may also, subject to approval by the Company’s stockholders, buy a previously granted award with payment in cash, shares (including restricted stock) or other consideration, based on such terms and conditions as the Compensation Committee and the participant may agree.

Grants to Non-Employee Directors
Non-employee directors are eligible to receive any award granted under the 2019 EIP except for incentive stock options, in the sole discretion of the Board of Directors. The terms and conditions of these awards, including vesting, exercisability and settlement will be determined by the Board of Directors. In the event of the Company’s dissolution or liquidation, or a “change of control” transaction, options granted to the Company’s non-employee directors will become 100% vested and exercisable in full immediately prior to the consummation of the applicable transaction.
In addition, the Company’s non-employee directors may elect to receive all or a portion of their cash compensation from the Company in shares. Directors making this election are eligible to receive shares having a value equal to 110% of the amount of the cash compensation foregone.
If the 2019 EIP is approved by stockholders, no non-employee director may be granted in any fiscal year of the Company awards with a grant date value of more than $1,200,000 in total whereby (1) shares-in-lieu of cash compensation may not have a grant date fair value of more than $600,000; and (2) an annual equity grant award may not have a grant date fair value of more than $600,000.

Performance-Based Awards
Awards may be performance-based awards with vesting or exercisability conditioned on one or more performance factors may be granted under the 2019 EIP individually or in tandem with other awards. The awards will be subject to a specific performance period that may be as short as a quarter or as long as five (5) years.

Performance Factors
Performance factors are any of the following objective measures below, selected by the Compensation Committee and specified in the award agreement and applied to the Company as a whole or any business unit or subsidiary, either individually, alternatively or in any combination on a GAAP or non-GAAP basis to be measured to the extent applicable on an absolute basis or relative to a pre-established target to determine whether the performance goals established by the Compensation Committee have been satisfied: (a) profit before tax; (b) revenue (on an absolute basis or adjusted for currency effects); (c) net revenue; (d) earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings); (e) operating income; (f) operating margin; (g) operating profit; (h) controllable operating profit, or net operating profit; (i) net profit; (j) gross margin; (k) operating expenses or operating expenses as a percentage of revenue; (l) net income; (m) diluted earnings per share; (n) total stockholder return; (o) market share; (p) return on assets or net assets; (q) the Company’s stock price; (r) growth in stockholder value relative to a pre-determined index; (s) return on equity; (t) return on invested capital; (u) cash flow (including free cash flow or operating cash flows); (v) cash conversion cycle; (w) economic value added; (x) individual confidential business objectives; (y) contract awards or backlog; (z) overhead or other expense reduction; (aa) credit rating; (bb) strategic plan development and implementation; (cc) succession plan development and implementation; (dd) improvement in workforce diversity; (ee) customer indicators; (ff) new product invention or innovation; (gg) attainment of research and development milestones; (hh) improvements in productivity; or (ii) attainment of objective operating goals and employee metrics.
In addition, the Compensation Committee may, in its sole discretion and in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the performance factors to preserve the Compensation Committee’s original intent regarding the performance factors at the time of the initial grant.

Dividend Equivalents
The Compensation Committee may grant a participant dividend equivalent rights based on any dividends, if any, declared during the period between the date the award is granted and the date the award is vests or is settled.
The 2019 EIP prohibits the current payment of dividend equivalent rights or dividends on unvested awards, and also prohibits the payment of dividend equivalents rights or dividends on options and SARs generally.

Forfeiture or Clawback of Awards
Subject to applicable laws, an award agreement may provide that the award will be forfeited or canceled if a participant engages in activity that is in conflict with or adverse to the interest of the Company or its subsidiaries (including conduct contributing to financial restatements, material noncompliance in the financial reports requirements or similar financial or accounting irregularities), as determined by the Compensation Committee. The Compensation Committee may provide in an award agreement that if within the time period specified in the award agreement a participant engages in an activity referred to in the preceding sentence, a participant will forfeit any gain realized with respect to the award and must repay such gain to the Company.

Transferability	Awards granted under the 2019 EIP are generally not transferable other than by will or the laws of decent or distribution.

Change in Control
In the event of a merger, consolidation, dissolution or liquidation of the Company, the sale of substantially all of its assets or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent awards in exchange for those granted under the 2019 EIP or provide substantially similar consideration, shares or other property as was provided to our stockholders (after taking into account the provisions of the awards). In the event that the successor corporation does not assume, replace or substitute awards and provided the applicable award agreement does not preclude the following, awards based solely on continued service will accelerate vest or become exercisable in full prior to the consummation of the transaction at the time and upon the conditions as the Compensation Committee determines. Any awards not exercised or vested prior to the consummation of the transaction will terminate. Performance-based awards will be subject to the provisions of the award agreement governing change in control.

Amendment/Termination of the 2019 EIP
The Board of Directors or the Compensation Committee may at any time terminate or amend the 2019 EIP in any respect, including any form of award agreement, provided the Board of Directors may not, without stockholder approval, amend the 2019 EIP in any manner which would require such approval.

Certain U.S. Federal Income Tax Consequences
The following discussion is a brief summary of the principal United States federal income tax consequences of awards granted under the 2019 EIP pursuant to the provisions of the Code as currently in effect. The Code and its regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon that participant’s individual circumstances.
Options and Stock Appreciation Rights
Under existing law and regulations, the grant of nonqualified stock options and SARs will not result in income taxable to a participant in the 2019 EIP. However, at the time of the exercise of a nonqualified stock option, the participant will be taxed at ordinary income tax rates on the excess of the fair market value of the shares purchased over the option’s exercise price. At the time of the exercise of a SAR, the participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the employee upon exercise. Upon disposition of the shares received upon exercise of the non-qualified stock option, the participant will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares.
The grant of an incentive stock option will not result in income taxable to the participant. The participant will not recognize income when the incentive stock option is exercised but the participant must treat the excess of the fair market value of the underlying shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the participant disposes of the underlying shares after he or she has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the participant receives upon the disposition over the exercise price is treated as long-term capital gain for the participant. If the participant makes a “disqualifying disposition” of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the participant will recognizes compensation income equal to the excess of (i) the fair market value of the underlying shares on the date the incentive stock option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the participant held the shares.
Restricted Stock Awards
A participant in the 2019 EIP who is granted a restricted stock award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and provided the participant does not make an election with the Internal Revenue Service pursuant to Section 83(b) of the Code as discussed below. Upon lapse or release of the restrictions, the participant will generally be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any such awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant.

Pursuant to Section 83(b) of the Code, a participant may elect within 30 days of receipt of an award of restricted shares to be taxed at ordinary income tax rates on the fair market value of the shares comprising such award at the time of award (determined without regard to any restrictions which may lapse) less any amount paid for the shares. In that case, a deduction corresponding to the amount of income recognized will be allowable to the Company (subject to Section 162(m) of the Code). In addition, the participant will acquire a tax basis in the shares equal to the ordinary income that the participant recognizes at the time of grant. No tax will be payable upon the lapse or release of the restrictions or at the time the shares first become transferable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of shares of common stock with respect to which a participant previously made a Section 83(b) election, the participant will not be entitled to a loss deduction.
Restricted Stock Units
A participant in the 2019 EIP who is granted restricted stock units will not be taxed upon the grant of the award. Upon receipt of payment of cash or common stock pursuant to restricted stock units, the participant will realize ordinary income in an amount equal to any cash received and the fair market value of any shares received. The participant’s tax basis in the shares will equal the amount recognized as ordinary income, and on subsequent disposition the participant will realize long-term or short-term capital gain or loss, depending on how long the participant holds the shares before disposing of them.
Dividend Equivalents
A participant in the 2019 EIP who is granted dividend equivalents generally will realize ordinary income at the time the underlying shares relating to the dividend equivalent vest.
Deductibility
The Company is generally entitled to a deduction equal to the compensation realized by the holders of the nonqualified stock options, incentive stock options with a disqualifying disposition, stock appreciation rights, restricted stock, restricted stock units, performance awards/incentive awards and dividend equivalents. However, the Company’s deduction will be limited by Section 162(m) of the Code for certain covered executive officers to the extent that their total compensation in any one year exceeds $1 million.
Section 409A
Section 409A of the Code imposes certain requirements on nonqualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service. Certain awards under the 2019 EIP may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the 2019 EIP is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on that compensation.
ERISA
The 2019 EIP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

PROPOSAL FIVE
AMEND AND RESTATE OUR CERTIFICATE OF INCORPORATION TO PERMIT STOCKHOLDERS HOLDING 25% OR MORE OF OUR COMMON STOCK TO CALL SPECIAL MEETINGS
Our Board of Directors has unanimously approved, and recommends that our stockholders approve, our Amended and Restated Certificate of Incorporation (the “Charter”) to enable stockholders who own 25% or more of our common stock and who comply with the other applicable requirements and procedures set forth in our Bylaws from time to time to call a special meeting of the stockholders (the “Company Special Meeting Proposal”). Currently, only the Chairman of the Board may call a special meeting of EA’s stockholders. The description in this Proposal 5 should be read in conjunction with the full text of the Charter, which was filed by the Company as Appendix B to this Proxy Statement and is marked to show the proposed modifications, which also includes separate immaterial changes to remove certain outdated language related to a historical recapitalization of the Company’s equity and to update the name of the Company’s registered agent.
If Proposal 5 is approved by our stockholders, we will promptly file the Charter with the Secretary of State of the State of Delaware. The Board of Directors will also adopt amendments to the Bylaws to implement the special meeting right, which are expected to include, among other things, the procedural and informational requirements described below.
Reasons for the Company Special Meeting Proposal
While our Board of Directors recognizes that providing stockholders the ability to request special meetings is viewed by some stockholders as an important corporate governance practice, special meetings should only be called to discuss critical, time-sensitive issues that cannot be delayed until EA’s next annual meeting. Further, special meetings impose significant costs, both administrative and operational. Our Board of Directors and executive management must devote significant time and attention to preparing for a special meeting, taking their attention away from their primary focus of overseeing and operating EA’s business in the best interest of its stockholders and creating long-term stockholder value.
Because of these reasons, the Board of Directors believes that a small percentage of stockholders should not be able to call a special meeting for their own narrow interests. The Board of Directors believes that a 25% ownership threshold, with appropriate procedural requirements and limitations, sets an appropriate level that ensures a stockholder right in the event of a critical, time-sensitive issue, while still adequately protecting the long-term interests of the Company and its stockholders. In addition, a 25% special meeting threshold is in-line, and in several cases a lower threshold, than current practice at the Company’s peer group described on page 22. As of March 2019, a majority of S&P 500 companies that have adopted a stockholder special meeting right require a threshold of 25% or greater.
Overview of Related Changes to the Bylaws
If the Company Special Meeting Proposal is approved by our stockholders, our Board of Directors will adopt amendments to the Bylaws to implement the special meeting right, which are expected to include, among other things, provisions setting forth the procedural and informational requirements described below. Our Board of Directors believes that these requirements are important to protect the long-term interests of the Company and its stockholders by deterring abuse of the right to call a special meeting. Among other things, these procedural and informational requirements ensure that the Company avoids duplicative and unnecessary special meetings addressing matters recently considered by stockholders or that stockholders will soon consider at an upcoming stockholder meeting. In addition, they provide certain protections so that the special meeting right is not abused by short-term stockholders; certain protections with respect to stockholders that may benefit financially from a decline in the market price of the Company’s stock; and provide the Company with adequate information regarding the identity of the requesting stockholders and the matters proposed to be addressed at the special meeting. These requirements are expected to include:

•
Any special meeting request must set forth information regarding the business proposed to be conducted at the special meeting and information regarding the requesting stockholder(s) that is similar to the information currently required by our Bylaws in order for a stockholder to nominate directors or propose business at our annual meetings.

•
The requesting stockholders must satisfy the Board of Directors (who must act in good faith) that they own 25% or more of EA’s common stock. Ownership of EA’s common stock will be determined in the same manner as currently required by our Bylaws with respect to nominating directors via our proxy access right, which is based on a “net long” ownership definition (generally requiring full voting and investment rights and full economic interest with respect to the shares).

•	EA’s Board of Directors will not be required to hold a special meeting if:

•	The business requested to be conducted at the special meeting is not a proper subject for stockholder action under applicable law or that involves a violation of applicable law;

•	A substantially similar item of business was covered at a stockholder meeting called by the Board of Directors that was held within 90 days prior the special meeting request;

•	Notice for the requested special meeting is received within 90 days prior to the anniversary of EA’s last annual meeting of stockholders;

•	Two or more stockholder-requested special meetings have been held within the 12-month period preceding the special meeting request; or

•	In certain cases, the requesting stockholders revoke their request or their stock ownership falls below the 25% threshold.

•
The business conducted at any special meeting requested by stockholders will be limited to the purposes stated in the request for the special meeting, but the Board of Directors may include additional matters for consideration.

Required Vote and Impact of Vote
To pass, the Company Special Meeting Proposal requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. If the Company’s stockholders approve the Company Special Meeting Proposal, we will promptly file with the Secretary of State of the State of Delaware the Charter attached to this Proxy Statement as Appendix B, and we will adopt amendments to the Bylaws to implement the special meeting right. If the Company’s stockholders do not approve the Company Special Meeting Proposal, stockholders may not have the ability to require the Company to call a special meeting.
As described below in Proposal 6, the Company was notified that a stockholder intends to present a proposal for consideration at the Annual Meeting that also addresses stockholders’ ability to call special meetings. Although the Company Special Meeting Proposal and the stockholder proposal concern the same subject matter, the terms and effects of each proposal differ, including the fact that the stockholder proposal is not binding (it requests that the Board of Directors consider the matter, but does not amend either the Charter or the Bylaws).
The Board of Directors recommends a vote FOR the amendment and restatement of our Charter to permit stockholders holding 25% or more of our common stock to call special meetings.

PROPOSAL SIX
STOCKHOLDER PROPOSAL TO ALLOW STOCKHOLDERS HOLDING 15% OR MORE OF OUR COMMON STOCK TO CALL SPECIAL MEETINGS
The Company has been advised that James McRitchie and Myra Young, 9295 Yorkship Court, Elk Grove, CA 95758, who have indicated that they are beneficial owners of at least $2,000 in market value of EA’s common stock, intend to submit the following proposal at the Annual Meeting.
Proposal 6 — Special Shareholder Meetings
RESOLVED: The shareholders of Electronic Arts Inc. (“Electronic Arts” or “Company”) hereby request the Board of Directors take the steps necessary to amend our bylaws and each appropriate governing document to give holders with an aggregate of 15% net long of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our Board’s current power to call a special meeting.
SUPPORTING STATEMENT: Electronic Arts does not allow shareholders to call a special meeting, whereas Delaware law allows those holding 10% of company shares to call a special meeting. A meaningful shareholder right to call a special meeting is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.
Currently, 64% of S&P 500 companies have adopted company bylaws, articles of incorporation, or charter provisions to allow shareholders to call a special meeting. More than half of all S&P 1500 companies allow shareholders this right.
In 2018, the topic of providing shareholders a right to call a special meeting or to reduce the threshold to call such meetings won 50%+ at Netflix, Lincoln National, Omnicom Group, Cummins, and Sprint Aerosystems Holdings, as well as 94% at Nuance Communications.
Large funds such as Vanguard, TIAA-CREF, BlackRock and SSgA Funds Management, Inc. (State Street) support the right of shareholders to call special meetings. For example, our Company’s largest shareholder, BlackRock, includes the following in its proxy voting guidelines: “[S]hareholders should have the right to call a special meeting…”
We urge the Board to join the mainstream of major U.S. companies and establish a right for shareholders owning 15% of our outstanding common sock to call a special meeting.
Please vote for Special Shareowner Meetings — Proposal 6.

The Company’s Statement in Opposition to Proposal Six
Our Board of Directors recommends a vote “AGAINST” this proposal because it is not in the best interests of the Company or its stockholders, particularly in light of the Company Special Meeting Proposal (Proposal 5) which, if passed, will enable stockholders owning 25% or more of our common stock to call a special meeting of the stockholders.
The Stockholder Proposal is Unnecessary.
The Board of Directors believes that the stockholder proposal is unnecessary in light of Proposal 5, the Company’s proposal to enable stockholders owning 25% or more of our common stock to call a special meeting of the stockholders.
The Board of Directors believes that the stockholder proposal, which would allow stockholders who hold 15% or more of EA’s outstanding common stock to call a special meeting, does not strike the appropriate balance between enhancing stockholder rights and protecting the long-term interests of the Company and its stockholders.
The Board of Directors recognizes that providing stockholders the ability to request special meetings is viewed by some stockholders as an important corporate governance practice. The Board of Directors also believes that special meetings should only be called to discuss critical, time-sensitive issues that cannot be delayed until EA’s next annual meeting. In addition, convening a special meeting of stockholders imposes significant costs, both administrative and operational. The Board of Directors and executive management must devote significant time and attention to preparing for a special meeting, taking their attention away from their primary focus of operating EA’s business in the best interest of its stockholders and creating long-term stockholder value.

For these reasons, the Board of Directors believes that the 25% threshold in Proposal 5 sets an appropriate level that ensures a stockholder right in the event of a critical, time-sensitive issue, while still adequately protecting the long-term interests of the Company and its stockholders. The 25% threshold is therefore more appropriate than the 15% threshold in this stockholder proposal. Further, a 25% special meeting threshold is in-line, and in several cases a lower threshold, than current practice at the Company’s peer group described on page 22. As of March 2019, a majority of S&P 500 companies that have adopted a stockholder special meeting right require a threshold of 25% or greater.
Special Meeting Rights Could be Abused by Special-Interest Stockholder Groups
The Board of Directors believes that a small minority of stockholders should not be entitled to use the mechanism of a special meeting to advance their own special interests. Proposal 5, with a 25% threshold, strikes an appropriate balance between ensuring that stockholders have the right to request a special meeting on critical matters, while at the same time protecting against the misuse of the special meeting right by a group of very few stockholders. A failure to receive 25% support to convene a special meeting is a strong indicator that the issue brought forth is unduly narrow and not deemed a critical issue by EA’s stockholders generally. A 15% threshold would allow just 3 of our largest stockholders to call a special meeting of the stockholders.
EA’s strong corporate governance practices ensure that the Board of Directors remains accountable and responsive to stockholders.
The Board of Directors recognizes that it is accountable to EA’s stockholders, and believes that EA’s governance practices demonstrate and promote accountability and advance long-term value creation. EA’s key substantive stockholder rights and strong corporate governance practices include:

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Active Stockholder Engagement Program: We engage with our stockholders to solicit their feedback regarding issues including executive compensation and corporate governance and have taken actions to implement stockholder feedback when warranted.

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Robust Lead Director Structure: Our Lead Director, who is selected by the independent directors, has clearly enumerated powers and authorities, such as chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman and the ability to call meetings of the independent directors.

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Majority-Independent Board of Directors: 8 of our 9 directors are independent under SEC and NASDAQ rules and have deep expertise in gaming, technology, finance, media, sports, investments, and stockholder value creation.

•	Strong Director Succession and Refreshment Practices: Our Board of Directors is not stale. One-third of our Board of Directors is comprised of directors, who have joined within the last six years.

•	Diverse Board. Our Board of Directors reflects diversity in experience, skills, race, ethnicity, age and gender. 44% of our Board identifies as female or a person of color.

•	Annual Elections of Board: All of our directors are elected annually by our stockholders.

•	Majority Voting: We have a majority voting standard for the election of directors in uncontested elections and equal voting rights for all stockholders.

•	Proxy Access: Our proxy access right allows stockholders holding 3% or more of our common stock for 3 or more years to include director nominations in our proxy statement.

•	No Supermajority Provisions: Our governance documents do not contain provisions requiring a supermajority stockholder vote on any issue.

•	No Stockholder Rights Plan: We do not maintain a stockholder rights plan.

The Board of Directors recommends a vote AGAINST the stockholder proposal to enable stockholders who hold 15% or more of the Company’s common stock to call special meetings.
Required Vote
Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

COMMONLY ASKED QUESTIONS AND ANSWERS

1.	Why am I receiving these materials?
You are receiving these materials in connection with the Company’s solicitation of proxies for use at our Annual Meeting, which will take place on Thursday, August 8, 2019 at 2:00 p.m. local time, at our corporate headquarters in Redwood City, California. This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on the proposals that will be considered at the Annual Meeting, as well as other information so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access on the Internet instead of mailing printed copies. Stockholders will receive only printed copies of the proxy materials if they request them. Instead, the Notice, which was mailed to our stockholders, provides instructions on how to access and review all of the proxy materials on the Internet. The Notice also describes how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting those materials in the Notice or you may contact the Company directly. The Company will provide you without charge, upon request, a paper or email copy of our proxy materials (paper copies will be sent by first class mail). Any such request should be directed as follows: Corporate Secretary, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.

3.	How can I get electronic access to the proxy materials?
The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to our proxy website. Your election to receive proxy materials by email will remain in effect until you terminate it. We encourage you to receive future proxy materials by email. Doing so will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will help conserve natural resources.

4.	Can I vote my shares by filling out and returning the Notice?
No. However, the Notice provides instructions on how to vote on the Internet, by telephone, by mail or by submitting a ballot in person at the Annual Meeting.

5.	Who can vote at the Annual Meeting?
Stockholders who owned common stock as of the close of business on June 14, 2019 may attend and vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the Annual Meeting. As a beneficial owner, you are not the stockholder of record and may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. Each share of common stock is entitled to one vote. There were 296,358,824 shares of common stock outstanding on the record date, June 14, 2019.
A quorum is required to conduct business at the Annual Meeting. A quorum exists if a majority of EA’s outstanding voting shares, or at least 148,179,413 shares, as of June 14, 2019 is present or represented by proxies at the Annual Meeting. On June 14, 2019, a total of 296,358,824 shares of common stock were outstanding and entitled to vote.
Shares are counted as present or represented at the Annual Meeting if:

•	They are entitled to vote at the Annual Meeting and are present at the Annual Meeting in person, or

•	The stockholder has voted on the Internet, by telephone or a properly submitted proxy card prior to 11:59 p.m. Eastern Time on August 7, 2019.
If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies and reconvene the Annual Meeting at a later date.

6.	What am I voting on?
We are asking you to

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Elect Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Lawrence F. Probst III, Talbott Roche, Richard A. Simonson, Luis A. Ubiñas, Heidi J. Ueberroth and Andrew Wilson to the Board of Directors to hold office for a one-year term (Proposal 1);

•	Cast an advisory vote on the compensation of the Company’s named executive officers (Proposal 2);

•	Ratify the appointment of KPMG LLP as the Company’s independent public registered accounting firm for the fiscal year ending March 31, 2020 (Proposal 3);

•	Approve our 2019 Equity Incentive Plan (Proposal 4);

•	Amend and restate our Certificate of Incorporation to permit stockholders holding 25% or more of our common stock to call special meetings (Proposal 5); and

•	Consider and vote upon a stockholder proposal, if properly presented at the Annual Meeting, to enable stockholders holding 15% or more of our common stock to call special meetings (Proposal 6).

7.	How do I vote my shares if I won’t be able to attend the Annual Meeting in person?
You do not need to attend the Annual Meeting in person in order to vote. You may, instead, vote on the Internet, by telephone or by mail (if you have received printed proxy materials) prior to 11:59 p.m. Eastern Time on August 7, 2019. By doing so, you are giving a proxy appointing Andrew Wilson (the Company’s Chief Executive Officer), Blake Jorgensen (the Company’s Chief Operating Officer and Chief Financial Officer) and Jacob Schatz (the Company’s General Counsel and Corporate Secretary) or any of them, each with power of substitution, to vote your shares at the Annual Meeting, or any adjournment thereof, as you have instructed. If a proposal comes up for a vote at the Annual Meeting for which you have not indicated an instruction, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any one of them, will vote your shares in the manner recommended by the Board of Directors and according to their best judgment. Even if you currently plan to attend the Annual Meeting, it is a good idea to vote on the Internet, by telephone or, if you received printed proxy materials, to complete and return your proxy card before the meeting date, in case your plans change.

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On the Internet or by Telephone — If you have Internet access, you may submit your proxy online by following the instructions provided in the Notice or, if you receive printed proxy materials, the proxy card. You may also vote by telephone by following the instructions provided on your proxy card or voting instruction card.

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By Mail — If you receive printed proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

8.	What does it mean if I receive more than one Notice or proxy card?
It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards, or follow the instructions on each proxy card to vote on the Internet or by telephone, to ensure that all your shares are voted.

9.	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice, Annual Report and this Proxy Statement to multiple stockholders who share the same last name and address and who have consented to householding, unless the Company has received contrary instructions from one or more of those stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice, Annual Report and this Proxy Statement to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the Notice, Annual Report and this Proxy Statement, or separate copies of these documents in the future, stockholders may write our Corporate Secretary at 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.
If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address or phone number above. Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

10.	What if I change my mind after I give my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Corporate Secretary at our corporate headquarters address listed above);

•	Signing and returning another proxy with a later date;

•	Voting on the Internet or by telephone at any time prior to 11:59 p.m. Eastern Time on August 7, 2019 (your latest vote is counted); or

•	Voting in person at the Annual Meeting.

•	If your shares are held by a broker, bank or other nominee or trustee, you may contact the record holder of your shares directly.
Your proxy will not be revoked if you attend the Annual Meeting but do not vote.

11.	Who will count the votes?
A representative of Broadridge Financial Solutions will tabulate the votes and act as the inspector of election.

12.	How are votes counted?
You may vote “for,” “against” or “abstain” with respect to each of the nominees for re-election to the Board of Directors and on each of the proposals. A share voted “abstain” with respect to any proposal is considered present at the Annual Meeting for purposes of establishing a quorum and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Thus, abstentions will not affect the outcome of Proposals 1, 2, 3, 4 or 6. Under the Delaware General Corporation Law (“DGCL”), Proposal 5 requires that a majority of our outstanding common stock vote “for” Proposal 5 in order for it to be approved. Thus, a share voted “abstain” with respect to Proposal 5 has the same impact as a share voted “against” Proposal 5. If you sign and return your proxy without voting instructions, your shares will be voted as recommended by the Board of Directors and according to the best judgment of Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any one of them.

13.	What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?
If your shares are held by a broker, bank or other nominee or trustee and you do not provide your broker, bank or other nominee or trustee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. These matters are referred to as “non-routine” matters. Proposals 1, 2, 4, 5 and 6 are “non-routine”. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are considered present at the Annual Meeting for purposes of establishing a quorum and entitled to vote with respect to that proposal but are not considered votes cast on that proposal. Broker non-votes will have the same impact as a vote “against” on Proposal 5. Broker non-votes will not affect the outcome of Proposals 1, 2, 4 and 6. Proposal 3, the ratification of KPMG LLP as our independent auditor for fiscal 2020, is a “routine” proposal and no broker-non votes are expected in connection with Proposal 3. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted.

14.	How many votes must the nominees receive to be elected as directors?
In an uncontested election, our Amended and Restated Bylaws require each nominee to receive more votes cast “for” than “against” his or her re-election in order to be re-elected to the Board of Directors. Since we are not aware of any intention by any stockholder to nominate one or more candidates to compete with the Board of Directors’ nominees for re-election at the Annual Meeting, the 2019 election will be uncontested.
In accordance with our Corporate Governance Guidelines, the Board of Directors expects an incumbent director to tender his or her resignation if he or she fails to receive the required number of votes for re-election in an uncontested election. In such an event, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept and recommend a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.
Shares represented by your proxy will be voted by EA’s management “for” the re-election of the nine nominees recommended by EA’s Board of Directors unless you vote against any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

15.	What happens if one or more of the nominees is unable to serve or for good cause will not serve?
If, prior to the Annual Meeting, one or more of the nominees notifies us that he or she is unable to serve, or for good cause will not serve, as a member of the Board of Directors, the Board of Directors may reduce the number of directors or select a substitute nominee or substitute nominees, as the case may be. In the latter case, if you have completed and returned your proxy card, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any of them, may vote for any nominee designated by the incumbent Board of Directors to fill the vacancy. They cannot vote for more than nine nominees.

16.	How many votes are required to approve each of the other proposals?
The advisory vote on the compensation of our named executive officers (Proposal 2), the ratification of KPMG LLP (Proposal 3), approval of our 2019 Equity Incentive Plan (Proposal 4), and the stockholder proposal to enable stockholders holding 15% or more of our common stock to call special meetings (Proposal 6) must receive a “for” vote from a majority of the voting shares present at the Annual Meeting in person or by proxy and voting for or against these proposals. Under the DGCL, the proposal to amend and restate our Certificate of Incorporation to permit stockholders holding 25% or more of our common stock to call special meetings (Proposal 5) must receive a “for” vote from a majority of our outstanding common stock. As advisory votes, the results of voting on Proposals 2 and 6 are non-binding. Although these votes are non-binding, the Board of Directors, Compensation Committee and Nominating and Governance Committee, as the case may be, value the opinions of our stockholders and will consider the outcome of these votes, along with other relevant factors, in evaluating the compensation program for our named executive officers and evaluating the matter presented by the stockholder proposal.
Shares represented by your proxy will be voted by EA’s management in accordance with the Board of Directors’ recommendation unless you vote otherwise on your proxy or you mark your proxy to “abstain” from voting. Abstentions and broker non-votes will have no effect on the outcome of Proposals 2, 3, 4 or 6. Abstentions and broker non-votes will have the same impact as a vote “against” Proposal 5.

17.	What is the deadline to propose matters for consideration at the 2020 Annual Meeting of stockholders?
Proposals to be considered for inclusion in our proxy materials: No later than February 22, 2020. All proposals must comply with Rule 14a-8 under the Exchange Act.
Other proposals to be brought at our 2020 Annual Meeting: No earlier than April 10, 2020 and no later than May 10, 2020. The submission must include certain information concerning the stockholder and the proposal, as specified in the Company’s Amended and Restated Bylaws.

18.	What is the deadline to nominate individuals for election as directors at the 2020 Annual Meeting of stockholders?
Director nominations for inclusion in our proxy materials (proxy access nominees): No earlier than March 11, 2020 and no later than April 10, 2020. The nomination must include certain information concerning the stockholder or stockholder group and the nominee, as specified in Section 1.6 of the Company’s Amended and Restated Bylaws.
Director brought pursuant to our advance notice bylaws: No earlier than April 10, 2020 and no later than May 10, 2020. The nomination must include certain information concerning the stockholder and the nominee, as specified in Section 1.5 of the Company’s Amended and Restated Bylaws.

19.	Where should I send proposals and director nominations for the 2020 Annual Meeting of stockholders?
Stockholder proposals and director nominations should be sent in writing to Jacob Schatz, Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

20.	How can I obtain a copy of the Company’s Amended and Restated Bylaws?
Our Amended and Restated Bylaws are included as an exhibit to a Current Report on Form 8-K/A we filed with the SEC on May 27, 2016, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our Amended and Restated Bylaws by contacting our Corporate Secretary at the address above.

21.	How can I listen to the live audio webcast of the Annual Meeting?
You can listen to the live audio webcast of the Annual Meeting by going to the Investor Relations section of our website at http://ir.ea.com. An archived copy of the webcast will also be available on our website for one year following the Annual Meeting. Please note that participation in the question and answer portion of the Annual Meeting will be limited to those attending in person.

22.	Where do I find the voting results of the meeting?
We expect to announce preliminary voting results at the Annual Meeting. We will also publish the final results on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (650) 628-0406. You can also get a copy on the Internet at http://ir.ea.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.
23.    Who will pay for this proxy solicitation?
We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing the notices, proxy statements, proxy cards and annual reports. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for the Internet access charges you may incur. If you choose to vote by telephone, you are responsible for the telephone charges you may incur. In addition, some of our officers, directors, employees and other agents may also solicit proxies personally, by telephone and by electronic and regular mail, and we will pay these costs. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of the Company’s common stock.

24.	How is the Company’s fiscal year calculated?
The Company’s fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for fiscal 2019 contained 52 weeks and ended on March 30, 2019. For simplicity of disclosure, fiscal periods are referred to as ending on a calendar month end, even if the technical end of a fiscal period was not the last day of a calendar month. Thus, in this Proxy Statement, “fiscal 2020,” “fiscal 2019,” “fiscal 2018,” and “fiscal 2017,” refer to our fiscal years ending or ended (as the case may be) on March 31, 2020, 2019, 2018 and 2017 respectively.

25.	Who can I call with any questions about my shares?
If you hold shares in street name, you may contact your broker. If you are a stockholder of record, you may call our transfer agent, Computershare, at (800) 736-3001 or (781) 575-3100 for international callers or visit their website at www.computershare.com/investor.

APPENDIX A
ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN
As Proposed to be Approved by Stockholders on August 8, 2019
1.     PURPOSE. The purpose of this Plan is to provide incentives to attract retain and motivate Eligible Individuals whose present and potential contributions are important to the success of the Company and its Subsidiaries by offering them an opportunity to participate in the Company’s future performance through Awards. Capitalized terms not defined in the text are defined in Section 25.
2.     SHARES SUBJECT TO THIS PLAN.
2.1    Number of Shares Available for Awards. Subject to Sections 2.2, 2.3, 2.4 and 19, the aggregate number of Shares that have been reserved pursuant to this Plan is 13,500,000 Shares (including for Incentive Stock Options) plus any Shares authorized for grants or subject to Awards under the Electronic Arts Inc. 2000 Equity Incentive Plan, as amended and restated on July 28, 2016 (the “Prior Plan”) that are not issued or delivered to a Participant for any reason, including, without limitation, Shares subject to an Award that terminates, expires, or lapses for any reason, or that is settled in cash. Any Shares distributed pursuant to an Award may consist in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market.
2.2    Share Usage. Any Shares that are subject to Awards of Options or SARs or other Award that is not a Full-Value Award shall be counted against this limit as one (1) Share for every one (1) Share granted or subject to grant for any such Award. Any Shares that are subject to a Full-Value Award (other than Options or SARs) shall be counted against this limit as 1.43 Shares for every one (1) Share granted or subject to grant for any such Award. To the extent that an Award terminates, expires, or lapses for any reason, or that is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award. Any Shares that become available for the grant of Awards pursuant to this Section 2.2 shall be added back as one (1) Share if such Shares were subject to Options or SARs granted under this Plan and as 1.43 Shares if such Shares were subject to Full-Value Awards granted under this Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Section 2.2: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (ii) Shares tendered by a Participant or withheld by the Company in payment of the Exercise Price of an Option or a SAR; (iii) Shares tendered by a Participant or withheld by the Company to satisfy any Tax-Related Items withholding obligation with respect to an Award; and (iv) Shares repurchased by the Company on the open market with the proceeds of the Exercise Price from Options. The payment of Dividend Equivalent Rights, if any, in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under this Plan. Notwithstanding the provisions of this Section 2.2, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
2.3    Substitute Awards. To the extent permitted by applicable securities law or any rule of the securities exchange on which the Shares are then listed or traded, Substitute Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against Shares available for grant pursuant to this Plan. Additionally, to the extent permitted by applicable securities law or any rule of the securities exchange on which the Shares are then listed or traded, in the event that an entity acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the Shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares of the entities party to such acquisition or combination) may, at the discretion of the Committee, be used for Substitute Awards under this Plan in lieu of awards under the applicable pre-existing plan of the other company and shall not reduce the Shares authorized for grant under this Plan; provided that Substitute Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors of the Company or any Subsidiary prior to such acquisition or combination.
2.4    Adjustment of Shares. In the event of any increase, decrease or change in the number or characteristic of outstanding Shares of the Company effected without receipt of consideration by the Company or by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change in Control, or similar event, the Committee may substitute or adjust proportionately, as the Committee in its sole discretion deems equitable (a) the aggregate number and kind of Shares that may be issued under this Plan (including, but not limited to, adjustments of the limitations in Section 2.1); (b) the number and kind of securities subject to outstanding Awards; (c) the terms and conditions of any outstanding Awards (including, without limitation, any applicable Performance Factors or criteria with respect thereto); and (d) the Exercise Price or purchase price per Share for any outstanding Awards under this Plan, subject to any required action by the Board or the stockholders of the Company and compliance with Applicable Laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee in its sole discretion. Any adjustment affecting an Award that is subject to Section 409A of the Code shall be made consistent with the requirements of Section 409A.
3.     ELIGIBILITY AND PARTICIPATION.
3.1    Eligibility. Unless otherwise set forth in Section 5.5, each Eligible Individual shall be eligible to be granted one or more Awards.
3.2    Participation. Subject to the provisions of this Plan, the Committee, from time to time, may select from among all Eligible Individuals those to whom Awards shall be granted, and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan and the grant of an Award to an Eligible Individual shall not imply any entitlement to receive future Awards.
4.     ADMINISTRATION.
4.1    Committee Authority. This Plan will be administered by the Committee. The Committee will have the authority to:
(a)    construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)    prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)    select Eligible Individuals to receive Awards;
(d)    determine the terms and conditions of any Award, including, without limitation, the vesting, exercisability and payment of Awards, whether the Awards are subject to any Performance Goals or Performance Factors; the effect of a Participant's leave of absence or Termination of Service on any Award, and accelerations or waivers thereof, any provisions related to recoupment of an Award or a gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;
(e)    determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, or surrendered;
(f)    determine the number of Shares or other consideration subject to Awards;
(g)    determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Subsidiary;
(h)    establish, adopt or revise any rules and regulations, including adopting sub-plans to this Plan, for the purposes of facilitating compliance with foreign laws, easing the administration of this Plan and/or taking advantage of tax-favorable treatment for Awards granted to Participants outside the U.S., in each case as it may deem necessary or advisable;
(i)    correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(j)    determine whether a Performance-Based Award has been earned; and
(k)    prescribe the form of each Award Agreement, which need not be identical for each Participant and may vary for Participants within and outside of the U.S.; and
(l)    make all other determinations necessary or advisable for the administration of this Plan.
4.2    Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan.

4.3    Action by the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of this Plan.
4.4     Delegation of Authority. To the extent permitted by Applicable Laws, the Committee, from time to time, may delegate to a committee of one or more members of the Board or to one or more officers of the Company the authority to (i) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan, and (ii) grant an Award under this Plan to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Non-Employee Directors) to whom authority have been delegated pursuant to the foregoing clauses (i) and (ii). Furthermore, if the authority to grant or amend Awards has been delegated to a committee pursuant and subject to the preceding sentence, such authority may be further delegated by such committee to one or more officers of the Company. For the avoidance of doubt, provided it meets the limitations of this Section 4.4, any delegation hereunder shall include the right to modify Awards as necessary to accommodate changes in Applicable Laws or regulations, including, without limitation, in jurisdictions outside the U.S. Furthermore, any delegation hereunder shall be subject to the restrictions and limitations that the Committee specifies at the time of such delegation, and the Committee may rescind at any time the authority so delegated and/or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.4 shall serve in such capacity at the pleasure of the Committee.
5.     OPTIONS. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions, and the Committee may specify such additional terms and conditions as:
5.1    Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 2.4, the per-Share exercise price for any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant.
5.2    Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under this Plan shall not exceed ten (10) years. The Committee also shall specify the vesting conditions, if any, as it deems appropriate that must be satisfied before all or part of an Option may be exercised. The vesting conditions, if any, may be based on, among other conditions, a Participant’s continued Service, the attainment of Performance Goals, or a combination of both.
5.3    Payment. The Committee shall determine the methods by which the exercise price of an Option and any applicable withholding of Tax-Related Items may be paid, including the following methods: (i) cash or check; (ii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise of the Option) which have a Fair Market Value on the date or surrender of attestation equal to the aggregate exercise price of the Shares as to which the Option is to be exercised; (iii) promissory note from a Participant to the Company or a third-party loan guaranteed by the Company (in either case, with such loan bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code or similar local tax law); (iv) through the delivery of a notice that a Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; (v) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus withholding taxes, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable withholding taxes) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee; (vi) other property acceptable to the Committee; or (vii) any combination of the foregoing methods of payment. The Award Agreement will specify the methods of paying the exercise price available to each Participant. The Committee also shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of this Plan to the contrary, no Participant who is a Non-Employee Director or an “executive officer” of the Company within the meaning of Item 401(b) of Regulation S-K of the Securities Act or Sections 16a-1(f) and 3b-7 of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

5.4    Exercise of Option.
(a)    Procedure for Exercise. An Option may not be exercised for a fraction of a Share. An Option shall be deemed exercised when the Company receives: (A) a notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (B) full payment for the Shares with respect to which the Option is exercised (together with applicable Tax-Related Items). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option shall be issued in the name of a Participant.
(b)    Termination of Service. If a Participant's Service is Terminated, including as a result of a Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the Termination Date (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Committee, if on the date of Termination of Service, a Participant is not vested as to his or her entire Option, the unvested portion of the Option shall be forfeited, and the Shares covered by the unvested portion of the Option shall revert to this Plan. If, after Termination of Service, a Participant does not exercise his or her Option within the time specified by the Committee, the Option shall terminate, and the Shares covered by such Option shall revert to this Plan.
5.5    Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or any “subsidiary corporation,” as defined in Section 424(f) of the Code and any applicable U.S. Department of Treasury regulations promulgated thereunder, of the Company, and the terms of any Incentive Stock Options, in addition to the requirements of Sections 5.1 through 5.4 must comply with the provisions of this Section 5.5.
(a)    Expiration. Subject to Section 5.5(c) an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:
(i)    Ten (10) years from the date of grant, unless an earlier time is set in the Award Agreement;
(ii)    Three (3) months after a Participant's Termination Date on account of any reason other than death or Disability (within the meaning of Section 22(e)(3) of the Code); and
(iii)    One (1) year after the date of a Participant’s Termination of Service on account of death or Disability (within the meaning of Section 22(e)(3) of the Code).
(b)    Dollar Limitation. The aggregate Fair Market Value of all Shares underlying an Incentive Stock Option may not exceed US$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision at the time the Incentive Stock Option is first exercisable by a Participant in any given calendar year. The US$100,000 limit is determined based on the aggregate Fair Market Value of the Option on the date the Incentive Stock Option is granted, not at the time the Option is exercisable by a Participant. If the Incentive Stock Option is first exercisable by a Participant in excess of such limitation, the excess shall be considered a Non-Qualified Stock Option.
(c)    Ten Percent Owners. An Incentive Stock Option may be granted to any individual who, at the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Shares of the Company only if such Incentive Stock Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Incentive Stock Option is exercisable for no more than five (5) years from the date of grant.
(d)    Notice of Disposition. A Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date of grant of such Incentive Stock Option or (ii) one (1) year after the transfer of such Shares to the Participant.
(e)    Right to Exercise. During a Participant’s lifetime, only the Participant may exercise an Incentive Stock Option.
(f)    Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.
5.6    Substitution of SARs. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such substitution complies with Section 2 of this Plan and that the SAR shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.
6.     RESTRICTED STOCK. The Committee is authorized to grant Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock and subject to execution of the Award Agreement, a Participant shall become a stockholder of the Company with respect to all Shares subject to the Restricted Stock and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive dividends and other distributions made with respect to such Shares.
6.1    Purchase Price. At the time of the grant of Restricted Stock, the Committee shall determine the price, if any, to be paid by a Participant for each Share subject to the Restricted Stock.
6.2    Issuance, Vesting and Restrictions. The Committee shall determine the vesting or other conditions, if any, and such other restrictions on transferability and other restrictions to which Restricted Stock may or may not be subject (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends and other distributions on the Restricted Stock). The vesting conditions may be based on, among other vesting conditions, a Participant’s continued Service, the attainment of Performance Goals, or a combination of both.
6.3    Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon Termination of Service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.
6.4    Legend. Restricted Stock granted pursuant to this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are issued in the name of a Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
7.     RESTRICTED STOCK UNITS. The Committee is authorized to grant Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee.
7.1    Vesting Conditions. A Participant receiving a Restricted Stock Unit Award shall not possess the rights of a stockholder of the Company with respect to the Shares subject to such grant are settled and have been issued to a Participant. The Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on, among other vesting conditions, a Participant’s continued Service, the attainment of Performance Goals, or a combination of both.
7.2    Purchase Price. At the time of the grant of Restricted Stock Units, the Committee shall determine the price, if any, to be paid by a Participant for each Share subject to the Restricted Stock Units.
7.3    Form and Time of Settlement. The Committee shall specify the settlement date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date, or it may be deferred to any later date, subject to compliance with Section 409A of the Code in the case of Restricted Stock Units granted to a U.S. taxpayer, as applicable. On the settlement date, subject to satisfaction of applicable Tax-Related Items withholding (as further set forth in Section 13), the Company shall issue or transfer to a Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case less applicable withholding of Tax-Related Items (as further set forth in Section 13). Until a Restricted Stock Unit is settled, the number of Restricted Stock Units shall be subject to adjustment pursuant to Section 2.4.
7.4    General Creditors. A Participant who has been granted Restricted Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Stock Units.
8.     STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights, or SARs, to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:
8.1    Exercise Price. The Exercise Price per Share subject to a SAR shall be determined by the Committee and set forth in the Award Agreement but shall be no less than 100% of the Fair Market Value per Share.
8.2    Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part; provided that the term of any SAR granted under this Plan shall not exceed ten years. The Committee shall also determine the Performance Goals or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised.
8.3    Payment and Limitations on Exercise. A SAR shall entitle a Participant (or other person entitled to exercise the SAR pursuant to this Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the SAR is exercised over (B) the Exercise Price of the SAR and (ii) the number of Shares with respect to which the SAR is exercised, less applicable withholding of Tax-Related Items (as further set forth in Section 13), subject to any limitations the Committee may impose. Payment of the amounts determined under this Section shall be in cash, in Shares (based on the Fair Market Value of the Shares as of the date the SAR is exercised) or a combination of both, as determined by the Committee and set forth in the Award Agreement.
9.     OTHER SHARE-BASED AWARDS. Subject to limitation under Applicable Laws, the Committee is authorized under this Plan to grant Awards (other than Options, Restricted Stock, Restricted Stock Units and SARs) to Eligible Individuals subject to the terms and conditions set forth in this Section 9 and such other terms and conditions as may be specified by the Committee that are not inconsistent with the provisions of this Plan and that, by their terms, involve or might involve the issuance of, consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise relate to, Shares. The Committee may also grant Shares as a bonus, or may grant other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or other property under this Plan or other plans or compensatory arrangements. The terms and conditions applicable to such other Awards shall be determined from time to time by the Committee and set forth in an applicable Award Agreement. The Committee may establish one or more separate programs under this Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time.
9.1    Exercise Price. The Committee may establish the exercise price, if any, of any Other Share-Based Award granted pursuant to this Section 9; provided that such exercise price shall not be less than the Fair Market Value of a Share on the date of grant for an Award that is intended to be exempt from Section 409A of the Code.
9.2    Form of Payment. Payments with respect to any Awards granted under Section 9 shall be made in cash or cash equivalent, in Shares or any combination of the foregoing, as determined by the Committee.
9.3    Vesting Conditions. The Committee shall specify the date or dates on which the Awards granted pursuant to this Section shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on, among other vesting conditions, a Participant’s continued Service, the attainment of Performance Goals, or a combination of both.
9.4    Term. Except as otherwise provided herein, the Committee shall set, in its discretion, the term of any Award granted pursuant to this Section; provided that the term of any Award granted pursuant to this Section shall not exceed ten (10) years.
10.    GRANTS TO NON-EMPLOYEE DIRECTORS.
10.1    Types of Awards and Shares. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except Incentive Stock Options. Awards pursuant to this Section 10 may be automatically made pursuant to policy adopted by the Board or the Committee, or made from time to time as determined in the discretion of the Board or the Committee.
10.2    Eligibility. Awards pursuant to this Section 10 shall be granted only to Non-Employee Directors. A Non-Employee Director who is appointed, elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 10.
10.3    Vesting, Exercisability and Settlement.
(a)    Except as set forth in Section 10.3(b), Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
(b)    Notwithstanding any provision to the contrary, in the event of a corporate transaction described in Section 19.1, the vesting of all Awards granted to Non-Employee Directors pursuant to this Section 10 will accelerate and such Awards will become exercisable (to the extent applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any Awards not exercised within such three-month period shall expire.
10.4    Shares in Lieu of Cash Compensation. Each Non-Employee Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him or her as a director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board) and to receive in lieu thereof Shares, provided such election complies with Section 409A of the Code. On such election, the cash compensation otherwise payable will be increased by 10% for purposes of determining the number of Shares to be credited to such Non-Employee Director. If a Non-Employee Director so elects to receive Shares in lieu of cash, there shall be credited to such Non-Employee Director a number of Shares equal to the amount of the cash compensation so reduced (increased by 10% as described in the preceding sentence) divided by the Fair Market Value on the day in which the compensation would have been paid in the absence of such election.
10.5    Maximum Awards. No Non-Employee Director may be granted, in any fiscal year of the Company, Awards with a grant date fair value of more than US$1,200,000 in aggregate whereby (1) Shares in lieu of cash compensation may not have a grant date fair value in excess of US$600,000; and (2) a service Award may not have a grant date fair value in excess of US$600,000. Grant date fair value is determined as of the grant date of the Award or Shares in lieu of cash compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).
11.    FORFEITURE OR CLAWBACK OF AWARDS. Notwithstanding anything to the contrary contained herein, and in accordance with Applicable Laws, an Award Agreement may provide that the Award shall be forfeited or canceled if a Participant engages in activity that is in conflict with or adverse to the interest of the Company or its Subsidiaries (including conduct contributing to financial restatements, material noncompliance in the financial reports requirements or similar financial or accounting irregularities), as determined by the Committee in its sole discretion. Subject to Applicable Laws, the Committee may provide in an Award Agreement that if within the time period specified in the Award Agreement a Participant engages in an activity referred to in the preceding sentence, a Participant will forfeit any gain realized with respect to the Award and must repay such gain to the Company. Notwithstanding this Section 11, any Award Agreement evidencing Awards to an Eligible Individual shall provide for repayment on forfeiture as may be required to comply with the requirement of any applicable securities law, including any securities exchange on which the Shares are listed or traded, as may be in effect from time to time.
12.    FOREIGN AWARDS AND RIGHTS. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in countries and other jurisdictions in which the Company and its Subsidiaries have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Individuals to comply with Applicable Laws of jurisdictions where Eligible Individuals reside; (ii) establish sub-plans and determine the Exercise Price, exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limits contained in Section 2 or otherwise require stockholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under this Plan or on Termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to a Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to this Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may restrict the sale of Shares and/or modify the Change in Control and adjustments provisions of this Plan to the extent necessary to comply the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, or any securities law.
13.     WITHHOLDING TAXES. The Company and its Subsidiaries each shall have the authority and right to deduct or withhold or require a Participant to remit to the Company or any Subsidiary, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from a Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on a Participant’s behalf; or (iii) in the Committee’s sole discretion and in satisfaction of the foregoing requirement, by withholding Shares otherwise issuable under an Award (or allow the return of Shares). No Shares shall be delivered hereunder to any Participant or other person until a Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholdings obligations with respect to any taxable event concerning a Participant or such other person arising as a result of this Plan.

14.     PRIVILEGES OF STOCK OWNERSHIP. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to a Participant. After Shares are issued to a Participant, a Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive any dividends or other distributions made or paid with respect to such Shares; provided, however, that if such Shares are Restricted Stock, then any new, additional or different securities a Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock.
15.     EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards; provided, however, that no such exchange program may, without the approval of the Company’s stockholders, allow for the cancellation of an outstanding Option or SAR followed by its replacement with a new Option or SAR having a lower Exercise Price. The Committee may, subject to approval by the Company’s stockholders, at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and a Participant may agree.
16.     SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by government agencies, including government agencies in jurisdictions outside of the U.S., in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the Shares under any Applicable Laws in the U.S. or in a jurisdiction outside of the U.S. or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participant. The Company shall be under no obligation to register, pursuant to the Securities Act or otherwise, any offering of Shares issuable under this Plan. If, in certain circumstances, the Shares paid pursuant to this Plan may be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.
17.     TRANSFERABILITY. No right or interest of a Participant in any Award, including Incentive Stock Options, may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by a Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Further, during a Participant’s lifetime, Incentive Stock Options, Non-Qualified Stock Options and/or SARs granted to a Participant shall be exercisable only by the applicable Participant, except, with respect to Non-Qualified Stock Options and SARs, as otherwise determined by the Committee. Notwithstanding the foregoing, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the affected Participant’s rights and receive any property distributable with respect to an Award upon a Participant’s death.
18.    PROVISIONS APPLICABLE TO AWARDS
18.1    Stand-Alone and Tandem Awards. Awards granted pursuant to this Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to this Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
18.2    Award Agreement. Awards under this Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award, not inconsistent with this Plan, which may include, without limitation, the term of an Award, the provisions applicable in the event a Participant’s Service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.
18.3    Dividend Equivalent Rights. Any Participant selected by the Committee may be granted Dividend Equivalent Rights based on the dividends, if any, declared on the Shares that are subject to any Restricted Stock Unit or any other Full Value Award, including any Performance-Based Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is vests or is settled, as determined by the Committee and set forth in the applicable Award Agreement. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. To the extent Shares subject to an Award (other than Restricted Stock) are subject to vesting conditions, any Dividend Equivalent Rights relating to such Shares shall either (i) not be paid or credited or (ii) be accumulated and subject to restrictions and risk of forfeiture to the same extent as the underlying Award with respect to which such cash, stock or other property has been distributed. For Shares of Restricted Stock that are subject to vesting, dividends shall be accumulated and shall not be paid until the underlying Restricted Stock is vested, and shall be subject to any restrictions and risk of forfeiture to which the underlying Restricted Stock is subject. For the avoidance of doubt, Dividend Equivalent Rights or dividends may not be granted on the Shares that are subject to any Option or SAR.
18.4    Stock Certificates; Book Entry Procedures. Any certificates evidencing Shares delivered pursuant to this Plan are subject to any restrictions as the Committee deems necessary or advisable to comply with Applicable Laws, including the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. Notwithstanding any other provision of this Plan, unless otherwise determined by the Committee or required by Applicable Laws, rules or regulations, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
18.5    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website, intranet or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
18.6    No Obligation to Employ. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.
18.7    Non-exclusivity of this Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board or the Committee to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
19.     CHANGE IN CONTROL.
19.1    Assumption or Replacement of Awards. In the event of a Change in Control, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by Participants, substantially similar shares or other property. The portion of any Incentive Stock Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Stock Option only to the extent the applicable US$100,000 limitation is not exceeded. To the extent such U.S. dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Non-Qualified Option.
19.2    Treatment of Awards That are not Assumed or Replaced. Notwithstanding anything contrary in this Plan or the Electronic Arts Inc. Change in Control Plan, and provided that any applicable Award Agreement does not expressly preclude the following from applying, if a Change in Control occurs and Awards that vest solely on a Participant’s continued Service are not converted, assumed, substituted or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then immediately prior to the Change in Control the Awards shall become fully vested and/or exercisable and all forfeiture restrictions on such Awards shall lapse and, immediately following the consummation of such Change in Control, all such Awards, including any un-exercised Awards shall terminate and cease to be outstanding. Performance-Based Awards shall be subject to the provisions of the Award Agreement governing the impact of a Change in Control, provided that any such provisions in the Award Agreement are consistent with the terms of this Plan.
19.3    Termination of Service. Where Awards are assumed or continued after a Change in Control, the Committee may further provide that the vesting of one or more Awards will automatically accelerate upon a Participant's involuntary Termination of Service within a designated period following the effective date of such Change in Control.

Any such Award shall accordingly, upon a Participant's involuntary Termination of Service in connection with a Change in Control, become fully vested and/or exercisable and all forfeiture restrictions on such Award shall lapse.
19.4    Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 19 or under an employment agreement or other compensation arrangement of the Company, in the event of the occurrence of any transaction described in Section 19.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.
20.    EFFECTIVE AND EXPIRATION DATE.
20.1    Plan Effective Date. This Plan was approved by the Board on May 16, 2019 and shall become effective on the Effective Date.
20.2    Expiration Date. This Plan will continue in effect until the earlier of the twentieth anniversary of the Effective Date or the date this Plan is terminated by the Board or the Committee, except that no Incentive Stock Options may be granted under this Plan after the tenth (10th) anniversary of the Effective Date. Any Awards that are outstanding on the date this Plan terminates shall remain in force according to the terms of this Plan and the applicable Award Agreement.
21.     GOVERNING LAW. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws.
22.     AMENDMENT OR TERMINATION OF PLAN. The Committee shall have the authority to amend or modify the terms and conditions of, or suspend or cancel any outstanding Award consistent with this Plan. The Board or Committee may amend, suspend or terminate this Plan at any time; provided, however, that the Board or the Committee shall not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval under the NASDAQ National Market or other securities exchange listing requirements then applicable to the Company including, other than pursuant to Section 16, (i) increasing the benefits accrued to Participants, (ii) increasing the number of Shares which may be issued under this Plan, (iii) modifying the requirements for participation in this Plan to allow additional individuals to participate, or (iv) except in connection with an adjustment or Change in Control as set forth in Sections 2 or 19, amending an Option or SAR to reduce the Exercise Price to below the Fair Market Value of the Shares on the original date of grant or canceling, substituting, exchanging, replacing, buying out or surrendering Options or SARs at a time when the Fair Market Value of the Shares is less than the Exercise Price of such Option or SARs in exchange for cash, or the grant of other Awards or for Options or SARs with an Exercise Price below the Fair Market Value of the Shares on the original date of grant
23.    COMPLIANCE WITH SECTION 409A OF THE CODE FOR U.S. TAX PAYERS. This Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of this Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Anything in this Plan to the contrary notwithstanding, if an Award constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s Termination of Service shall not be made to a Participant unless a Participant’s Termination of Service constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to a Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of a Participant’s separation from service or (b) the date of a Participant’s death, if a Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to a Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon a Participant’s death).
24.    SEVERABILITY. If any provision of this Plan or the application of any provision hereof to any person or circumstance is held to be invalid or unenforceable, the remainder of this Plan and the application of such provision to any other person or circumstance shall not be affected, and the provisions so held to be unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

25.     DEFINITIONS. Wherever the following terms are used in this Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
“Applicable Laws” means requirements relating to the administration of equity-based and cash-based awards, as applicable, and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state and non-U.S. securities laws, the Code, any securities exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under this Plan.
“Award” means an Option, Restricted Stock Unit, Restricted Stock, a Stock Appreciation Right, or an Other Share-Based Award granted to a Participant pursuant to this Plan.
“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and a Participant setting forth the terms and conditions of the Award.
“Board” means the Board of Directors of the Company.
“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:
(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the then outstanding common stock of the Company or (B) the total voting power represented by the Company’s then outstanding voting securities; or
(ii)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, which would result in the common stock or voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the outstanding shares or common stock or total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such sale or disposition; or
(iii)    The consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company by virtue of the closing or effective date of such merger or consolidation with any other corporation, other than a merger or consolidation which would result in the common stock or voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the outstanding shares or common stock or total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iv)    A change in the composition of the Board during any twelve-month period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
(v)    For the avoidance of doubt, a transaction shall not constitute a Change in Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Company (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board (or if no such committee is appointed, the Board, provide that a majority of the Board members are "independent directors" for the purpose of the rules and regulations of the Nasdaq Stock Market or such other principal securities exchange or market on which the Shares are then listed or traded).
“Common Stock” means the common stock of the Company, par value US$0.01 per Share.

“Company” means Electronic Arts Inc. or any successor corporation.
“Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.
“Director” means a member of the Board.
“Disability” means, unless otherwise provided in an Award Agreement, that a Participant would qualify to receive benefit payments under the long-term disability plan or policy, as it may be amended from time to time, of the Company or the Subsidiary to which a Participant provides Service regardless of whether a Participant is covered by such policy. If the Company or the Affiliate to which a Participant provides Service does not have a long-term disability policy, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by a Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion. Notwithstanding the foregoing, (a) for purposes of Incentive Stock Options granted under this Plan, “Disability” means that a Participant is disabled within the meaning of Section 22(e)(3) of the Code, and (b) with respect to an Award that is subject to Section 409A of the Code where the payment or settlement of the Award will accelerate as a result of a Participant’s Disability, solely for purposes of determining the timing of payment, no such event will constitute a Disability for purposes of this Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A of the Code.
“Dividend Equivalent Right” means a right to receive, in such form and on such terms as the Committee may determine, the equivalent value of a dividend or distribution paid by the Company, if any on one of its Shares (in cash or in Shares), that would be payable on the number of Shares subject to a Full-Value Award.
“Eligible Individual” means any natural person who is an Employee, Consultant or a Director, as determined by the Committee.
“Employee” means an individual, including an officer or Director, who is treated as an employee in the personnel records of the Company or a Subsidiary and providing Service to the Company or the Subsidiary. Neither services as a Director nor payment of a director’s fee by the Company or a Subsidiary shall be sufficient to constitute “employment” by the Company or a Subsidiary.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exercise Price” means the price at which a holder of an Option or a SAR, as the case may be, may purchase the Shares issuable upon exercise of such Option or SAR.
“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(a)    if such Common Stock is then quoted on the NASDAQ National Market, its closing price on the NASDAQ National Market on the date of determination as reported in The Wall Street Journal;
(b)    if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;
(c)    if such Common Stock is publicly traded but is not quoted on the NASDAQ National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or
(d)    if none of the foregoing is applicable, by the Committee in good faith.
Notwithstanding the foregoing, for income tax reporting purposes under U.S. federal, state, local or non-U.S. law and for such other purposes as the Committee deems appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award, the Fair Market Value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
“Family Member” includes any of the following:
(a)    child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a Participant, including any such person with such relationship to a Participant by adoption;
(b)    any person (other than a tenant or employee) sharing a Participant’s household;
(c)    a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d)    a foundation in which the persons in (a) and (b) or a Participant control the management of assets; or
(e)    any other entity in which the persons in (a) and (b) or a Participant own more than fifty percent of the voting interest.
“Full-Value Award” means any Award other than an (i) Option, (ii) SAR or (iii) other Award for which a Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Shares, determined as of the date of grant.
“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.
“Option” means an award of an option to purchase Shares at a specified Exercise Price pursuant to Section 5.
“Other Share-Based Award” shall mean an Award granted pursuant to Section 9.
“Non-Employee Director” means a member of the Board who is not an Employee.
“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
“Participant” means an Eligible Individual who receives an Award under this Plan.
“Performance-Based Award” means an Award that is subject, in whole or in part, to Performance Factors.
“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the Performance Goals established by the Committee with respect to applicable Awards have been satisfied:
(a)    Profit Before Tax;
(b)    Revenue (on an absolute basis or adjusted for currency effects);
(c)    Net revenue;
(d)    Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);
(e)    Operating income;
(f)    Operating margin;
(g)    Operating profit;
(h)    Controllable operating profit, or net operating profit;
(i)    Net Profit;
(j)    Gross margin;
(k)    Operating expenses or operating expenses as a percentage of revenue;
(l)    Net income;
(m)    Earnings per share;
(n)    Total stockholder return;
(o)    Market share;
(p)    Return on assets or net assets;
(q)    The Company’s stock price
(r)    Growth in stockholder value relative to a pre-determined index;
(s)    Return on equity;
(t)    Return on invested capital;
(u)    Cash Flow (including free cash flow or operating cash flows)
(v)    Cash conversion cycle;
(w)    Economic value added;
(x)    Individual confidential business objectives;

(y)    Contract awards or backlog;
(z)    Overhead or other expense reduction;
(aa)    Credit rating;
(ab)    Strategic plan development and implementation;
(ac)    Succession plan development and implementation;
(ad)    Improvement in workforce diversity;
(ae)    Customer indicators;
(af)    New product invention or innovation
(ag)    Attainment of research and development milestones;
(ah)    Improvements in productivity;
(ai)    Attainment of objective operating goals and employee metrics.
The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
“Performance Goals” means, for a Performance Period, the Performance Factors established in writing by the Committee for the Performance Period based upon the Performance Factors that the Committee, in its sole discretion, selects. The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals.
“Performance Period” means the period of service determined by the Committee, which shall be no less than one calendar quarter nor more than five years (unless tied to a specific and objective milestone or event), during which time of service or performance is to be measured for Awards.
“Plan” means this Electronic Arts Inc. 2019 Equity Incentive Plan, as amended from time to time.
“Restricted Stock” means an award of Shares that are subject to restrictions pursuant to Section 6.
“Restricted Stock Unit” means an award of the right to receive, in cash or Shares, the value of a share of the Company’s Common Stock pursuant to Section 7.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Service” means service as an Employee, Consultant or Non-Employee Director. Except as otherwise determined by the Committee in its sole discretion, a Participant’s Service terminates when a Participant ceases to provide services to the Company or a Subsidiary. The Committee shall determine which leaves shall count toward Service and when Service terminates for all purposes under this Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which a Participant provides Service to the Company or a Subsidiary, or a transfer between entities, provided that there is no interruption or other Termination of Service in connection with a Participant’s change in capacity or transfer between entities (except as may be required to effect the change in capacity or transfer between entities). For purposes of determining whether an Option is entitled to Incentive Stock Option status, an Employee’s Service shall be treated as terminated ninety (90) days after such Employee goes on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract.
“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19, and any successor security.
“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with a related Option that pursuant to Section 8 is designated as a SAR.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Substitute Award” means an Award or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

“Tax-Related Items” means any U.S. federal, state, and/or local taxes and any taxes imposed by a jurisdiction outside of the U.S. (including, without limitation, income tax, social insurance and similar contributions, payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other taxes related to participation in this Plan and legally applicable to a Participant, including any employer liability for which a Participant is liable pursuant to Applicable Laws or the applicable Award Agreement).
“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that a Participant has for any reason ceased to provide Services as an Employee, Consultant or Director. An employee will not be deemed to have ceased to provide services in the case of a leave of absence pursuant to Applicable Laws or pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which a Participant ceased to provide services (the “Termination Date”).

APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELECTRONIC ARTS INC.

ARTICLE I

The name of the corporation is Electronic Arts Inc. (the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The ~~Company~~ Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock of all classes which the Company is authorized to issue is 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share. ~~Effective upon the filing of this Amended and Restated Certificate of Incorporation, each share of Class A Common Stock outstanding immediately prior thereto shall thereupon automatically be re-classified as one share of Common Stock (and outstanding certificates that had theretofore represented shares of Class A Common Stock shall thereupon represent an equivalent number of shares of Common Stock despite the absence of any indication thereon to that effect). Effective upon the filing of this Amended and Restated Certificate of Incorporation, each share of Class B Common Stock outstanding immediately prior thereto shall thereupon automatically be converted into 0.001 of a share of Common Stock (and outstanding certificates that had theretofore represented shares of Class B Common Stock shall thereupon represent the number of shares of Common Stock they have been converted into despite the absence of any indication thereon to that effect). No fractional share shall be issued in connection with the foregoing conversion of Class B Common Stock and all shares of Class B Common Stock so converted that are held by a stockholder will be aggregated and combined subsequent to the foregoing conversion and the Company shall pay in cash the fair value of such fractional shares remaining after such aggregation, as determined in good faith by the Company’s Board of Directors when those entitled to receive such fractional shares are determined.~~

The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding).

ARTICLE V

The stockholders of the Company shall have the power to adopt, amend or repeal the Bylaws. The Board of Directors of the Company shall also have the power to adopt, amend or repeal Bylaws of the Company, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

ARTICLE VI

Election of Directors need not be by written ballot unless a stockholder demands election by written ballot at a stockholder meeting and before voting begins, or unless the Bylaws of the Company shall so provide.

B-1

ARTICLE VII

A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transactions from which the Director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Any action required or permitted to be taken by the stockholders of the Company must be taken at a duly called annual or special meeting of such holders and may not be taken by consent in writing by such holders. Except as otherwise ~~provided for herein or~~ required by law, special meetings of stockholders of the Company for any purpose or purposes may be called only (i) by the Chairman of the Board of Directors pursuant to a resolution stating the purpose or purposes thereof~~, and stockholders shall not have any power to call a special meeting.~~ or (ii) by the Board of Directors upon written request by one or more stockholders owning, in the aggregate, at least 25% of the Company’s outstanding shares entitled to vote on the matter or matters to be brought before the proposed special meeting, determined in accordance with the provisions of the Company’s Bylaws, and who otherwise comply with such other requirements and procedures set forth in the Company’s Bylaws, as now or hereinafter in effect.

B-2

ELECTRONIC ARTS INC.
209 REDWOOD SHORES PARKWAY
REDWOOD CITY, CA 94065-1175
ATTN: STOCK ADMINISTRATION DEPARTMENT

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 7, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials and help conserve natural resources, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 7, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E81934-P25542

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELECTRONIC ARTS INC.

The Board of Directors recommends you vote FOR the following:

1. Election of the nine (9) Directors proposed in the accompanying Proxy Statement to serve for a one-year term.

Nominees:	For	Against	Abstain
1a. Leonard S. Coleman	☐	☐	☐
1b. Jay C. Hoag	☐	☐	☐
1c. Jeffrey T. Huber	☐	☐	☐
1d. Lawrence F. Probst	☐	☐	☐
1e. Talbott Roche	☐	☐	☐
1f. Richard A. Simonson	☐	☐	☐
1g. Luis A. Ubinas	☐	☐	☐
1h. Heidi J. Ueberroth	☐	☐	☐
1i. Andrew Wilson	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3, 4 and 5.

The Board of Directors recommends you vote AGAINST Proposal 6.

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, FOR PROPOSALS 2, 3, 4 AND 5 AND AGAINST PROPOSAL 6. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E81935-P25542

ELECTRONIC ARTS INC.
PROXY FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the "Company"), hereby appoints Andrew Wilson, Blake Jorgensen, and Jacob Schatz, or any of them, proxies and attorneys-in-fact, each with the power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2019 Annual Meeting of Stockholders of the Company to be held at the Company's headquarters, 209 Redwood Shores Parkway, Building 250, Redwood City, CA 94065 on August 8, 2019, at 2:00 P.M., or at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, FOR PROPOSALS 2, 3, 4 AND 5 AND AGAINST PROPOSAL 6. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side